As filed with the Securities and Exchange Commission on December 22, 2004


                                                     Registration No. 333-118242
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                          AMENDMENT NO. 3 TO FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       POWERHOUSE TECHNOLOGIES GROUP, INC.
                 (Name of small business issuer in its charter)

          DELAWARE                        7372                    94-3334052
 (State or jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
      incorporation or         Classification Code Number)   Identification No.)
       organization)

                          2694 BISHOP DRIVE, SUITE 270
                          SAN RAMON, CALIFORNIA, 94583
                                 (925) 328-1100
          (Address and telephone number of principal executive offices and principal place of business)

                                   JAY ELLIOT
                          2694 BISHOP DRIVE, SUITE 270
                          SAN RAMON, CALIFORNIA, 94583
                                 (925) 328-1100
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                             GERALD A. EPPNER, ESQ.
                        CADWALADER, WICKERSHAM & TAFT LLP
                                 100 MAIDEN LANE
                               NEW YORK, NY 10038

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434 under the Securities Act of 1933, as amended, check the following box. [ ]

                                 CALCULATION OF REGISTRATION FEE

      TITLE OF EACH                               PROPOSED MAXIMUM
 CLASS OF SECURITIES TO      DOLLAR AMOUNT         OFFERING PRICE           PROPOSED MAXIMUM          AMOUNT OF
      BE REGISTERED         TO BE REGISTERED          PER UNIT          AGGREGATE OFFERING PRICE  REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
   Common Stock,              $32,787,917               $3.55                 $32,787,917              $4,154
 $0.0001 par value              (1) (2)                                                                  (3)

(1) Includes: (i) 3,726,684 shares of Common Stock issuable upon conversion of the Company's Series A Senior Convertible Preferred Stock that were issued in connection with the Senior A Units Offering completed in August 2004; (ii) 1,220,233 shares of Common Stock issuable upon exercise of five-year warrants that were issued in connection with the Senior A Units Offering completed in August 2004; (iii) 68,559 shares of Common Stock issuable upon exercise of five-year warrants that were issued to Middlebury Capital, LLC in connection with the placement agency agreement between the Company and Middlebury Capital, LLC dated as of April 7, 2004; (iv) 264,775 shares of Common Stock issuable upon the conversion of shares of the Company's Series A Senior Convertible Preferred Stock, which shares are issuable upon exercise of five-year warrants that were issued to Middlebury Capital, LLC in connection with the placement agency agreement between the Company and Middlebury Capital, LLC, dated as of April 7, 2004; and (v) the re-sale of 217,938 shares of Common Stock issued in connection with the acquisition of First Person Software, Inc. completed in June 2004. Pursuant to the terms of separate registration rights agreements between the Company and certain purchasers of the Company's Series A Senior Units and the Company and the former stockholders of First Person Software, Inc., respectively, the Company agreed to register 1.5 times the sum of the foregoing securities.

(2) Also includes 988,689 additional shares of Common Stock issuable to the holders of the Company's Series A Senior Convertible Preferred Stock, which represents the Company's good-faith estimate of the number of shares that it may issue as a result of an election by the Company hereafter to pay annual dividends on the Series A Senior Convertible Preferred Stock in "kind" rather than in cash, if the Company makes such election. The Company has not made, or determined to make, any such election as of the date hereof.

(3) Of which $3,725 has been paid heretofore. The Registrant is relying upon paragraph (a) of Rule 457 of the Securities Act of 1933, as amended, in computing the registration fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS


PROSPECTUS
SUBJECT TO COMPLETION, DATED DECEMBER 22, 2004


                       POWERHOUSE TECHNOLOGIES GROUP, INC.
                                     [LOGO]
                        9,236,033 SHARES OF COMMON STOCK


This Prospectus relates to shares of common stock, par value $0.0001 per share, of PowerHouse Technologies Group, Inc. These shares of common stock are being offered solely by the selling stockholders listed on page 11 of this Prospectus. The manner in which the shares of common stock will be offered from time to time by the selling stockholders is discussed under the caption "Plan of Distribution" beginning on page 16.

The number of shares of common stock underlying the securities currently owned by the selling stockholders and covered by this Prospectus, other than shares that may be issued at the election of the Company to the holders of the Company's Series A Senior Convertible Preferred Stock to pay annual dividends in "kind" rather than in cash, represents 52.29% of the Company's issued and outstanding common stock as of October 12, 2004, after giving effect to the conversion of all outstanding securities that are convertible into common stock and the exercise of warrants exercisable for common stock.

The Selling Stockholders, Middlebury Capital, LLC and any underwriter, broker-dealer or agent that participates in the sale of the common stock or interests therein may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act of 1933. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933.

Expenses of this offer, estimated to be $54,154, other than any discounts, commissions or similar fees charged in connection with the sale of any share of common stock offered hereby, will be borne by the Company.

The Company's common stock currently trades on the Pink Sheets under the symbol "PWHT." On October 22, 2004, the last reported sale price of our common stock on the Pink Sheets was $5.05 per share.

INVESTING IN OUR COMMON STOCK INVOLVES CONSIDERABLE RISK. SEE THE DISCUSSION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is December 22, 2004.

                                TABLE OF CONTENTS


SUMMARY INFORMATION.........................................................................3
RISK FACTORS................................................................................4
DETERMINATION OF OFFERING PRICE............................................................11
SELLING STOCKHOLDERS.......................................................................11
PLAN OF DISTRIBUTION.......................................................................16
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...................................19
USE OF PROCEEDS............................................................................20
BUSINESS...................................................................................21
PROPERTY...................................................................................26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION..................................26
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS..............................36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................38
EXECUTIVE COMPENSATION.....................................................................39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................40
LEGAL PROCEEDINGS..........................................................................41
CAPITALIZATION.............................................................................42
DESCRIPTION OF SECURITIES..................................................................44
MISCELLANEOUS INFORMATION..................................................................50
FINANCIAL STATEMENTS.......................................................................51
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
  ACCOUNTING AND FINANCIAL DISCLOSURE......................................................85
EXPERTS....................................................................................86
LEGAL MATTERS..............................................................................86
INDEMNIFICATION OF OFFICERS AND DIRECTORS..................................................87
RECENT SALES OF UNREGISTERED SECURITIES....................................................87
EXHIBITS...................................................................................89
UNDERTAKINGS...............................................................................90


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS MAY BE USED ONLY
WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF SECURITIES.

                               SUMMARY INFORMATION


This summary highlights key aspects of the information contained elsewhere in this Prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire Prospectus carefully, especially the discussion of the risks associated with investing in our securities that appears under the caption "Risk Factors" beginning on page 4.


      The Offering
      ------------


This Prospectus relates to shares of common stock, par value $0.0001 per share (the "Common Stock"), of PowerHouse Technologies Group, Inc. (the "Company"). These shares of Common Stock are being offered solely by the selling stockholders listed on page 11 of this Prospectus (the "Selling Stockholders"). The manner in which the shares of Common Stock will be offered from time to time by the Selling Stockholders is discussed under the caption "Plan of Distribution" beginning on page 16. These shares were, or prior to their sale will have been, acquired by the Selling Stockholders in connection with private placements completed by the Company in 2003 and 2004, discussed under the caption "Selling Stockholders" beginning on page 11. This Prospectus also relates to the resale by Selling Stockholders of up to 988,689 additional shares of Common Stock that the Company estimates it will issue should it elect to pay to them certain dividends on its outstanding Series A Senior Convertible Preferred Stock in "kind" rather than cash. If the Company determines that its good faith estimate of such number of shares of Common Stock is insufficient to pay such dividends in "kind," the Company will promptly make available a new prospectus with respect to the additional shares of Common Stock issued by it for such purpose.


The Company is not selling any shares of Common Stock under this Prospectus and will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. However, the Company will receive the exercise price of the Senior A Preferred Warrants (as defined below) and Placement Agent Warrants (as defined below) if they are exercised by the Selling Stockholders, the proceeds of which will be used for working capital and general corporate purposes.

      The Company
      -----------

The Company is in the business of developing, acquiring and marketing computing software and infrastructure technologies designed to improve the way mobile information is personalized, secured, carried and accessed. Currently, the Company offers one product, the Migo(R). The Company was founded in May 2002 as PowerHouse Studios, Inc. ("PowerHouse Studios"). On May 19, 2003, PowerHouse Studios completed a business combination with Agate Technologies, Inc., a publicly traded company that thereupon became the predecessor of the Company ("Agate"). Following that transaction, Agate effected a 1:122 reverse stock split and changed its name to "PowerHouse Technologies Group, Inc."

On June 18, 2004, the Company completed a merger with First Person Software, Inc. ("First Person"), thereby acquiring the remaining 51% of First Person that it did not already own, in consideration of cash and shares of Common Stock (see the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" on page
30).

      Company Technology
      ------------------

The Company develops advanced synchronization, personalization and data storage and management software, as well as products that utilize that software. First Person is the developer of a patent pending software system created for external memory technology and a key component of the Company's first product, the "Migo."

      Company Product: The Migo(R)
      ----------------------------

The Company has developed the Migo, a compact personal computing system that combines the easy portability and functionality of Universal Serial Bus ("USB") memory-storage devices with the Company's advanced synchronization, personalization and data management and storage software. The Company believes that, in a manner similar to that in which the cellular phone revolutionized the way that many people communicate, the Migo has the potential to change the way people work with and away from their personal computers, whether in the office, at home, or from other remote locations while traveling. Small enough to fit conveniently on a key chain, the Migo is designed to improve the mobile computing experience by allowing computer users to easily transport the personalized desktop environment of their personal computers (complete with the same files, Microsoft(R) Outlook(R) e-mail, Internet Explorer favorites, wallpaper, presentations, photos, MP3 audio files and/or various other features) and then access that same environment by displaying it on any other Windows-based computer. In addition, the Migo is designed so that once it has been disconnected from a non-native computer through which a user's personalized environment has been accessed, no trace of the user's computer environment or its data will be left behind on that machine.

The Migo was launched through channel and value-added reseller distributors ("VARs") in November 2003 and first sales have occurred. The Migo software currently supports the Microsoft(R) Windows(R) operating system (Win 98SE to XP) and Outlook(R) email program. The Company is developing new products and upgrades to operate on Linux(R) and Mac(R) platforms, as well as other email clients (for example, Exchange, MSN(R) and Lotus Notes(R)).

Following the launch of the Migo in the US market last year, the Company received considerable positive press coverage, including coverage on major television channels (for example, CNN, CNBC and ABC), national and international newspapers (for example, The Wall Street Journal and The New York Times) and periodicals (for example, Business Week, Forbes and eWeek). The Company believes this favorable attention has helped the Company promote its product in its early stages.

The Migo has also received favorable recognition in the technologies-related industry and was reported in PC World's "Best USB Drive" product for 2004, Laptop Magazine Ultimate Choice's best "USB Memory Drive" for 2004, and "Best New Product Software" at the Exchange Tech Innovators 2003 Awards conference. In addition, the Company was voted one of the "Ten Technology Companies to Watch" in the banking/finance industry by Bank Technology News in 2003.

The Company is in the process of researching and developing a range of Migo devices, including larger capacity USB Mini Disks (2-5GB), USB watches, mobile cellular phones, PDAs and other mobile data communication platforms. The Company believes these products will have the potential for customized use across a broad range of industries, including healthcare, insurance, banking and financial services and education.

                                  RISK FACTORS

Investing in the Company's Common Stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this Prospectus, including our consolidated financial statements and related notes. The risks and uncertainties described below are those that we currently believe may materially affect the Company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect the Company. If any of the following risks actually occurs, or if other material risks arise, our business, operating results and financial condition could be materially adversely affected, the trading price of the Common Stock could decline and you could lose all or part of your investment.


RECENT AND EXPECTED LOSSES:  THE COMPANY IS A DEVELOPMENT  STAGE COMPANY.  OUR
  BUSINESS HAS PRODUCED LIMITED REVENUES TO DATE. WE CANNOT RELIABLY PROJECT CONTINUED REVENUES, AND WE EXPECT TO INCUR SIGNIFICANT LOSSES FOR AN
  INDEFINITE PERIOD OF TIME. FAILURE TO ACHIEVE SIGNIFICANT REVENUE OR PROFITABILITY COULD RESULT IN THE COMPANY NOT BEING ABLE TO CONTINUE AS A GOING CONCERN.


The Company is a development stage company. The Company has never been profitable and has sustained substantial net losses from operations. There can be no assurance that we will ever generate significant revenues from our operating activities, or that the Company will achieve and sustain a profit during any future period, particularly if operations remain at current levels. Failure to achieve significant revenues or profitability would materially and adversely affect the Company's business, financial condition, and results of operations. For the fiscal year ended March 31, 2003, the Company incurred a net pre-tax loss of $2,327,360 and, for the fiscal year ended March 31, 2004, the Company incurred a net pre-tax loss of $6,397,293. The Company's auditors, Hein &

Associates LLP, issued an opinion in connection with the Company's financial statements for the fiscal year ended March 31, 2004, noting that recurring losses raise substantial doubt about its ability to continue as a going concern.

SATISFACTION OF CURRENT AND FUTURE CAPITAL  REQUIREMENTS:  THE COMPANY MAY NOT
  HAVE SUFFICIENT WORKING CAPITAL TO FUND OUR CONTINUED BUSINESS, AND WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL. IF THE COMPANY DOES OBTAIN ADDITIONAL CAPITAL, YOU MAY SUFFER SIGNIFICANT DILUTION. WITHOUT ADDITIONAL CAPITAL, THE COMPANY MAY NOT BE ABLE TO ACHIEVE THE OBJECTIVES OF ITS CURRENT BUSINESS STRATEGY, WHICH COULD FORCE US TO DELAY, CURTAIL OR ELIMINATE OUR PRODUCT AND SERVICE DEVELOPMENT PROGRAMS, WHICH WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.


No assurance can be given that proceeds to the Company from the recently completed Senior A Units Offering (see the discussion under the caption "Selling Stockholders" beginning on page 11) will satisfy our capital requirements. The Company cannot provide assurances that it will be able to develop its business to the point of generating consolidated net operating profits and positive cash flows from operations. If funds from these sources are not sufficient to offset operating expenses, the Company would seek to institute cost-saving measures that would not only reduce overhead, but also curtail operations. The Company cannot assure that such measures, if implemented, will be sufficient to offset all of our operating expenses. If any capital subsequently raised from sales of securities is not sufficient to fund the balance of our operating expenses after we implement cost-cutting measures, the Company could be forced to discontinue certain operations or may be unable to continue as a going concern.

Any further issuance of additional equity securities by the Company to raise capital may be on terms that are detrimental to existing stockholders. In order to meet its capital requirements, the Company may continue to offer equity securities for sale, and existing stockholders may experience additional dilution. Any new equity securities we issue may have rights, preferences or privileges senior to those of existing holders of our equity securities.


UNCERTAIN MARKET  ACCEPTANCE:  THE COMPANY MAY NOT BE ABLE TO MEET OUR PRODUCT
  DEVELOPMENT OBJECTIVES OR MARKET EXPECTATIONS. FAILURE TO ACHIEVE MARKET SUCCESS COULD MATERIALLY ADVERSELY AFFECT THE COMPANY'S BUSINESS.


The Company's business prospects are dependent upon our perceived market need for small, portable memory devices, suitable for linkage with all common computer hardware utilized by individual personal computer users. The Company has undertaken a limited independent market study to determine whether or not the market will accept such products. The Company's business will be subject to all the risks associated with introducing and marketing a new product or service.


UNPROVEN AND EVOLVING  BUSINESS MODEL:  THE COMPANY'S  TECHNOLOGY AND PRODUCTS
  ARE NOT FULLY DEVELOPED, ARE NOT FULLY TESTED, AND REMAIN SUBJECT TO SIGNIFICANT UNCERTAINTY. FAILURE TO DEVELOP A BUSINESS MODEL THAT RESULTS IN PROFITABILITY COULD MATERIALLY ADVERSELY AFFECT THE COMPANY'S ABILITY TO OPERATE AS A GOING CONCERN.


The Company launched its new USB portable drive in the quarter ended December 2003 and intends to extend this technology to specialized vertical market applications such as education, health care and banking. These applications will require customization for each specialized vertical market application to enhance usability to consumers. The Company is aware of similar products that are currently available and anticipates that any business model it develops will be subject to change. At this time, it is impossible for management to predict the degree to which consumers will demand such a product or whether any potential market will be large enough to provide any meaningful revenue or profit for the Company. Successful implementation of this business model may also require the Company to enter into partnerships with original equipment manufacturers ("OEMs") and software solutions providers. There can be no assurance that the Company will find OEMs or software solutions providers willing to partner with it.

SUPPLY RELATIONSHIPS WITH AND DEPENDENCE ON THIRD PARTIES: THE COMPANY RELIES ON
      THIRD  PARTIES TO  PROVIDE  CERTAIN  COMPONENTS  OF OUR  PRODUCTS.  IF OUR
      VENDORS FAIL TO DELIVER THEIR PRODUCTS IN A RELIABLE, TIMELY AND COST-EFFICIENT MANNER, OUR BUSINESS MAY SUFFER.

The Company's current products are sourced from a limited number of manufacturers. Any termination or significant disruption in these relationships, or any material adverse change in the financial condition of one of these manufacturers, could prevent the Company from filling customer orders in a timely manner and would have a material adverse effect on its financial condition and results of operations. Although the Company believes that its relationships with these manufacturers are stable and positive, there can be no assurance that these relationships will continue or that these manufacturers will continue to be in a position to manufacture products for the Company in a timely and cost efficient manner. Although the Company is attempting to reduce the adverse impact that problems with these manufacturers could cause by developing relationships with other manufacturers, there is no assurance that the Company would be able to replace these manufacturers should a disruption in the relationship occur.

The Company is dependent upon certain third party owners of hardware products that are "bundled" for sale with the Company's products. There can be no assurance that any relationship between the Company and any of these third parties will continue to be beneficial to the Company. There can also be no assurance that the third parties will continue to produce products in the future that retain their current level of market acceptance, that the products will continue to be available in adequate quantities at the times required by the Company or that third party products will not contain defects or errors. The Company may experience lost revenues due to a third party's delay in correcting defects in its products, delay in getting an adequate supply of their products to the Company, or from any decline in a third party product's market share.


TECHNOLOGICAL  CHANGE AND MARKET  COMPETITION:  THE COMPANY MAY NOT BE ABLE TO
  COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE AND RAPIDLY EVOLVING MOBILE DATA AND DATA STORAGE INDUSTRY. BECAUSE OF THE IMPORTANCE OF TECHNOLOGY TO THE COMPANY'S BUSINESS, THE COMPANY'S INABILITY TO MAINTAIN ITS TECHNOLOGICAL POSITION, OR TO OTHERWISE FAIL TO SUCCESSFULLY COMPETE IN THE MOBILE DATA AND DATA STORAGE INDUSTRY, COULD RESULT IN LOWER REVENUES AND HIGHER RESEARCH AND DEVELOPMENT EXPENDITURES, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


Competition within the mobile data and data storage industry is characterized by several key factors, including the following:

      1.    Rapid  changes  in  technology   and  customer   requirements.   New
            opportunities for existing and new competitors can quickly render existing technologies less valuable.

      2. Relatively low barriers to entry. Startup capital requirements for software companies can be very small, and software distribution over the internet is inexpensive and easily outsourced.

      3. Significant price competition. Direct distribution of competing products, particularly over the internet, may cause prices and margins to decrease in traditional sales channels.

      4. Consolidations and mergers. Software companies and their individual products have a high rate of mergers, product line sales, and other transfers and consolidations; consequently, there is a tendency to have a higher concentration of able competitors within the industry.

Other key factors that may influence competition about which we are currently unaware could arise in the future.

The mobile data and data storage industry is highly competitive and the Company's management expects competition to intensify in the future. The industry is characterized by rapidly changing technologies and customer demands for newer and better products. Third party competitors of the Company could develop products and technologies that could render the Company's products and technologies obsolete. Many of the Company's competitors have considerably greater resources, including financial and scientific personnel, marketing and sales capacity, established distribution networks, significant goodwill and global name recognition. As a result, these competitors may be in a better position than the Company to respond quickly to, or to significantly influence, rapid technological change and consumer demand.

RISKS RELATED TO OUR INDUSTRY:  GENERAL MARKET  DOWNTURNS MAY ADVERSELY AFFECT
  OUR BUSINESS.

In addition to the foregoing, a slowdown affecting the general growth in demand for mobile data, data storage and related products and services could harm the Company's revenues and prospects for achieving profitability. The markets for the Company's products and services depend upon economic conditions that affect the broader computer technology and related markets. Downturns in any of these markets may cause end-users to delay or cancel orders for the Company's products and services. Customers may experience financial difficulties, cease or scale back operations, or reverse prior decisions to budget for orders of the Company's products and services. As a result, the Company could experience longer product sales cycles, delays in payment and collection, and pressure from the Company's markets to reduce prices. A reduction in prices could cause the Company to realize lower revenues and margins. If capital spending in the Company's markets declines, the Company may not be able to increase revenues or achieve profitability without increasing market share. If the Company is unable to compete successfully in the markets for data storage and related products, the Company may not increase revenues or achieve profitability.

Continuing changes in technology and industry standards could render the Company's data storage products unmarketable or obsolete. The markets for the Company's products change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards. New products and technologies often render existing technology-orientated products, services or infrastructure obsolete, too costly or otherwise unmarketable. The Company's success depends on its ability to introduce innovations in its products and services, integrate new technologies into current products, and develop new products and services, all on a timely basis. There is no guaranty that the Company will be successful in achieving these goals, or that it will do so in a manner sufficiently timely to ensure that the Company is able to compete successfully for customers and market share. In addition, if the Company fails to incorporate the features, performance criteria and security standards in its products and services that customers require, market acceptance of its products may not materialize, or may be significantly delayed, and the Company's revenues will level off or decline as a consequence.

Technological advances also require the Company, on a continuing basis, to commit substantial resources to acquiring and applying new technologies for use in its products and services. Product development for data storage products requires substantial lead time for engineering and testing. If the Company does not commit resources to developing and selling products incorporating new technologies at the rate demanded by the Company's markets, its products and services may be rendered obsolete, revenues could suffer, and the Company may not achieve profitability. Even if the Company does develop new or enhanced products and services, the Company cannot assure that these products will gain acceptance in the marketplace. Failure of any of these products and services could adversely affect revenues and prevent the Company from achieving profitability.

The competitive factors described above may have a material adverse effect on the Company's future operating results, including reduced profit margins and loss of market share. Accordingly, there can be no assurance that the Company will be successful in its ability to enhance current products and develop and introduce future products that will achieve market acceptance. The Company's future is largely dependent on the development of new products including, for example, its USB mini disc drive device, and its enhancements and applications. Because the Company is a development stage company, these products and services are still in varying stages of development and there can be no assurance that the development of these products and services will be successfully or timely completed.


RISKS RELATED TO MARKET PRICE:  THE COMPANY'S COMMON STOCK PRICE IS SUBJECT TO
  SIGNIFICANT   VOLATILITY,   WHICH  COULD  RESULT  IN  SUBSTANTIAL  LOSSES  FOR
  INVESTORS.


The market price of the Common Stock, like the price of shares of technology companies generally, has been and may continue to be volatile. From October 2003 through April 2004, the closing bid price of the Common Stock has varied from a high of $5.25 to a low of $1.72 per share. The closing price of the Common Stock on March 31, 2004, was $3.50, and on October 22, 2004, was $5.05. If the Company's future operating results are below the expectations of stock market analysts and investors, its stock price may decline. Public announcements of the Company's financial results and business developments may have a significant impact on the market price of the Common Stock. For example, each of the following could have the effect of temporarily or permanently reducing the market price of the Common Stock:

            o     shortfalls in revenues or cash flows from operations;

            o     failure to attain and maintain profitability;

            o failure to qualify or maintain the qualification for the Common Stock to trade on the Nasdaq Over-the-Counter Bulletin Board ("OTC Bulletin Board"), for which an application has been submitted and is pending;

            o a finding in the Proctor Litigation that the stock held or claimed to be held by the Proctor Group was validly issued and is currently outstanding (the Proctor Litigation is described under the caption "Legal Proceedings" beginning on page 38);

            o     conversions of preferred stock into Common Stock;

            o delays in development or roll-out of Company products and services; and

            o failure to maintain our competitive position, whether as a result of our failure to deliver new and innovative products in response to marketplace demands or new product introductions, acquisitions or technological innovations by one or more competitors of the Company.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market prices of shares of emerging and technology companies, such as the Company. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, the Company may fail to meet the expectations of its stockholders or of securities analysts, and the price of the Common Stock could decline as a result.

Our Common Stock currently trades on the Pink Sheets under the symbol "PWHT." The Company is currently awaiting approval of its Form 15c2-11 to gain a listing on the Nasdaq OTC Bulletin Board. Although acceptance of Form 15c2-11 and the subsequent listing of the Common Stock on the Nasdaq OTC Bulletin Board market would, in the Company's view, likely provide access to a much broader base of investors, there is no guaranty that the Company's Form 15c2-11 will be accepted or will result in the Company appealing to a broader base of investors. Until that time, investors may find it more difficult to obtain accurate quotations of the market value of the Common Stock and to dispose of shares of the Common Stock in the secondary market.


GOVERNMENTAL  REGULATION:  LEGAL AND REGULATORY DEVELOPMENTS REGARDING PRODUCT
  APPROVAL OR IMPORTS AND EXPORTS COULD INCREASE OUR COSTS OR ADVERSELY AFFECT OUR COMPETITIVE POSITION, WHICH COULD HAVE ADVERSE CONSEQUENCES FOR THE COMPANY'S BUSINESS.


The Company's products are not subject to approval from the United States government, with the exception of export restrictions to certain countries. Our business operations do not fall under federal, state, or local environmental regulations. We do not anticipate current or future government regulation to have a material adverse affect on our capital expenditures, earnings, or competitive position.

Any additional government regulation of imports or exports, however, could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. From time to time, government agencies have proposed further regulation of encryption technology. Additional regulation of encryption technology could add to the expense of product development and enhancements. Because foreign competitors are subject to less stringent controls on the export of encryption technology, they may have a competitive advantage over the Company in both foreign and domestic technology markets.


PROTECTION OF  INTELLECTUAL  PROPERTY:  THE COMPANY MAY NOT BE ABLE TO PROTECT
  THE INTELLECTUAL PROPERTY OF OUR BUSINESS AGAINST THIRD-PARTY INFRINGEMENTS OR CLAIMS OF INFRINGEMENT. BECAUSE THE COMPANY BELIEVES THAT ITS PROPRIETARY INTELLECTUAL PROPERTY RIGHTS ARE MATERIAL TO ITS SUCCESS, MISAPPROPRIATION OF THOSE RIGHTS OR CLAIMS OF INFRINGEMENT OR LEGAL ACTIONS RELATED TO
  INTELLECTUAL PROPERTY COULD MATERIALLY ADVERSELY IMPACT OUR FINANCIAL CONDITION AND OPERATIONS.


The Company relies primarily on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. In addition, the

Company seeks to avoid disclosure of its trade secrets by requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and by restricting access to the Company's software source code. The Company also relies on unpatented proprietary know-how in developing its products, and employs various methods, including confidentiality agreements with employees, consultants and others, to protect its trade secrets and know-how.

Irrespective of the foregoing, the Company cannot be sure that these methods of protecting its proprietary technology, information and know-how will afford complete protection. Patents may not be enforceable or provide the Company with meaningful protection from competitors. If a competitor were to infringe on the Company's patents, the costs of enforcing the Company's patent rights might be substantial or even prohibitive. Likewise, the Company cannot be sure that others will not independently develop its trade secrets and know-how or obtain access to them.

Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlap. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.


LITIGATION RISKS: AN UNSUCCESSFUL RESULT IN THE PROCTOR LITIGATION AND RELATED
  MATTERS COULD HAVE A MATERIAL ADVERSE IMPACT ON THE MARKET FOR THE COMPANY'S SECURITIES AND COULD DEFLATE THE VOTING AND OTHER RIGHTS OF ITS STOCKHOLDERS.

On September 15, 2003, the Company filed a complaint in the Superior Court of the State of California in and for the County of Los Angeles, South West District (the "Superior Court") captioned PowerHouse Technologies Group, Inc. v. Proctor, et. al., (case no: YC047491) (the "Proctor Litigation"). Named as defendants therein are Joseph Ford Proctor, the Chief Executive Officer of MayFair Capital Group Limited, BrickHouse Capital Venture Limited ("BrickHouse"), Julie Holfinger, and others (the "Proctor Defendants"). The complaint alleges that the defendants, in connection with a capital-raising effort for the Company, diverted a significant amount of funds from the Company. The complaint seeks to recover the diverted funds and to enjoin the transfer, sale or exercise of voting rights with respect to approximately seven million shares of Common Stock claimed by the defendants, which would represent approximately 67% of the total shares of Common Stock currently outstanding (the "Proctor Group Shares," and the holders of such shares, the "Proctor Group"). The Proctor Litigation is more completely described under the caption "Legal Proceedings" beginning on page 38.

An unsuccessful result in the Proctor Litigation could materially affect the Company's capitalization by increasing the number of outstanding shares of Common Stock without increasing the amount of equity invested into the Company. Because the Company's total market value would remain unchanged, the increase in the number of outstanding shares of Common Stock would deflate the market price of the Common Stock and thereby decrease the Company's ability to raise additional funds through equity investments. In the event that the Proctor Group Shares are reinstated into the Company's capitalization, the holders of the outstanding Series A Senior Convertible Preferred Stock (the "Senior A Preferred Stock") and Series A Junior Convertible Preferred Stock (the "Junior A Preferred Stock") would be protected against dilution through an automatic change in their voting rights; however, holders of Common Stock who are not members of the Proctor Group could be subject to substantial dilution of their voting and equity rights in the Company because they would hold a substantially smaller percentage of the Company's outstanding common stock. (For a description of the voting conversion features of the Senior A

Preferred Stock and Junior A Preferred Stock, see the discussion under the caption "Description of Securities" beginning on page 42.)

      Defendants' Right to Appeal: The Proctor Defendants' right to appeal has not yet expired, and the Superior Court could still issue an unfavorable judgment against the Company.

On November 10, 2004, the Superior Court issued a judgment in favor of the Company against the Proctor Defendants for (i) monetary damages and costs of $12,805,264 (comprised of $3,790,759 as special damages, $9,000,000 as punitive damages, and $14,505 as costs), (ii) the return of all corporate books and records of PowerHouse Studios, its predecessors, subsidiaries and affiliated companies, and (iii) the cancellation of the stock certificates held by the Proctor Group with respect to the Proctor Group Shares (7,250,000 shares of common stock of PowerHouse Studios) and a declaration that the Proctor Group Shares, and all legal and beneficial ownership interests therein, were null and void as of the date of issuance.


The Proctor Defendants have 60 days to appeal the November 12, 2004 judgment against them in the Proctor Litigation. There is a risk that the Superior Court's decision could be reversed upon a successful appeal and possibly could eventually result in a subsequent judgment against the Company. Additionally, a successful appeal in the Proctor Litigation could result in additional litigation and material legal expenses, which could have a material adverse effect on the Company's financial status.


RISKS RELATED TO THE COMPANY'S RESCISSION OFFER: THE COMPANY MAY CONTINUE TO HAVE POTENTIAL LIABILITY FOR VIOLATIONS OF FEDERAL SECURITIES LAWS AND CALIFORNIA'S BLUE SKY LAW EVEN AFTER THE COMPLETION OF THE RESCISSION OFFER. THE COMPANY COULD BE EXPOSED TO THE COSTS OF LITIGATION FROM SUCH VIOLATIONS AND AN ADVERSE LEGAL OUTCOME COULD RESULT IN DAMAGES THAT COULD MATERIALLY ADVERSELY AFFECT THE COMPANY'S CASH POSITION, ITS ABILITY TO RAISE ADDITIONAL CAPITAL AND ITS BUSINESS.


From May 5, 2004, to June 4, 2004, the Company offered to certain of its existing stockholders who originally acquired their shares of Common Stock in connection with a private placement conducted from June 2002 through July 2003 by PowerHouse Studios (and after May 19, 2003, by the Company) the opportunity to rescind the purchase of such shares (the "Rescission Offer") for either the cash consideration paid for the shares, with interest, or shares of preferred equity stock (the "Junior A Units Offering") (see the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 30). The Rescission Offer was based on certain of the matters alleged by the Company in the Proctor Litigation. Stockholders who accepted the Rescission Offer were required to give general waivers and releases with respect to certain potential claims against the Company.

There is considerable legal uncertainty under both federal and state securities laws concerning the efficacy of rescission offers and general waivers and releases with respect to barring claims that would be based on securities law violations. The SEC takes the position that acceptance or rejection of an offer of rescission may not bar stockholders from asserting claims for alleged violations of federal securities laws. Further, under California's Blue Sky law, which would apply to stockholders resident in that state, a claim or action based on fraud may not be waived or prohibited pursuant to a rescission offer.


Accordingly, the Rescission Offer may not have terminated any or all potential liability the Company may have for failure to properly register our Common Stock under the federal Securities Act of 1933, as amended (the "Securities Act") and there can be no assurance that the Company will be able to enforce the waivers and general releases it received in connection with the Rescission Offer and Junior A Units Offering to bar any claims based on allegations of fraud or other federal or state securities law violations that the rescission offerees who accepted our offer may have, until the applicable statutes of limitations have run with respect thereto. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the alleged violation.

The results of the Rescission Offer, which was completed on June 4, 2004, are as follows: 71 persons, holding an aggregate of 1,082,026 shares of Common Stock, accepted the Rescission Offer in exchange for Series A Junior Units, comprised of an aggregate of 1,082,026 shares of Junior A Preferred Stock and warrants to purchase 270,507 shares of Common Stock (the "Junior A Preferred Warrants"); 11 persons, holding an aggregate of 45,500 shares of Common Stock accepted the Rescission Offer for an aggregate cash consideration of $227,500; and 20 persons, holding an aggregate of 119,665 shares of Common Stock, rejected the Rescission Offer and retained their ownership of Common Stock as originally purchased.


RISK RELATED TO ACQUISITIONS: THE COMPANY MAY SEEK TO ACCELERATE THE GROWTH OF
  ITS BUSINESS THROUGH ACQUISITIONS, WHICH, IF COMPLETED ON TERMS THAT PROVE TO BE UNFAVORABLE FOR THE COMPANY OR FAIL TO ACHIEVE THE DESIRED RESULTS, COULD HAVE AN ADVERSE IMPACT ON THE COMPANY. THE COMPANY MAY ALSO FAIL TO REALIZE SOME OR ALL OF THE ANTICIPATED BENEFITS FROM ITS ACQUISITION OF FIRST PERSON SOFTWARE, INC.


The Company may be exposed to risks associated with acquisitions such as the FPS Merger (see the discussion under the caption "Selling Stockholders" beginning on page 11), including integration risks and risks associated with methods of financing, the impact of accounting treatment and the possibility that the corporate information provided by the acquired enterprise, including financial data, proves to be inaccurate or unreliable. There is no guaranty that the FPS Merger, or any other acquisition, will enhance the business of the Company.


RISK RELATED TO THE COMPANY'S INTERNAL  DISCLOSURE CONTROLS AND PROCEDURES NOT
  BEING EFFECTIVE: THE COMPANY HAS EXPERIENCED MATERIAL WEAKNESSES IN ITS INTERNAL DISCLOSURE CONTROLS AND PROCEDURES. SUCH WEAKNESSES, UNLESS CORRECTED, WILL ADVERSELY AFFECT THE COMPANY'S ABILITY TO COMPLY WITH ITS LEGAL OBLIGATIONS AND THE RELIABILITY OF ITS PUBLIC INFORMATION, RESULTING IN ADVERSE CONSEQUENCES FOR THE COMPANY'S ABILITY TO RAISE CAPITAL AND THE TRADING MARKET FOR ITS COMMON STOCK.


The Company's internal disclosure controls and procedures are not effective. Until they become effective, there are and will be material weaknesses related to the preparation and filing of the Company's financial statements. Failure to timely and accurately prepare, complete and file its financial statements adversely affects the reliability of public information concerning the Company and violates provisions of the federal securities laws, which could materially adversely affect the Company's ability to raise capital, could materially adversely affect the trading market for its securities and could subject the Company to fees and other penalties. (See the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 30.)

                         DETERMINATION OF OFFERING PRICE

The shares of Common Stock offered under this Prospectus will be sold from time to time by the Selling Stockholders at prices then currently prevailing in the market or at negotiated prices. See the discussion under the caption "Plan of Distribution" beginning on page 16. There is no fixed or currently determinable price at which any such shares will be offered or sold. For an historical price range of the Common Stock over the past two fiscal years, see the discussion under the caption "Market for Common Equity and Related Stockholders Matters" beginning on page 19.

                              SELLING STOCKHOLDERS


On August 13, 2004, the Company completed a private placement of Series A Senior Units ("Senior A Units"), comprised of a total of 3,726,684 shares of the Company's Senior A Preferred Stock and five-year warrants (the "Senior A Preferred Warrants") to purchase 1,220,233 shares of Common Stock (the "Senior A Units Offering"). The shares of Senior A Preferred Stock were valued at $3.06 per share. For a description of the Senior A Preferred Stock, see the discussion under the caption "Description of Securities--Preferred Stock" beginning on page 42.


In connection with the Senior A Units Offering, the Company closed on approximately $10,510,653 in funding. That amount includes approximately $2,125,000 received under a bridge financing and approximately $539,000 principal amount of the Company's secured convertible notes, bearing 10% interest per annum with a maturity of 10 years (the "Convertible Notes"), following the conversion of the Convertible Notes into shares of Senior
Preferred Stock in connection with the Senior A Units Offering. See the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Significant Events During Fiscal 2004" beginning on page 30.

The Selling Stockholders who are identified in Table 1 participated in the Senior A Units Offering (the "Private Placement Selling Stockholders"). This Prospectus includes the shares of Common Stock issuable to the Private

Placement Selling Stockholders upon their conversion of the Senior A Preferred Stock and their exercise of the Senior A Preferred Warrants that were included in the Senior A Units purchased by them in the Senior A Units Offering.


The Company entered into a placement agency agreement, dated as of April 7, 2004, with Middlebury Capital, LLC ("Middlebury Capital") in connection with the Senior A Units Offering, pursuant to which, and in conjunction with other underwriter compensation, Middlebury Capital was granted five-year warrants to purchase up to 68,559 shares of Common Stock (the "Common Placement Agent Warrants") and five-year warrants to purchase up to 264,775 shares of Senior A Preferred Stock (the "Preferred Placement Agent Warrants" and together with the Common Placement Agent Warrants, the "Placement Agent Warrants"). Information concerning Middlebury Capital is included in Table 2. This Prospectus includes the shares of Common Stock issuable to Middlebury Capital upon its exercise of the Placement Agent Warrants and upon conversion of Series A Preferred Stock issuable upon exercise of the Preferred Placement Agent Warrants.


On May 28, 2004, the Company entered into a Merger Agreement (the "FPS Merger Agreement", and the transaction contemplated thereby, the "FPS Merger") with First Person and its stockholders (either directly as signatories to the FPS Merger Agreement or as parties in interest to the FPS Merger Agreement, represented by a duly authorized representative) to acquire approximately 51% of the shares of outstanding common stock of First Person in consideration of cash and shares of Common Stock, at an aggregate of $2,500,000. The consideration included a certain amount of cash that was held in escrow by an authorized agent and was released on August 27, 2004, upon the satisfactory review by the Company of First Person's financial statements, and further includes a certain number of shares of Common Stock that are currently being held in escrow by the same agent and that will only be released upon the satisfactory achievement by the Company of certain performance milestones within the applicable periods specified in the FPS Merger Agreement. Immediately prior to the FPS Merger, the Company owned approximately 49% of the outstanding shares of First Person stock, which shares were originally purchased by the Company in November 2002.

The FPS Merger closed on June 18, 2004, and in connection therewith, the Company issued a total of 217,938 shares of Common Stock to former stockholders of First Person. The shares were valued at $4.59 per share. The closing market price of the Common Stock on June 17, 2004, the day immediately prior to the transaction, was $5.25 per share.

Included among the Selling Stockholders who are identified in Table 2 are persons who were stockholders of First Person prior to the FPS Merger and exchanged their shares of First Person common stock for an aggregate of 217,938 shares of Common Stock pursuant to the FPS Merger Agreement (the "Merger Selling Stockholders" and, together with the Private Placement Selling Stockholders and Middlebury Capital, the "Selling Stockholders"). This Prospectus includes the shares of Common Stock issued to the stockholders of First Person in connection with the FPS Merger.

The agreements pursuant to which the Company issued securities to the Selling Stockholders require the Company to register the shares of Common Stock underlying the shares of Senior A Preferred Stock issued in connection with the Senior A Units Offering and the shares of Common Stock issued in connection with the FPS Merger. This Prospectus is part of a registration statement on Form SB-2 filed by the Company with the SEC under the Securities Act covering the resale of such shares of Common Stock from time to time by the Selling Stockholders.

The agreements pursuant to which the Company sold the Senior A Preferred Stock to the Private Placement Selling Stockholders prevent the Company from issuing shares of its Common Stock to any Private Placement Selling Stockholder, and prevent any Private Placement Selling Stockholder from converting their shares of Senior A Preferred Stock or exercising any Senior A Preferred Warrants, to the extent that the conversion or exercise would result in the Private Placement Selling Stockholder and its affiliates together beneficially owning more than 9.999% of the outstanding shares of Common Stock (as beneficial ownership is defined by rules promulgated by the SEC pursuant to Section 13(d) of the Exchange Act of 1934 (the "Exchange Act")). The Company has included in the number of shares to be offered in the table below the shares of its Common Stock that a Private Placement Selling Stockholder is prevented from acquiring as a result of these provisions, but such shares are not shown as being beneficially owned by that Private Placement Selling Stockholder. As a result, the number of shares of Common Stock that the Private Placement Selling Stockholders may from time to time sell pursuant to this Prospectus may exceed the number of shares that the Private Placement Selling Stockholders would otherwise be deemed to beneficially own as determined currently pursuant to Section 13(d) of the Exchange Act.

                 TABLE 1: PRIVATE PLACEMENT SELLING STOCKHOLDERS
------------------------------------- ---------------------------- ------------------ ------------------
                                                                                      NUMBER OF SHARES
                                                                    MAXIMUM NUMBER     OF COMMON STOCK
                                      NUMBER OF SHARES OF COMMON     OF SHARES OF        TO BE OWNED
                                       STOCK OWNED BENEFICIALLY     COMMON STOCK TO       AFTER THE
              NAME (1)                   PRIOR TO THE OFFERING      BE OFFERED (4)      OFFERING (5)
------------------------------------- ------------- -------------- ------------------ ------------------
                                      MINIMUM (2)    MAXIMUM (3)
------------------------------------- ------------- -------------- ------------------ ------------------
Albright, Richard                           25,000         31,633             31,633                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Albright, Tim                               31,250         39,541             39,541                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Allen, Wilson                               19,608         24,810             24,810                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Altman, James                               10,000         12,653             12,653                  0
------------------------------------- ------------- -------------- ------------------ ------------------
American Heritage Fund
   Heiko Thieme (1)                         26,149         33,080             33,080                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Barksdale, Keith                             4,902          6,203              6,203                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Bertsch, Amy S.                              6,536          8,270              8,270                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Blank, Marc                                 32,680         41,350             41,350                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Bouts, Larry D.                            130,719        165,399            165,399                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Burns, Dale                                 40,850         51,688             51,688                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Caydal LLC
   James C. Daly, Jr. (1)                  130,719        165,399            165,399                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Chartrand, Victor                           70,412         89,092             89,092                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Cirina, Lawrence                             5,106          6,461              6,461                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Cohen, Arthur                               81,699        103,374            103,374                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Cohen, Julian                               30,637         38,765             38,765                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Cripe, Dwayne                                3,268          4,135              4,135                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Dacus, Lanny                                 6,536          8,270              8,270                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Davis, Lawrence                             32,680         41,350             41,350                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Deleonardis, Robert                          3,268          4,135              4,135                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Diamond, Henry A.                            3,268          4,135              4,135                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Friedman, Douglas                            8,250         10,439             10,439                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Friedman, Jeanette                           8,250         10,439             10,439                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Friedman, Rodd                              40,850         51,688             51,688                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Friedman, Rodd                              16,340         20,675             20,675                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Gagliardi, Robert                            6,536          8,270              8,270                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Garwood, Will                               25,000         31,633             31,633                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Gebhardt, John Jay                          22,467         28,427             28,427                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Global Opportunity Fund
   Heiko Thieme (1)                         19,608         24,810             24,810                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Grant, Stuart                               16,340         20,675             20,675                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Greeniaus, H. John                          62,500         79,081             79,081                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Hathaway Partners Investment
   C. Nichols Hathaway (1)                  65,359         82,699             82,699                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Hayden, Matthew M.                           8,170         10,338             10,338                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Healey, Joe                                 81,699        103,374            103,374                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Jani, Jon C.                                 6,536          8,270              8,270                  0
------------------------------------- ------------- -------------- ------------------ ------------------
JDS Capital
   Joseph Samberg (1)                      306,500        387,814            387,814                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Jess S. Morgan & Co.
   Gary Levenstein (1)                     474,265        600,088            600,088                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Kandzorra, Bernd                             6,536          8,270              8,270                  0
------------------------------------- ------------- -------------- ------------------ ------------------

                         TABLE 1: PRIVATE PLACEMENT SELLING STOCKHOLDERS
------------------------------------- ---------------------------- ------------------ ------------------
                                                                                      NUMBER OF SHARES
                                                                    MAXIMUM NUMBER     OF COMMON STOCK
                                      NUMBER OF SHARES OF COMMON     OF SHARES OF        TO BE OWNED
                                       STOCK OWNED BENEFICIALLY     COMMON STOCK TO       AFTER THE
              NAME (1)                   PRIOR TO THE OFFERING      BE OFFERED (4)      OFFERING (5)
------------------------------------- ------------- -------------- ------------------ ------------------
                                      MINIMUM (2)    MAXIMUM (3)
------------------------------------- ------------- -------------- ------------------ ------------------
Kaneb, Paul                                  6,536          8,270              8,270                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Kenny, James M.                             26,144         33,080             33,080                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Kenny II, John J.                           13,072         16,540             16,540                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Knicely, Brandon                            32,680         41,350             41,350                  0
------------------------------------- ------------- -------------- ------------------ ------------------
La Guardia Real Estate
   Leon Sutton (1)                          16,340         20,675             20,675                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Lawler, Patrick                              6,536          8,270              8,270                  0
------------------------------------- ------------- -------------- ------------------ ------------------
LB I Group Inc.
   Lehman Brothers Holdings Inc. (1)       612,745        775,306            775,306                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Levantin, Amy G.                             8,750         11,071             11,071                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Lewis IV, William A.                        81,699        103,374            103,374                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Lichtenstein, Eric                          20,425         25,844             25,844                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Little Wing
   Parker L. Quillen (1)                   331,250        419,131            419,131                  0
------------------------------------- ------------- -------------- ------------------ ------------------
London Family Trust
   London, Robert (1)                       40,850         51,688             51,688                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Magpie Holdings
   Bernard Le Claire (1)                    20,425         25,844             25,844                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Mayer, Howard                               32,680         41,350             41,350                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Mayer, Howard IRA                           32,680         41,350             41,350
------------------------------------- ------------- -------------- ------------------ ------------------
McCall, Greg J.                             16,340         20,675             20,675                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Meadowbrook Opportunity Fund LLC
  Evan Greenberg (1)                       204,248        258,435            258,435                  0
------------------------------------- ------------- -------------- ------------------ ------------------
MHJ Holdings
   Michael H. Jordan (1)                    81,699        103,374            103,374                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Mittleman, Philip                           13,072         16,540             16,540                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Molinsky, Richard                           32,680         41,350             41,350                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Moody, Neil                                 20,425         25,844             25,844                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Moore, Al                                   65,359         82,699             82,699                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Neugeboren, Edward                           4,902          6,203              6,203                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Neugeboren, Myron                           32,680         41,350             41,350                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Nicholls, Hugo                               3,268          4,135              4,135                  0
------------------------------------- ------------- -------------- ------------------ ------------------
O'Gorman, Peter                             65,359         82,699             82,699                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Osborn, Greg                               130,719        165,399            165,399                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Pittman, Kenneth                            65,359         82,699             82,699                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Puglisi Capital Partners
   Jeffrey J. Puglisi (1)                  122,549        155,061            155,061                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Puglisi Capital Partners
   Jeffrey J. Puglisi (1)                   81,699        103,374            103,374                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Raisbeck, David W.                         130,719        165,399            165,399                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Real Time Technology
   Andrew Maltin (1)                        16,340         20,675             20,675                  0
------------------------------------- ------------- -------------- ------------------ ------------------
R C I 2 Ltd.
   Jonathan Segal (1)                      130,719        165,399            165,399                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Riggio, David                                9,395         11,887             11,887                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Riggio, Phil                                 6,536          8,270              8,270                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Samph, Thomas                               10,000         12,653             12,653                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Sullivan, Shirley Rae                       10,212         12,921             12,921                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Sullivan, John                              10,212         12,921             12,921                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Taube, Darren                               20,000         25,306             25,306                  0
------------------------------------- ------------- -------------- ------------------ ------------------

                         TABLE 1: PRIVATE PLACEMENT SELLING STOCKHOLDERS
------------------------------------- ---------------------------- ------------------ ------------------
                                                                                      NUMBER OF SHARES
                                                                    MAXIMUM NUMBER     OF COMMON STOCK
                                      NUMBER OF SHARES OF COMMON     OF SHARES OF        TO BE OWNED
                                       STOCK OWNED BENEFICIALLY     COMMON STOCK TO       AFTER THE
              NAME (1)                   PRIOR TO THE OFFERING      BE OFFERED (4)      OFFERING (5)
------------------------------------- ------------- -------------- ------------------ ------------------
                                      MINIMUM (2)    MAXIMUM (3)
------------------------------------- ------------- -------------- ------------------ ------------------
Tech Plan
   William A. Moore, Jr. (1)                65,359         82,699             82,699                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Tradewinds Fund
   Parker L. Quillen (1)                    75,000         94,898             94,898                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Truxal, William J.                          40,850         51,688             51,688                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Tyne & Wear Holdings Limited
   Bernard Le Claire (1)                    20,425         25,844             25,844                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Ulmschneider, Joseph                         5,106          6,461              6,461                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Valhalla Investment Partners
   Neil V. Moody (1)                        40,850         51,688             51,688                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Valor Capital Management L.P.
   John M. Kratky, III (1)                 205,000        259,387            259,387                  0
------------------------------------- ------------- -------------- ------------------ ------------------
VenInvest
   Heiko Thieme (1)                         13,072         16,540             16,540                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Voltron Ventures
   Philip Mittleman (1)                     32,680         41,350             41,350                  0
------------------------------------- ------------- -------------- ------------------ ------------------
VR Depot
   Haya, Robert (1)                          8,170         10,338             10,338                  0
------------------------------------- ------------- -------------- ------------------ ------------------
Wells, Robert C.                             2,614          3,307              3,307                  0
------------------------------------- ------------- -------------- ------------------ ------------------

                                   TABLE 2: MIDDLEBURY CAPITAL
--------------------------------- ------------------------- ------------------- -------------------
              NAME                  NUMBER OF SHARES OF     MAXIMUM NUMBER OF    NUMBER OF SHARES
                                        COMMON STOCK         SHARES OF COMMON    OF COMMON STOCK
                                     OWNED BENEFICIALLY        STOCK TO BE      TO BE OWNED AFTER
                                   PRIOR TO THE OFFERING       OFFERED (4)       THE OFFERING (5)
--------------------------------- ------------------------- ------------------- -------------------
Middlebury Capital LLC
   Eric Brachfeld (1)                              264,775             264,775                   0
--------------------------------- ------------------------- ------------------- -------------------
Middlebury Capital LLC
   Eric Brachfeld (1)                               68,559              68,559                   0
--------------------------------- ------------------------- ------------------- -------------------

                              TABLE 3: MERGER SELLING STOCKHOLDERS
--------------------------------- -------------------------- ------------------- --------------------
                                     NUMBER OF SHARES OF     MAXIMUM NUMBER OF    NUMBER OF SHARES
                                     COMMON STOCK OWNED       SHARES OF COMMON   OF COMMON STOCK TO
                                    BENEFICIALLY PRIOR TO       STOCK TO BE      BE OWNED AFTER THE
              NAME                      THE OFFERING            OFFERED (4)         OFFERING (5)
--------------------------------- -------------------------- ------------------- --------------------
Christopher Neumann                                  93,201              93,201                    0
--------------------------------- -------------------------- ------------------- --------------------
David Brett Levine                                   93,201              93,201                    0
--------------------------------- -------------------------- ------------------- --------------------
Ted Chen                                              5,177               5,177                    0
--------------------------------- -------------------------- ------------------- --------------------
Gloria Beck                                             311                 311                    0
--------------------------------- -------------------------- ------------------- --------------------
Dennis P Neumann                                      1,035               1,035                    0
--------------------------------- -------------------------- ------------------- --------------------
Terrance E. Risinger                                  1,449               1,449                    0
--------------------------------- -------------------------- ------------------- --------------------
Ellen Levine                                          1,035               1,035                    0
--------------------------------- -------------------------- ------------------- --------------------
Jill Tyzik and Jeffrey Tyzik                          1,035               1,035                    0
--------------------------------- -------------------------- ------------------- --------------------
Robert D. Schenck                                     1,035               1,035                    0
--------------------------------- -------------------------- ------------------- --------------------
Melvyn Katz                                           1,035               1,035                    0
--------------------------------- -------------------------- ------------------- --------------------
Risa Katz                                             1,035               1,035                    0
--------------------------------- -------------------------- ------------------- --------------------
Bernard Skomra                                        3,521               3,521                    0
--------------------------------- -------------------------- ------------------- --------------------
Avalon Cove                                          14,908              14,908                    0
   Karl Jacobs (1)
--------------------------------- -------------------------- ------------------- --------------------

(1) Except as set forth elsewhere in this footnote, the information in Table 1, Table 2 and Table 3 includes the name of the natural person or persons who exercise voting and/or dispositive powers over the shares of Common Stock held of record by entities that are not widely held companies that file reports under Section 13(a) of the Exchange Act. The Company has been advised by LB I Group, Inc. that LB I Group, Inc. has identified Lehman Brothers Holdings Inc., a public reporting corporation, as the ultimate person that has indirect voting or investment control over the Common Stock that LB I Group, Inc. owns. LB I Group, Inc. is a wholly-owned subsidiary of Lehman Brothers Inc., which is a wholly-owned subsidiary of Lehman Brothers Holdings Inc., a public reporting corporation.

(2) Includes the number of shares of Common Stock owned by such Selling Stockholder upon conversion of their Senior A Preferred Stock and the exercise of their Senior A Preferred Warrants.

(3) Includes the number of shares of Common Stock owned by such Selling Stockholder upon conversion of their Senior A Preferred Stock, the exercise of their Senior A Preferred Warrants, and a good-faith estimate of the number of shares of Common Stock that the Company may issue to such Selling Stockholders as a result of the Company's election hereafter to pay annual dividends on the Senior A Preferred Stock in "kind" rather than in cash, if the Company makes such election.

(4) Assumes that such Selling Stockholder offers to resell the maximum number of shares of Common Stock that it beneficially owns.

(5) Assumes that such Selling Stockholder resells the maximum number of shares of Common Stock that it beneficially owns.

                              PLAN OF DISTRIBUTION

The Selling Stockholders, including any donee, pledgee, transferee or other successor-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at other negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o short sales effected after the effective date under the Securities Act of the registration statement of which this Prospectus is a part;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of Common Stock or interests therein, we have been advised by the Selling Stockholders that they may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver the Common Stock covered by this Prospectus to close out their short positions, or loan or pledge the Common Stock to broker-dealers who in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Company has advised the Selling Stockholders that, during such time as they may be engaged in a distribution of any of the shares that are the subject of this Prospectus, they are required to comply with Regulation M, as promulgated under the Exchange Act. In general, Regulation M precludes any Selling Stockholder, any affiliated purchaser and any broker-dealer or other person who participates in such distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. The Company's officers and directors, along with its affiliates, will not engage in any hedging, short sales, or any other type of transaction covered by Regulation M.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. Stabilizing transactions may cause the price of the Common Stock to be higher than it would otherwise be in the absence of those transactions. The Company has advised the Selling Stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling Stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

If a Selling Stockholder wishes to enter into a short sale of Common Stock "against the box" and cover the short sale with registered shares after the date of this Prospectus, the short sale may not be consummated before the registration statement, of which this Prospectus is a part, becomes effective, because the shares underlying the short sale are deemed by the SEC to be sold at the time such short sale is made. The Company and each Selling Stockholder have confirmed to the SEC that they are aware of the SEC's Telephone Interpretation
A. 65 (July 1997) with respect to short sales.

The aggregate proceeds to the Selling Stockholders from the sale of the shares of Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering. However, upon any exercise of the Senior A Preferred Warrants or the Placement Agent Warrants by payment of cash, the Company will receive the exercise price of such Senior A Preferred Warrants or Placement Agent Warrants. Expenses of this offer, estimated to be $54,154, other than any discounts, commissions or similar fees charged in connection with the sale of any share of Common Stock offered hereby, will be borne by the Company.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders, Middlebury Capital and any underwriter, broker-dealer or agent that participates in the sale of the Common Stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Each of the following Selling Stockholders is an affiliate of a broker-dealer and has represented to the Company that it has acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to dispose of the shares, other than a commitment by the Company to register the shares pursuant to a shelf registration statement: Wilson Allen, Keith Barksdale, Robert Gagliardi, LB I Group Inc., Eric Lichtenstein, Gregory
J. Osborn, Puglisi Capital Partners, and Darren Taube.

To the extent required, the shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The  Company  has  agreed  to  indemnify   the  Selling   Stockholders   against
liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

The Company has agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Each Selling Stockholder has represented and warranted to us that, at the time it acquired the securities subject to the registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. The Company has advised each Selling Stockholder that it may not use shares registered on the registration statement to cover short sales of that Selling Stockholder's Common Stock made prior to the date on which the registration statement was declared effective by the SEC.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock currently trades on the Pink Sheets under the symbol "PWHT." The Company is currently awaiting approval of its Form 15c2-11 to gain a listing on the Nasdaq OTC Bulletin Board. Although acceptance of Form 15c2-11 and the subsequent listing of the Common Stock on the Nasdaq OTC Bulletin Board market would, in the Company's view, likely provide access to a much broader base of investors, there is no guaranty that the Company's Form 15c2-11 will be accepted or will result in the Company appealing to a broader base of investors. Until that time, investors may find it more difficult to obtain accurate quotations of the market value of the Common Stock and to dispose of shares of the Common Stock in the secondary market.

The following table sets forth the quarterly high and low sales prices of the Common Stock for fiscal year 2003 and fiscal year 2004. Such prices represent prices between dealers and do not include retail mark-ups, markdowns or commissions and may not represent actual transactions.

FISCAL YEAR 2003               HIGH            LOW          FISCAL YEAR 2004       HIGH           LOW
----------------               ----            ----         ----------------       ----           ----
 First Quarter*                $3.66           $0.61        First Quarter**        $15.24         $2.00

 Second Quarter*               $8.54           $8.54        Second Quarter         $11.00         $1.05

 Third Quarter*                $12.20          $2.44        Third Quarter          $5.25          $1.72

 Fourth Quarter*               $10.98          $3.66        Fourth Quarter         $4.00          $2.75


      * On May 19, 2003, the Company completed the combination transaction with PowerHouse Studios (including a 1:122 reverse-stock-split) that is described on pages 3 and 21. The stock prices in this table have been adjusted to give retroactive effect to the 1:122 reverse stock split.


      ** On May 19, 2003, the Company completed the combination transaction with PowerHouse Studios (including a 1:122 reverse-stock-split), and current management began its control of the Company.

The market price of the Common Stock, like the price of shares of technology companies generally, has been and may continue to be volatile. From October 2003 through April 2004, the closing bid price of the Common Stock has varied from a high of $5.25 to a low of $1.72 per share. The closing price of the Common Stock on March 31, 2004, was $3.50, and on October 22, 2004, was $5.05. If the Company's future operating results are below the expectations of stock market analysts and investors, its stock price may decline. Public announcements of the Company's financial results and business developments may have a significant impact on the market price of the Common Stock. For example, each of the following could have the effect of temporarily or permanently reducing the market price of the Common Stock:

            o     shortfalls in revenues or cash flows from operations;

            o     failure to attain and maintain profitability;

            o failure to qualify or maintain the qualification for the Common Stock to trade on the Nasdaq OTC Bulletin Board, for which an applicable has been submitted and is pending;

            o a finding in the Proctor Litigation that the stock held or claimed to be held by the Proctor Group was validly issued and is currently outstanding, for which an application has been filed and is pending (the Proctor Litigation is described under the caption "Legal Proceedings" beginning on page 38);

            o     conversions of preferred stock into Common Stock;

            o delays in development or roll-out of Company products and services; and

            o failure to maintain our competitive position, whether as a result of our failure to deliver new and innovative products in response to marketplace demands or new product introductions, acquisitions or technological innovations by one or more competitors of the Company.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market prices of shares of emerging and technology companies, such as the Company. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, the Company may fail to meet the expectations of its stockholders or of securities analysts, and the price of its Common Stock could decline as a result.

      Common Stock Holders

As of September 30, 2004, there were approximately 650 holders of record of the Common Stock. We believe that additional beneficial owners of Common Stock hold shares in street names.

      Dividends

The Company has not declared any cash dividends on its Common Stock. The declaration and payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, on results of operations, capital requirements and general business conditions. At the present time, the Company's anticipated working capital requirements are such that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its business. Accordingly, the Company does not anticipate or contemplate paying dividends on its Common Stock in the foreseeable future.

                                 USE OF PROCEEDS

The Company is not selling any shares of Common Stock under this Prospectus and will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders being offered pursuant to this Prospectus, nor will any of the proceeds be available for the Company's use or otherwise for its benefit. All proceeds from the sale of the shares will be for the accounts of the Selling Stockholders.

The Company will receive the exercise price of the Senior A Preferred Warrants and the Placement Agent Warrants if, and when, any are exercised by Selling Stockholders. Assuming exercise of all the Selling Stockholders' Senior A Preferred Warrants, the gross proceeds to the Company would be approximately $5,196,320. Assuming exercise of all the Placement Agent Warrants, the gross proceeds to the Company would be approximately $967,212. The

Company intends to use any proceeds from the exercise of Senior A Preferred Warrants for working capital and general corporate purposes.

                                    BUSINESS

The Company is in the business of developing, acquiring and marketing computing software and infrastructure technologies designed to improve the way mobile information is personalized, secured, carried and accessed. The Company was founded in May 2002 as PowerHouse Studios. On May 19, 2003, PowerHouse Studios completed a business combination with Agate, a publicly traded company that thereupon became the predecessor of the Company. Following that transaction, Agate effected a 1:122 reverse stock split and changed its name to "PowerHouse Technologies Group, Inc."

On June 18, 2004, the Company acquired the remaining 51% of First Person that it did not already own in consideration of cash and shares of Common Stock (see the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 30).

      Company Technology
      ------------------

The Company develops advanced synchronization, personalization and data storage and management software, as well as products that utilize that software. First Person is the developer of a patent pending software system created for external memory technology and a key component of the Company's first product, the "Migo."

      Company Product: The Migo(R)
      ----------------------------

The Company has developed the Migo, a compact personal computing system that combines the easy portability and functionality of Universal Serial Bus ("USB") memory-storage devices with the Company's advanced synchronization, personalization and data management and storage software. The Company believes that, in a manner similar to that in which the cellular phone revolutionized the way that many people communicate, the Migo has the potential to change the way people work with and away from their personal computers, whether in the office, at home, or from other remote locations while traveling. Small enough to fit conveniently on a key chain, the Migo is designed to improve the mobile computing experience by allowing computer users to easily transport the personalized desktop environment of their personal computers (complete with the same files, Microsoft(R) Outlook(R) e-mail, Internet Explorer favorites, wallpaper, presentations, photos, MP3 audio files and/or various other features) and then access that same environment by displaying it on any other Windows-based computer. In addition, the Migo is designed so that once it has been disconnected from a non-native computer through which a user's personalized environment has been accessed, no trace of the user's computer environment or its data will be left behind on that machine.

The Migo was launched through channel and value-added reseller distributors ("VARs") in November 2003 and first sales have occurred. The Migo software currently supports the Microsoft(R) Windows(R) operating system (Win 98SE to XP) and Outlook(R) email program. The Company is developing new products and upgrades to operate on Linux(R) and Mac(R) platforms, as well as other email clients (for example, Exchange, MSN(R) and Lotus Notes(R)).

Following the launch of the Migo in the US market last year, the Company received considerable positive press coverage, including coverage on major television channels (for example, CNN, CNBC and ABC), national and international newspapers (for example, The Wall Street Journal and The New York Times) and periodicals (for example, Business Week, Forbes and eWeek). The Company believes this favorable attention has helped the Company promote its product in its early stages.

The Migo has also received favorable recognition in the technologies-related industry and was reported in PC World's "Best USB Drive" product for 2004, Laptop Magazine Ultimate Choice's best "USB Memory Drive" for 2004, and "Best New Product Software" at the Exchange Tech Innovators 2003 Awards conference. In addition, the Company was voted one of the "Ten Technology Companies to Watch" in the banking/finance industry by Bank Technology News in 2003.

The Company is in the process of researching and developing a range of Migo devices including larger capacity USB Mini Disks (2-5GB), USB watches, mobile cellular phones, PDAs and other mobile data communication platforms. The Company believes these products will have the potential for customized use across a broad range of industries, including healthcare, insurance, banking and financial services and education industries.

      Sales Channels
      --------------

The Company sells, or expects to sell, its products through various channels and in a variety of different markets. Sales efforts are planned though the following:

      1. Distributors/VARs. The Company has an agreement with a nation-wide firm to distribute its products through their centralized distribution system to a national network of VARs and System Integrators. The Company has entered into reseller agreements with these VAR's to distribute its products.

      2. Direct sales, Commercial and Consumer. The Company also sells products through agreements directly with commercial end-users and anticipates eventually selling to consumers directly.

      3. Web-based sales. Additionally, the Company sells products directly to consumers through its website "www.4migo.com."

      4. Software-only sales. The Company anticipates entering into agreements to license its software into other applications and for other hardware. It also anticipates selling software upgrades and service contracts to existing users of its products and users of other USB Flash drive products.

      5. International sales. The Company anticipates entering into distribution and reseller agreements to sell its product outside the US, especially in Europe and Asia. The Company has already entered into such agreements in Canada and the United Kingdom.

      International
      -------------

The Company is planning to introduce its products to the international markets through consultants, especially in Europe and Asia. The Company anticipates first sales outside of the United States sometime in fiscal year 2005. In addition, in June 2004, the Company signed a distribution agreement in Canada and anticipates product sales within a reasonable period of time. The Company cannot provide assurances regarding its ability to meet any sales targets, as it may be affected by many factors not within its control, including acceptance of its products by consumers, competition, technological advances by others, and general economic and political issues. General economic and political issues affect foreign operations more significantly than domestic operations. Further, all the potentially adverse factors that can affect a business in its line are more likely to affect a new company than an established enterprise.

      Uncertain Market Acceptance
      ---------------------------

The Company's business prospects are dependent upon our perceived market need for small, portable memory devices, suitable for linkage with all common computer hardware utilized by individual personal computer users. The Company has undertaken a limited independent market study to determine whether or not the market will accept such products. The Company's business will be subject to all the risks associated with introducing and marketing a new product or service.

      Unproven and Evolving Business Model
      ------------------------------------

The Company launched its new USB portable drive in the quarter ended December 2003 and intends to extend this technology to specialized vertical market applications such as education, health care and banking. These applications will require customization for each specialized vertical market application to enhance usability to consumers. The Company is aware of similar products that are currently available and anticipates that any business model it develops will be subject to change. At this time, it is impossible for management to predict the degree to which consumers will demand such a product or whether any potential market will be large enough to provide any meaningful revenue or profit for the Company. Successful implementation of this business model may also require the Company to enter into partnerships with original equipment manufacturers ("OEMs") and software solutions providers. There can be no assurance that the Company will find OEMs or software solutions providers willing to partner with it.


      Competitive Business Environment
      --------------------------------

The mobile data and data storage industry is highly competitive and the Company's management expects competition to intensify in the future. The industry is characterized by rapidly changing technologies and customer demands for newer and better products. Third party competitors of the Company could develop products and technologies that could render the Company's products and technologies obsolete. Many of the Company's competitors have considerably greater resources, including financial and scientific personnel, marketing and sales capacity, established distribution networks, significant goodwill and global name recognition. As a result, these competitors may be in a better position than the Company to respond quickly to, or to significantly influence, rapid technological change and consumer demand.

Competition within the mobile data and data storage industry is characterized by several key factors, including the following:

      1.  Rapid   changes  in   technology   and  customer   requirements.   New
opportunities for existing and new competitors can quickly render existing technologies less valuable.

      2. Relatively low barriers to entry. Startup capital requirements for software companies can be very small, and software distribution over the Internet is inexpensive and easily outsourced.

      3.  Significant  price  competition.   Direct  distribution  of  competing
products, particularly over the Internet, may cause prices and margins to decrease in traditional sales channels.

      4. Consolidations and mergers. Software companies and their individual products have a high rate of mergers, product line sales, and other transfers and consolidations; consequently, there is a tendency to have a higher concentration of able competitors within the industry.

Other key factors that may influence competition about which we are currently unaware could arise in the future.

In addition to the foregoing, a slowdown affecting the general growth in demand for mobile data, data storage and related products and services could harm the Company's revenues and prospects for achieving profitability. The markets for the Company's products and services depend upon economic conditions that affect the broader computer technology and related markets. Downturns in any of these markets may cause end-users to delay or cancel orders for the Company's products and services. Customers may experience financial difficulties, cease or scale back operations, or reverse prior decisions to budget for orders of the Company's products and services. As a result, the Company could experience longer product sales cycles, delays in payment and collection, and pressure from the Company's markets to reduce prices. A reduction in prices could cause the Company to realize lower revenues and margins. If capital spending in the Company's markets declines, the Company may not be able to increase revenues or achieve profitability without increasing market share. If the Company is unable to compete successfully in the markets for data storage and related products, the Company may not increase revenues or achieve profitability.

Continuing changes in technology and industry standards could render the Company's data storage products unmarketable or obsolete. The markets for the Company's products change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards. New products and technologies often render existing technology-orientated products, services or infrastructure obsolete, too costly or otherwise unmarketable. The Company's success depends on its ability to introduce innovations in its products and services, integrate new technologies into current products, and develop new products and services, all on a timely basis. There is no guaranty that the Company will be successful in achieving these goals, or that it will do so in a manner sufficiently timely to ensure that the Company is able to compete successfully for customers and market share. In addition, if the Company fails to incorporate the features, performance criteria and security standards in its products and services that customers require, market acceptance of its products may not materialize, or may be significantly delayed, and the Company's revenues will level off or decline as a consequence.

Technological advances also require the Company, on a continuing basis, to commit substantial resources to acquiring and applying new technologies for use in its products and services. Product development for data storage products requires substantial lead time for engineering and testing. If the Company does not commit resources to developing and selling products incorporating new technologies at the rate demanded by the Company's markets, its products and services may be rendered obsolete, revenues could suffer, and the Company may not achieve profitability. Even if the Company does develop new or enhanced products and services, the Company cannot assure that these products will gain acceptance in the marketplace. Failure of any of these products and services could adversely affect revenues and prevent the Company from achieving profitability.

The Company believes that the distinctive features of its products differentiate it from competing products, thereby enabling it to remain competitive. The Company's policy is to develop its own core software, while hardware and other software applications are outsourced from third party vendors. The Company believes this policy enables it to adopt new products and integrate new solutions expediently into the marketplace without the burden of direct responsibility for dealing with manufacturing and inventory management issues.

The competitive factors described above may have a material adverse effect on the Company's future operating results, including reduced profit margins and loss of market share. Accordingly, there can be no assurance that the Company will be successful in its ability to enhance current products and develop and introduce future products that will achieve market acceptance. The Company's future is largely dependent on the development of new products including, for example, its USB mini disc drive device, and its enhancements and applications. Because the Company is a development stage company, these products and services are still in varying stages of development and there can be no assurance that the development of these products and services will be successfully or timely completed.

      Principal Suppliers
      -------------------

The Company's current products are sourced from a limited number of manufacturers. Any termination or significant disruption in these relationships, or any material adverse change in the financial condition of one of these manufacturers, could prevent the Company from filling customer orders in a timely manner and would have a material adverse effect on its financial position and results of operations. Although the Company believes that its relationships with these manufacturers are stable and positive, there can be no assurance that these relationships will continue or that these manufacturers will continue to be in a position to manufacture products for the Company in a timely and cost-efficient manner. Although the Company is attempting to reduce the adverse impact that problems with these manufacturers could cause by developing relationships with other manufacturers, there is no assurance that the Company would be able to replace these manufacturers should a disruption in the relationship occur.

In May, 2004, the Company added Hana Micron, a Korean-based electronics manufacturer, as the principal manufacturer of the Company's products. As part of the contract, the manufacturer will preinstall the Company's software onto various hardware devices, as selected by the Company, and will quality check the product prior to shipments to the distributors, customers or the Company.

The Company is dependent upon certain third party owners of hardware products that are "bundled" for sale with the Company's products. There can be no assurance that any relationship between the Company and any of these third parties will continue to be beneficial to the Company. There can also be no assurance that the third parties will continue to produce products in the future that retain their current level of market acceptance, that the products will continue to be available in adequate quantities at the times required by the Company or that third party products will not contain defects or errors. The Company may experience lost revenues due to a third party's delay in correcting defects in its products, delay in getting an adequate supply of their products to the Company, or from any decline in a third party product's market share.

      Patents, Proprietary Technology and Other Intellectual Property
      ---------------------------------------------------------------

The Company relies primarily on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. In addition, the Company seeks to avoid disclosure of its trade secrets by requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and by restricting access to the Company's software source code. The Company also relies on unpatented proprietary know-how in developing its products, and employs various methods, including confidentiality agreements with employees, consultants and others, to protect its trade secrets and know-how.

Irrespective of the foregoing, the Company cannot be sure that these methods of protecting its proprietary technology, information and know-how will afford complete protection. Patents may not be enforceable or provide the Company with meaningful protection from competitors. If a competitor were to infringe on the Company's patents, the costs of enforcing the Company's patent rights might be substantial or even prohibitive. Likewise, the Company cannot be sure that others will not independently develop its trade secrets and know-how or obtain access to them.

Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlap. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

      Governmental Regulation
      -----------------------

The Company's products are not subject to approval from the United States government, with the exception of export restrictions to certain countries. Our business operations do not fall under federal, state, or local environmental regulations. We do not anticipate current or future government regulation to have a material adverse affect on our capital expenditures, earnings, or competitive position.

Any additional government regulation of imports or exports, however, could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. From time to time, government agencies have proposed further regulation of encryption technology. Additional regulation of encryption technology could add to the expense of product development and enhancements. Because foreign competitors are subject to less stringent controls on the export of encryption technology, they may have a competitive advantage over the Company in both foreign and domestic technology markets.

      Product Development
      -------------------

The Company's research and development expenses totaled $108,392 in fiscal 2004. The majority of the Company's development costs are focused on meeting its technical plan, which calls for further developments and enhancements of software to enable the Company to cater to a wider audience of users and thereby remain competitive.

      Employees
      ---------

The Company has 16 full-time employees, as well as a number of consultants who provide administrative and management services similar to those that would be provided by full and part-time employees. The Company has also entered into consulting agreements to obtain counsel and services relating to marketing, media relations and business development.

                                    PROPERTY

The Company's principal facilities are located in San Ramon, California, and occupy approximately 6,700 square feet of sub-leased office space. The Company entered into a sub-lease agreement in April 2003 which extends through December 2004, and the Company is currently in negotiations to extend the sublease past this date. The sublease includes the use of all equipment and fixtures that existed in the leased space at the time it occupied the premises.

On July 2, 2004, the Company entered into a 25-month lease agreement with a third party for additional office space, comprised of 2,335 square feet located in San Francisco, California. The agreement commenced July 1, 2004, and extends through July 31, 2006.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION


The following information should be read in conjunction with the consolidated financial statements and the notes thereto contained elsewhere in this Prospectus. This Prospectus, and in particular this section, "Management's Discussion and Analysis of Plan of Operation," may contain forward-looking statements regarding future events or our future performance. These future events and future performance involve certain risks and uncertainties, which we have described in this Prospectus under the caption "Risk Factors" beginning on page 4. Actual events or our actual future results may differ materially from any forward-looking statements due to those risks and uncertainties. The Company assumes no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting our forward-looking statements. This analysis is not intended to serve as a basis for projection of future events.


      Significant  Events During Fiscal 2004 and Six Months Ended
      September 30, 2004
      -----------------------------------------------------------

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition, and is used by management in assessing the Company's performance and making any managerial decisions. The following main events impacted our financial condition during the 2004 fiscal year and will have a significant influence on our financial condition in future reporting periods.

      Convertible Note / Bridge Financing and Senior A Units Offering

In October 2003, the Company offered up to $10,000,000 principal amount of secured convertible notes, bearing 10% interest per annum with a maturity of 10 years (the "Convertible Notes"). At the time of issuance, the Convertible Notes were secured by all of the Company's intellectual property and tangible assets, current and future. The terms of the Convertible Notes provide that the holder of the Convertible Notes, at its option, could convert the principal and interest of the Convertible Notes into Common Stock at any time at an initial conversion price of $4.00 per share. As of March 31, 2004, the Company had issued approximately $444,000 of Convertible Notes.

In March 2004 and in conjunction with the commencement of the Company's Senior A Units Offering of up to $15 million of Senior A Units, which are composed of shares of Senior A Preferred Stock and Senior A Preferred Warrants, the Company entered into a Security Agreement with, and issued Secured Convertible Promissory Notes to, certain investors (the "Security Agreement" and the "Bridge Notes", respectively, and collectively, the "Bridge Financing") to secure immediate funding of up to $1,250,000. By their terms, the Bridge Notes bore interest at the rate of 10% per annum, commencing 90 days from the date of their issuance and were secured by all of the Company's assets pursuant to the Security Agreement. The Bridge Notes were due on dates ranging from March 2, 2005, to March 31, 2005, unless repaid in conjunction with the Senior A Units Offering. In connection with the Bridge Financing, the Company and the holders of the Convertible Notes agreed to exchange the Convertible Notes for Bridge Notes. As of March 31, 2004, the Company had received $1,240,000 under the Bridge Financing. Subsequent to March 31, 2004, the Senior A Units Offering was completed, and in accordance therewith, all of the Bridge Notes then outstanding, including the Convertible Notes that had been exchanged for Bridge Notes, were, by agreement between the Company and the holders of the Bridge Notes, exchanged into Senior A Units.

On June 14, 2004, the Company closed upon the first tranche of the Company's Senior A Units Offering, which consisted of approximately $8,722,605 in total consideration from the sale of approximately 784,500 Senior A Units to certain institutional investors. The amount included approximately $2,125,000 received under a previously closed Bridge Financing and approximately $539,000 principal amount of previously issued Convertible Notes, following the conversion of the Convertible Notes into shares of Senior A Preferred Stock in connection with the Senior A Units Offering. (See Note 4, "Debt" to our consolidated financial statements.) In connection with the Senior A Units Offering, the Company issued 3,137,997 shares of Senior A Preferred Stock. The Company also issued five-year warrants exercisable at $2.29 per share to purchase 287,473 shares of the Company's Common Stock related to the convertible and bridge financing, and Senior A Preferred Warrants to purchase 784,500 shares of the Company's Common Stock related to the Senior A Units Offering. (See Note 4, "Debt" to our consolidated financial statements.)

On August 13, 2004, the Company issued 588,686 shares of Senior A Preferred Stock upon the closing of the second and final tranche of the Senior A Units Offering. The second closing offer consisted of approximately $1,788,048 in funding of Senior A Units with certain institutional investors. All terms and conditions for the second and final tranche were the same as those in the first tranche closing held on June 14, 2004. The Senior A Units Offering was terminated upon completion of the second and final closing.

      Critical Accounting Policies
      ----------------------------

In accordance with SEC guidance, those material accounting policies that the Company believes are the most critical to an investor's understanding of our financial results and condition are discussed below.

The Company's significant accounting policies are more fully described in Note 2 to our consolidated financial statements. Certain of these policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by the Company's management to determine the appropriate assumptions to be used in the determination of certain estimates.

      Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists (generally a purchase order), product has been delivered, the fee is fixed and determinable, and collection of the resulting account is probable.

            o Revenue from packaged product sales to distributors/resellers is recorded at the time the product is sold from the distributor's/reseller's inventory.

            o Revenue from packaged product sales to end users through our website is recorded at the termination of the return period. Currently, the Company's return policy is good for 30 days from the date the product is shipped to the customer.

            o Revenue from corporate sales is recorded based on the terms of the specific contracts entered.

      Reserve For Returns, Price Discounts And Rebates

The Company's revenue recognition policies are such that reserves for returns are not required. Our return policy generally allows our distributors to return purchased products primarily in exchange for new products or for credit towards future purchases as part of stock balancing programs. This would occur prior to the Company recognizing revenue on these items. These returns are subject to certain limitations that may exist in the contract with an individual distributor, governing, for example, aggregate return amounts, and the age, condition and packaging of returned product. Under certain circumstances, such as terminations or when a product is defective, distributors could receive a cash refund if returns exceed amounts owed.

      Inventories

Inventories are valued at the lower of cost or market and are accounted for on the first-in, first-out basis. As sales are just beginning, there have been no write-downs or adjustments to our inventory. As of March 31, 2004, the

Company's inventory was valued at $16,088 and was held by certain of its distributors. As of September 30, 2004, the Company had inventory valued at $245,780.

      Impairment

Property,  equipment,   intangible  and  certain  other  long-lived  assets  are
amortized over their useful lives. Useful lives are based on management's estimates of the period that the assets will generate revenues. Long-lived assets are written down to fair value whenever events or changes indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to review the recoverability of all long-lived assets at a minimum of once per year and record an impairment loss when the fair value of the assets does not exceed the carrying amount of the asset.

      Substantial Doubt About Our Viability as a Going Concern
      --------------------------------------------------------

The Company's financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company had limited revenues and minimal assets as of March 31, 2004, and has incurred losses since inception. The Company is a development stage company. To date, the Company has relied primarily on loans from stockholders and officers and the sale of its equity securities, and to a lesser degree on revenues from operations, which have not been significant, to fund operations. The Company's auditor has therefore recognized that there is substantial doubt about the Company's ability to continue as a going concern.

As of September 30, 2004, the Company successfully raised approximately $10,510,653 from the sale of Senior A Units in the Senior A Units Offering.

      Results Of Operations
      ---------------------

            Three months ended March 31, 2004 and 2003

The Company has never been profitable and has sustained substantial net losses from operations. The Company's revenues were $106,970 for the three months ended March 31, 2004, and the Company had no revenues for the corresponding period ended March 31, 2003. Most of the Company's revenue for the three months ended March 31, 2004, came from online sales of its Migo product. The Company did, however, also sell its product through our distribution channels. The Company reported no direct sales for the quarter. The Company's costs related to product sales were $48,291.

The Company's spending for the three months ended March 31, 2004, increased from the same period in 2003 due to several factors. The Company's initial product was introduced to the market in this period, which resulted in aggregate Company spending for sales and marketing related expenses of $493,095 for the three months ended March 31, 2004, up from $137,638 in the corresponding three month period in 2003. The Company continued its relationships with certain professional services firms to assist its development of strategies and related materials to successfully market and sell its products. Also, the Company's general and administrative expenses increased to $1,330,608 from $164,500 due to expenses increased for staffing of the Company to meet the expanded and anticipated operations, and costs associated with the litigation against the Proctor Group and the issues related to the fraudulent activities alleged with respect to the Proctor Group.

            Twelve months ended March 31, 2004 and 2003

The Company had revenues of $345,585 for the twelve months ended March 31, 2004, and no revenues for the corresponding period ended March 31, 2003. During the twelve months ended March 31, 2004, the Company sold a private-labeled version of our product, which resulted in revenue of $115,220. The Company also recognized $116,310 of revenue through distributor channels. The balance of our revenue came from online sales and totaled $114,055. The Company's costs related to product sales were $214,671.

The Company's spending for the twelve months ended March 31, 2004, increased from the same period in 2003 as the Company continued to increase its operations in anticipation of our anticipated achievement of increased levels of regular operations. The Company's sales and marketing expenses were $1,782,344 due mainly to costs associated with the hiring of a President and Chief Operating Officer of Forward Solutions, Inc., our wholly-owned subsidiary, the hiring of additional employees for Forward Solutions, Inc., development of a public relations strategy, and initial spending on product branding expenses. General and administrative costs totaled $2,611,467, and were comprised of employment-related expenses and office operations, all of which were related to our continued business expansion, and expenses related to the Proctor litigation. They also consisted of stock-based compensation for outside consultants and the granting of shares to one of the Company's directors.

The Company's loss due to the theft alleged in the Proctor Litigation was $1,789,411 for the twelve months ended March 31, 2004. The Company's total losses as of September 30, 2004, due to that matter is $3,142,759. No additional losses due to theft are anticipated to be incurred in connection with the activities of the Proctor Group; costs of the litigation, however, are expected to continue. The Company cannot predict the amount of these costs or when or whether we will be successful in the Proctor Litigation.

            Six months ended September 30, 2004 and 2003

The Company had revenues of $94,523 for the six months ended September 30, 2004, and no revenues for the corresponding period ended September 30, 2003. During the first half of fiscal 2005, the Company sold its products through distributor channels and directly through its website. The Company had no direct or private label sales during the six months ended September 30, 2004. The Company's costs associated with the sale of products for the six months ended September 30, 2004 were $68,216 and consisted of expenses for the Migo devices, and services related to loading software, packaging and shipping.

The Company's spending for the six months ended September 30, 2004, increased from the same period in 2003 due to several factors. Reflecting a significant increase in the number of persons employed by the Company, the Company's spending for wages and related expenses was $940,551 for the six months ended September 30, 2004, up from $150,089 (excluding expense related to the granting of shares equal to $500,000 in connection with a one time bonus) in the corresponding period in 2003. The Company's selling expenses increased as it prepared for additional advertising to increase the market visibility of its products. The Company also continued its relationships with certain professional services firms to assist its development of strategies and related materials to successfully market and sell its products. During the six months ended September 30, 2004, the Company incurred costs totaling $581,615 related to its litigation with the Proctor Group and Dieterich (see the discussion under the caption "Legal Proceedings" beginning on page 41), and general legal advice on corporate and SEC related matters, and intellectual property.

During the six months ended September 30, 2004, the Company expensed capitalized loan costs and debt discount totaling $2,104,271 upon conversion of notes payable to equity.

      Liquidity and Capital Resources
      -------------------------------

At March 31, 2004, the Company had working capital of ($2,550,515) as compared to working capital of ($2,698,891) at March 31, 2003. During the twelve months ended March 31, 2004, net cash used in operations was $3,802,779 and consisted principally of a net loss of $6,398,093 and was offset by stock-based compensation and services of $1,203,650. The increase in Accounts Payable of $807,510 was due mainly to legal services related to the Proctor Litigation. The Company also accrued compensation for officer wages of $267,083 during that period.

At September 30, 2004, the Company had working capital of $1,102,592 as compared to working capital of ($2,550,515) at March 31, 2004. This increase is mainly due to the proceeds from the sale of Senior A Units in the amount of $8,722,605, which included the conversion of convertible debt (the balance of which was $1,492,758 at March 31, 2004) to equity.

The Company's current cash on hand at September 30, 2004, would not be adequate to fund the Company's operations for more than a short period if the Company were to continue to use cash in operating activities at the same rate as in prior months. Following the fiscal year ended March 31, 2004, the Company has been successful in closing upon approximately $10,510,653 through the sale of Senior A Units in the Senior A Units Offering, which includes approximately $1,240,000 received under the Bridge Financing at March 31, 2004 and approximately $2,664,000 principal amount of the Convertible Notes that were converted into shares of Senior A Preferred Stock in connection with the Senior A Units Offering (see the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 30). Although the Company's recent Bridge Financing and Senior A Units financing is expected to provide sufficient operating capital to continue our business and fund current overhead expenses for at least the next 12 months, the Company will need to rely upon continued borrowing and/or sales of additional equity instruments to support its continued growth. The Company's management believes it will be able to obtain sufficient cash resources and working capital to meet the Company's present cash requirements through debt and/or equity-based fund raising.

      Recent and Expected Losses
      --------------------------

The Company is a development stage company and has never been profitable and has sustained substantial net losses from operations. There can be no assurance that we will ever generate positive cash flow from our operating activities, or that the Company will achieve and sustain a profit during any future period, particularly if operations remain at current levels. Failure to achieve significant revenues, positive cash flow or profitability would materially and adversely affect the Company's business, financial condition, and results of operations. For the fiscal year ended March 31, 2003, the Company incurred a net pre-tax loss of $2,327,360 and, for the fiscal year ended March 31, 2004, the Company incurred a net pre-tax loss of $6,397,293. The Company's auditors, Hein & Associates LLP, issued an opinion in connection with the Company's financial statements for the fiscal year ended March 31, 2004, noting that while the Company has recently obtained additional financing, sustained recurring losses raise substantial doubt about its ability to continue as a going concern.

The Company's results of operations were materially affected in the six months ended September 30, 2004, and its results of operations for the fiscal year ending March 31, 2005, are expected to be materially affected, by the impact of having sold and exchanged Senior A Units and Junior A Units during those periods for consideration that was substantially below the market price of our Common Stock as of the dates of the issuance of such Units (which are comprised of securities that are ultimately convertible into or exercisable for shares of Common Stock). The Company is required to reflect this "discount" from market value, computed on an as-if-beneficially-converted-into-Common Stock-on-the-date-of-issuance basis, as interest expense in its Condensed Statement of Operations and dividends in its Condensed Balance Sheet, the effect of which is to significantly increase its net loss allocable to holders of its Common Stock and its basic and diluted loss per share of Common Stock.

      Satisfaction of Current and Future Capital Requirements
      -------------------------------------------------------

No assurance can be given that proceeds to the Company from the recently completed Senior A Units Offering will satisfy our capital requirements. The Company cannot provide assurances that it will be able to develop its business to the point of generating consolidated net operating profits and positive cash flows from operations. If funds from these sources are not sufficient to offset operating expenses, the Company would seek to institute cost-saving measures that would not only reduce overhead, but also curtail operations. The Company cannot assure that such measures, if implemented, will be sufficient to offset all of our operating expenses. If any capital subsequently raised from sales of securities is not sufficient to fund the balance of our operating expenses after we implement cost-cutting measures, the Company could be forced to discontinue certain operations or may be unable to continue as a going concern.

Any further issuances of any additional equity securities to raise capital may be on terms that are detrimental to existing stockholders. In order to meet its capital requirements, the Company may continue to offer equity securities for sale, and existing stockholders will experience additional dilution. Any new equity securities we issue may have rights, preferences or privileges senior to those of existing holders of our equity securities.

      Events Subsequent to Fiscal Year Ended March 31, 2004
      -----------------------------------------------------

            Placement Agency Agreement

The Company entered into a Placement Agency Agreement, dated as of April 7, 2004, with Middlebury Capital to act as the placement agent for the sale of a minimum of $8 million, and up to a maximum of $15 million, of the Company's Senior A Units in the Senior A Units Offering. In conjunction with the Senior A Units Offering, the Company's Convertible Notes and Bridge Notes converted into shares of Senior A Preferred Stock on the first closing of the Senior A Units Offering. Approximately $2,125,000 received under the Bridge Financing and approximately $539,000 principal amount of the Convertible Notes, following the conversion of the Convertible Notes into shares of Senior A Preferred Stock in connection with the Senior A Units Offering, were included in the calculation of the minimum offering and maximum offering.

The holders of the Senior A Preferred Stock, valued by agreement in connection with the Senior A Units Offering at $3.06 per share, have the right to convert the Senior A Preferred Stock into Common Stock at any time, and may be required to convert into Common Stock by the Company upon the occurrence of certain events. The Senior A Preferred Stock accrues a dividend of 8% payable semi-annually. Additionally, for each four shares of Senior A Preferred Stock, the holder will receive one Senior A Preferred Warrant, exercisable for one share of Common Stock at an exercise price of $3.83. The Senior A Preferred Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

            Completion of the Senior A Units Offering

On June 14, 2004, the Company closed on the first tranche of the Senior A Units Offering, consisting of approximately $8,722,605 million in funding of Senior A Units with certain institutional investors. The amount includes approximately $2,125,000 received under the Bridge Financing and approximately $539,000 principal amount of the Convertible Notes, following the conversion of the Convertible Notes into shares of Senior A Preferred Stock in connection with the Senior A Units Offering.

On August 13, 2004, the Company issued 588,686 shares of Senior A Preferred Stock upon the closing of the second and final tranche of the Senior A Units Offering. The second closing offer consisted of approximately $1,788,048 in funding of Senior A Units with certain institutional investors. All terms and conditions for the second and final tranche were the same as those in the first tranche closing held on June 14, 2004. The Senior A Units Offering was terminated upon completion of the second and final closing.

Middlebury Capital served as the placement agent on the transaction and IndiGo Ventures LLC acted as the Company's financial advisor.

            Rescission Offer

Contemporaneous with the commencement of the Senior A Units Offering, the Company conducted a Rescission Offer that it made to certain of its existing stockholders who had originally acquired their shares of Common Stock in connection with a private placement conducted from June 2002 through July 2003 by PowerHouse Studios (and after May 19, 2003, by the Company). Pursuant to the Rescission Offer, these stockholders were given the opportunity to rescind the purchase of such shares for either the cash consideration paid for the shares, with interest, or Series A Junior Units, consisting of shares of Junior A Preferred Stock, convertible at any time into shares of Common Stock, and Junior A Preferred Warrants, exercisable for shares of Common Stock at an exercise price of $3.83.

The Rescission Offer was based on certain of the matters alleged by the Company in the Proctor Litigation. Stockholders who accepted the Rescission Offer were required to give general waivers and releases with respect to certain potential claims against the Company. The Junior A Preferred Stock has certain preferences over the Common Stock, including an anti-dilution provision in the event the Company is unsuccessful in its current litigation with the Proctor Group (see the discussion under the caption "Legal Proceedings" beginning on page 41). The Junior A Preferred Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

The Rescission Offer was completed on June 4, 2004, and holders of approximately 1,082,026 shares of Common Stock accepted the Rescission Offer in exchange for Series A Junior Units and holders of approximately 46,500 shares of Common Stock accepted the Rescission Offer for cash consideration. Holders of approximately 119,665 shares of Common Stock retained their ownership of Common Stock as originally purchased.

There is considerable legal uncertainty under both federal and state securities laws concerning the efficacy of rescission offers and general waivers and releases with respect to barring claims that would be based on securities law violations. The Company understands that the SEC takes the position that acceptance or rejection of an offer of rescission may not bar stockholders from asserting claims for alleged violations of federal securities laws. Further, under California's Blue Sky law, which would apply to stockholders resident in that state, a claim or action based on fraud may not be waived or prohibited pursuant to a rescission offer.

Accordingly, the Rescission Offer may not have terminated any or all potential liability the Company may have for failure to properly register our Common Stock under the Securities Act and there can be no assurance that the Company will be able to enforce the waivers and general releases it has received in connection with the Rescission Offer and Junior A Units Offering to bar any claims based on allegations of fraud or other federal or state securities law violations that the stockholders who accept the Rescission Offer may have, until the applicable statutes of limitations have run with respect thereto. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the alleged violation. The Company believes, however, that, in addition to such waivers and releases, it may also have equitable remedies available to it should any of such persons seek to deny the enforceability of their waivers and releases.

Further, those stockholders who did not accept the Rescission Offer, either because they affirmatively rejected it or because they failed to respond to it, may still attempt to assert claims against the Company, as well as against certain directors and officers of the Company, relating to non-compliance with the securities laws. The Company cannot predict with certainty that those claims will be barred by the Rescission Offer because the legal effect of the Rescission Offer is uncertain. To the extent those claims are brought and result in judgments for damages, our business, financial condition and results of operations could all be harmed. The number of shares of Common Stock held by investors who were offered rescission under the Rescission Offer but did not accept the Rescission Offer aggregate of 119,665 shares, each of which was purchased at a price of $5.00. Even if we were to be successful in defending claims brought under applicable securities laws, their mere assertion could result in costly litigation and significant diversions of effort by management.

            Merger with First Person Software, Inc.

On May 28, 2004, the Company entered into, and on June 18, 2004 closed, the FPS Merger Agreement with First Person and its stockholders (either directly as signatories to the FPS Merger Agreement or as parties in interest to the FPS Merger Agreement, represented by a duly authorized representative) to acquire approximately 51% of the shares of outstanding common stock of First Person in consideration of cash and shares of Common Stock of the Company, at an aggregate of $2,500,000. The consideration includes a certain amount of cash that was held in escrow by an authorized agent and that was released upon the satisfactory review by the Company of First Person's financial statements and further includes a certain number of shares of Common Stock that are currently being held in escrow by the same agent and that will only be released upon the satisfactory achievement by the Company of certain performance milestones within the applicable periods specified in the FPS Merger Agreement. Immediately prior to the FPS Merger, the Company owned approximately 49% of the outstanding shares of First Person stock, which shares were originally purchased by the Company in November 2002.

The Company expects the FPS Merger to enable it to develop and further enhance the software behind its products, more effectively control the underlying intellectual property and develop additional intellectual property around its core software. All the employees of First Person were offered, and accepted, employment in the Company.

The Company may be exposed to risks associated with acquisitions such as the FPS Merger, including integration risks and risks associated with methods of financing, the impact of accounting treatment and the possibility that the corporate information provided by the acquired enterprise, including financial data, proves to be inaccurate or unreliable. There is no guaranty that the FPS Merger, or any other acquisition, will enhance the business of the Company.

            Employment Agreement

On November 1, 2004, the Company entered into an employment agreement with Ms. Manijeh Moghis as its Chief Operating Officer terminable at any time upon notice by either party. The agreement calls for a salary at the rate of $225,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 50-100% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. In addition, Ms. Moghis also received 500,000 options for the purchase of common stock, to be approved by the Board of Directors upon the formalization of a stock option plan. The options will have an exercise price equal to the closing market price of the Company's Common Stock on Ms. Moghis' employment start date, which was

November 1, 2004, and will vest over a period of three years, subject to continued employment. The options shall vest subject to the following schedule:
12.5% of the total shares of Common Stock underlying the options shall vest three months from Ms. Moghis' employment start date, which was November 1, 2004, and thereafter, 1/36 of the total shares of Common Stock underlying the options shall vest on the first date of each full month during which Ms. Moghis remain employed with the Company during the 36-month vesting period so that 100% of such options shall have vested on the third anniversary of Ms. Moghis' employment start date, which was November 1, 2004. Ms. Moghis was also nominated to the Company's Board of Directors, subject to approval by the Board.

            Internal Controls and Procedures


During and shortly after the quarter ended June 30, 2004, the Company completed three separate transactions, each of which was significant, complex and non-recurring in nature. In connection with its preparation of the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 (the "June 30th Quarterly Report"), that was required to be filed by the Company under the Exchange Act, the Company discovered it had material weaknesses in its disclosure controls and procedures with respect to its ability to properly and timely record and account for these transactions. Specifically, subsequent to June 30, 2004, the Company presented a draft of the June 30th Quarterly Report to the Company's outside accountants for review. Commencing in July 2004 and through approximately August 17, 2004, management re-evaluated its disclosure controls and procedures based upon the outside accountant's review and comment that certain accounting treatment of certain transactions was not proper. Although considering at the time only the three transactions referred to, management concluded that the weaknesses that had been uncovered were more general in nature and would likely affect future accounting for similar matters. Based upon this re-evaluation, the Company determined that because the Company's internal staff lacked the adequate accounting resources to initially properly record the transactions, in terms of both the number of its internal accounting staff and their experience with and expertise in accounting for transactions of the type in question, the Company's disclosure controls and procedures were not effective, which, in turn, impacted on the Company's ability to timely file its June 30th Quarterly Report. The three transactions referred to above, and the accounting issue presented by each, were as follows.

         Rescission Offer:

From May 5, 2004, to June 4, 2004, the Company conducted a Rescission Offer that it made to certain of its existing stockholders who originally acquired their shares of Common Stock in connection with a private placement conducted from June 2002 through July 2003 by PowerHouse Studios, Inc. (and after May 19, 2003, by the Company) the opportunity to rescind the purchase of such shares for either the cash consideration paid for the shares, with interest, or Series A Junior Units, consisting of shares of Junior A Preferred Stock and Junior A Preferred Warrants. The Rescission Offer was based on certain of the matters alleged by the Company in the Proctor Litigation. Stockholders who accepted the Rescission Offer were required to give general waivers and releases with respect to certain potential claims against the Company.

In connection with the Rescission Offer, which was completed on June 4, 2004, 71 persons, holding an aggregate of 1,082,026 shares of Common Stock, accepted the Rescission Offer in exchange for Series A Junior Units, comprised of an aggregate of 1,082,026 shares of Junior A Preferred Stock and Junior A Preferred Warrants to purchase 270,507 shares of Common Stock; 11 persons, holding an aggregate of 45,500 shares of Common Stock accepted the Rescission Offer for an aggregate cash consideration of $227,500; and 20 persons, holding an aggregate of 119,665 shares of Common Stock, rejected the Rescission Offer and retained their ownership of Common Stock as originally purchased.

The Rescission Offer was inadequately accounted for by the Company's internal staff because it lacked the necessary knowledge and experience with respect to the proper accounting treatment of dividends related to the issuance of the Junior A Preferred Warrants and the required disclosure of the transaction. In order to provide the proper accounting treatment for the transaction, the Company would have had to first value the Common Stock being exchanged, and then record the correct allocation between the value of the new Junior A Preferred Stock being issued, along with the dividend value associated with the issuance of the Junior A Preferred Warrants.



         Merger of First Person Software, Inc.

Effective June 18, 2004, the Company acquired approximately 51% of the shares of outstanding common stock of First Person Software, Inc. in consideration of cash and shares of Common Stock of the Company, at an aggregate of $2,500,000. The consideration includes a certain amount of cash that was held in escrow by an authorized agent and that was released, on August 27, 2004, upon the satisfactory review by the Company of First Person's financial statements, and further includes a certain number of shares of Common Stock that are currently being held in escrow by the same agent and that will only be released upon the satisfactory achievement by the Company of certain performance milestones within the applicable periods specified in the FPS Merger Agreement. Immediately prior to the FPS Merger, the Company owned approximately 49% of the outstanding shares of First Person stock, which shares were originally purchased by the Company in November 2002. In connection with the FPS Merger, the Company issued a total of 217,938 shares of Common Stock to former stockholders of First Person. The shares were valued at $4.59 per share.

The FPS Merger required the Company to properly calculate the purchase price, properly allocate the purchase price to the acquired assets and assumed liabilities, and properly disclose such determinations. According to the Company's management, the Company did not properly calculate the purchase price nor allocate the purchase price, and did not have the requisite knowledge to disclose the accounting of the transaction. As a result, the Company's management requested further backup detail to support the Company's findings.

Management retained the services of an outside firm to assist in correcting the accounting deficiencies. This required approximately two weeks of work to reallocate the prior investment made by the Company into the acquired entity, and conform the new investment to the proper accounting for an acquisition in accordance with FASB 141.

         Convertible Note / Bridge Financing and Senior A Units Offering

In October 2003, the Company offered up to $10,000,000 principal amount of Convertible Notes, bearing 10% interest per annum with a maturity of 10 years, which were secured by all of the Company's intellectual property and tangible assets, current and future. The holders of the Convertible Notes, at its option, may convert the principal and interest of the Convertible Notes into Common Stock at any time at an initial conversion price of $4.00 per share. As of March 31, 2004, the Company had issued approximately $444,000 of Convertible Notes

In March 2004 and in conjunction with the commencement of the Company's Senior A Units Offering, the Company issued Bridge Notes to certain investors to secure immediate funding of up to $1,250,000 in connection with the Bridge Financing. By their terms, the Bridge Notes bore interest at the rate of 10% per annum, commencing 90 days from the date of their issuance and were secured by all of the Company's assets pursuant to the Security Agreement. In connection with the Bridge Financing, the Company and the holders of the Convertible Notes agreed to exchange the Convertible Notes for Bridge Notes. As of March 31, 2004, the Company had received $1,240,000 under the Bridge Financing.

On June 14, 2004, the Company closed upon the first tranche of the Company's Senior A Units Offering, which consisted of approximately $8,722,605 in total consideration from the sale of approximately 784,500 Senior A Units to certain institutional investors. The amount included approximately $2,125,000 received under the previously closed Bridge Financing and approximately $539,000 principal amount of previously issued Convertible Notes, following the conversion of the Convertible Notes into shares of Senior A Preferred Stock. In connection with the Senior A Units Offering, the Company issued 3,137,997 shares of Senior A Preferred Stock. The Company also issued five-year warrants exercisable at $2.29 per share to purchase 287,473 shares of the Company's Common Stock related to the convertible and bridge financing, and Senior A Preferred Warrants to purchase 784,500 shares of the Company's Common Stock related to the Senior A Units Offering.

On August 13, 2004, the Company issued 588,686 shares of Senior A Preferred Stock upon the closing of the second and final tranche of the Senior A Units Offering. The second closing offer consisted of approximately $1,788,048 in funding of Senior A Units with certain institutional investors. The Senior A Units Offering was terminated upon completion of the second and final closing. In connection with the Senior A Units Offering, the Company closed on approximately $10,510,653 in funding.



With respect to the above set of transactions, the Company did not have the necessary resources, including the lack of adequate internal staff and lack of accounting knowledge, to properly account and disclose such transactions.

Specifically, the issuance of the Senior A Units required the proper calculation of beneficial conversion features of the Senior A Preferred Stock and the Senior A Preferred Warrants. As well, since in some instances the issuance of the Senior A Units was based upon the conversion of Convertible Notes and Bridge Notes that were previously issued, the Company was required to properly allocate the proceeds of the prior loans in connection with the issuance of such Senior A Units.

Accounting guidelines determine that a beneficial conversion feature exists whenever the non-detachable features are in the money at the commitment date. At June 14, 2004, it was determined that the feature was in the money and, as such, the beneficial conversion feature needed to be accounted for separately and charged when issued. It took the Company approximately three weeks, with the assistance of outside support, for the Company to properly determine the fair value of the various components and then account for these items.

On September 13, 2004, the Company filed the June 30th Quarterly Report, which was required to be filed by August 13, 2004. The financial statements included in the June 30th Quarterly Report properly reflect the three transactions mentioned above.

After reaching the conclusions referred to above, management took steps it believed necessary and appropriate to correct the weaknesses in the Company's internal accounting procedures and controls that had been found. These steps included expanding the Company's internal accounting staff and engaging consultants with considerable accounting experience, and developing a set of accounting procedures that mandate expert review promptly of all transactions in order that they be properly recorded at the earliest possible time, expert review immediately of the appropriate accounting principles to be applied to each transaction, immediate closing of the Company's books of account at the end of each quarter or other appropriate accounting period and the prompt preparation of draft financial statements in order that the review and final preparation process can proceed efficiently to enable the timely filing of accurate and complete financial statements.

In this regard, the Company has hired an additional full-time accounting staff member at the Manager level and has retained Hood & Strong LLP ("Hood & Strong"), an accounting consultancy firm that the Company believes has the requisite skill and experience to assure that the weaknesses in its internal controls and procedures will be cured. Hood & Strong is registered with the PCAOB and has extensive current and prior experience providing both attest and non-attest services to publicly listed companies. While developing the foregoing, the Company also retained a part-time consultant to assist it with certain specific tasks. The Company continues to retain Hood & Strong.

Specifically, Hood & Strong assists management with respect to accounting issues related to the Company's monthly internal closings. Hood & Strong also reviews the Company's financial statements, supporting documentation, conclusions on treatment for complicated transactions, and the Company's Quarterly Reports on Form 10-QSB, prior to submission to our auditors. Hood & Strong will also begin assisting the Company with its Sarbanes Oxley Section 404 implementation and compliance.

The Audit Committee of the Company's Board of Directors participated in the foregoing by reviewing developments and proposed solutions with the accounting staff and management and has approved the procedures referred to above.

The correction of the Company's internal accounting procedures and controls to the point where they can be deemed to be effective has been an ongoing process. The procedures were not effective by the time the Company was required to file its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, and the Company was required to file for an extension in connection with that filing. This was due solely to an administrative issue because the Company had changed firms to perform the edgarization service. The new firm had not properly tested the filing codes, and as a result the Company missed the filing deadline. Management believed that good progress had been made, however, and that its solutions would work. Management continues to hold that view and, based on its observation of steps already being taken by the accounting staff regarding the early review of transactions and arranging for the early closing of the accounting books and commencement of preparation of the filing, expects that the Company's Quarterly Report on Form 10-QSB Report for the quarter ending December 31, 2004, will be timely and accurately filed. (See "Risk Factors--Risk Related to the Company's Internal Disclosure Controls and Procedures Not Being Effective" beginning on page 11).

            Other

On October 14, 2003 and amended on December 9, 2003, the Company entered into an agreement with a professional services firm for services to the Company in return for the issuance of 15,000 shares of restricted Common Stock of the Company. The shares were issued June 9, 2004, in full satisfaction for all services rendered to the Company.

The Company entered into several 3-month consulting agreements with certain parties for marketing and strategy related services. The agreements call for periodic cash payments and can be terminated by either party with 30 days' notice. The Company considers the aggregate consideration paid in connection with these consulting agreements not to be material to the Company.

On July 2, 2004, the Company entered into a 25-month lease agreement with a third party for additional office space, comprised of 2,335 square feet located in San Francisco, California. The agreement commenced July 1, 2004, and requires monthly lease payments of $4,281 through June 30, 2005 and monthly lease payments of $4,475 from July 1, 2005 through July 31, 2006.

On July 28, 2004, the Company entered into a second amendment to the agreement of April 21, 2003 for office space located in San Ramon, California. The agreement commenced August 1, 2004, and increased the rentable square feet by 3,047 square feet and increased the monthly lease payments to $7,637 through December 31, 2004.

On August, 27, 2004, pursuant to the FPS Merger Agreement and upon the Company's satisfactory review of First Person's financial statements, the Company agreed to release the cash consideration, approximately $100,061, that was being held in escrow by an authorized agent to the representative of the former First Person shareholders.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The names of the members of the Company's Board of Directors and other persons who make a significant contribution to the Company's business, as well as biographical information for those persons as of October 22, 2004, are set forth below:

                  NAME                      AGE           POSITIONS AND OFFICES HELD                   SINCE
--------------------------------------------------------------------------------------------------------------------
          Jay Elliot                        65        Director, Chief Executive Officer            May 16, 2002
                                                          and Chairman of the Board

          Gregory Duffell                   42        Director, International President            May 16, 2002

          R. B. (Rob) Hutchison (1)         48                     Director                       October 6, 2003

          Joshua Feller                     45        President, Forward Solutions, Inc.           April 1, 2003

          David R. Wells                    42       Vice President - Finance Operations          January 1, 2004

(1)   Member of the Audit Committee.

On October 6, 2003, James Palmer resigned as a director of the Company. On October 6, 2003, Robin Hutchison was appointed as a director.

      Jay Elliot, Age 65

Mr. Elliot has over 30 years operating experience with corporations including IBM, Intel and Apple Computers. From 1980 to 1986, Mr. Elliot served as the Executive Vice-President of Apple Computers, reporting directly to Steven Jobs, founder and Chairman of the Board. In his role with Apple, Mr. Elliot was responsible for Finance, Managed Information Services (MIS), Real Estate, Apple Far East Sales, the Apple Foundation, and Corporate Planning. Mr. Elliot was also the Chief Operating Officer of the Macintosh division, reporting directly to Steven Jobs as president. When Mr. Elliot joined Apple in 1980, sales were $150 million and at his departure in 1986, its sales were in excess of $1.0 billion dollars.

Previous to his tenure with Apple, Mr. Elliot served as a Site Director of IBM from 1977 to 1979, as well as heading the 16,000 person software division. In 1979, Mr. Elliot left IBM to join Intel. Mr. Elliot also served as a Site Director of Intel from 1979 to 1980 and was the creator of the Intel Foundation.

In addition to his substantial technology background, Mr. Elliot also has extensive experience in both the entertainment and healthcare industries. From 1988 to 1994, Mr. Elliot served as the Chief Executive Officer of San Francisco Studios where he produced the Academy Award-nominated documentary, "Berkeley in the Sixties," as well as the NBC television series, "Midnight Caller" and numerous sports programs for NBC, CBS, and ABC, including the Barcelona Olympic Games. From 1994 to 1998, Mr. Elliot also served as President of Acclaim West, producing programs for Fox, UPN, the Playboy Channel and Telemundo. On the healthcare side, Mr. Elliot was the Chief Executive Officer of New Health Systems from 2000 to 2001, a network technology company connecting physicians and vendors to patients and affiliated hospitals.

      Gregory Duffell, Age 42

Mr. Duffell is a senior executive with 20 years of international business experience in Europe, the Middle East and the Asia Pacific region. In 1983, after serving as a pilot in the Royal Australian Air Force, Mr. Duffell embarked on an extensive business development and franchise career, with Budget Rent-A-Car International initially in Australia and later relocated to Singapore. From 1987 to 1994, Mr. Duffell was the Regional Director - Asia Pacific, and was credited with opening over 200 franchise office locations during his 11 years with Budget. After several years consulting in US technology transfers to Asia, Mr. Duffell in 1997 became the General Manager for the Thomas Cook Group - Worldwide Network, based in London, UK, responsible for developing and implementing an Internet eCommerce solution in more than 120 countries and 3000 travel agencies. Upon returning to Asia in 2000 Mr. Duffell consulted to a number of technology projects including interactive kiosks; Bancassurance turnkey solutions and teleradiology diagnostic healthcare.

      R. B. (Rob) Hutchison, Age 48

Mr. Hutchison is a technology innovator and business entrepreneur providing guidance for strategic business development. Mr. Hutchison has more than 23 years of experience in the field of information technology. Most recently, in December 2003, Mr. Hutchison joined the management team of Applied DNA Sciences as CEO.

Mr. Hutchison is the founder of several companies, including eCharge Corporation of Seattle, Wash., specialists in alternative payment methods for the Internet. From 1997 to 2002, Mr. Hutchison served as eCharge's President and Chief Technical Officer and played an integral role in raising in excess of $90 million in private financing. Mr. Hutchison pioneered, and holds the patent pending on, unique digital certificate technology using Bio-metrics that enabled eCharge to provide secure Internet commerce transactions. He remains on the Board of Directors of eCharge, after retiring from the company in 2002 to assist in the development of several start-up and mature technology companies, including Bit Learning, Via Vis Technologies Inc., One Person Health Inc. and Applied DNA Canada.

Mr. Hutchison is also a member of the Board of Directors of Golden Goliath Resources and Serebra Learning Corporations.

Prior to co-founding eCharge, Mr. Hutchison was president of Canada-based SNI Corporation from 1994 to 1997, specialists in the integration of SUN Microsystems UNIXbased systems and Internet and computer firewall security. SNI served as lead architects of BC Telephone's Sympatico Internet service. From 1990 to 1993, Mr. Hutchison also served as the Western Regional Director of Sales & Operations for Everex Canada Inc., and as Vice President and co-founder of Vivox International Inc.

      Joshua Feller, Age 46

Mr. Feller is president and chief operating officer of Forward Solutions, Inc. Mr. Feller is actively supervising the Company's operations related to the creation and distribution of a family of mobile computing devices dubbed the "Migo". Mr. Feller brings to the Company more than 25 years' experience as a senior executive of high-tech corporate development, sales and operations for both traditional and startup companies. Mr. Feller spent 15 years (from 1982 to 1997) with ComputerLand Corp., where he served in various roles, including Chief Operating Officer and Vice President of Franchise Operations. There he managed that company's sales and franchise operations and affiliate distribution program, increasing sales by more than $350 million with 700 new dealers in its first year. He then oversaw the growth of the business to more than $1.2 billion in subsequent years. More recently, he spent three years commencing 1997 as Managing Director of Martin Wolf Associates, representing companies in both buy and sell side merger transactions and from 2000 to 2002 was Chief Executive Officer of milesandpoints.com, a travel-related Internet company.

      David R. Wells, Age 42

Mr. Wells has 19 years of experience in financial and corporate management, with particular emphasis as a negotiator, moderator, decision-maker and motivator with operations and administrative matters in finance, human resources, facilities management and intellectual property. In July, 2003, Mr. Wells came to the Company from Insurance Services of America, where he was acting Chief Operating Officer and Chief Financial Officer from May 2002 to June 2003. He previously served as Vice President, Finance and Administration for three companies: BroadStream, Inc. (November 2000-January 2002); Hollywood Stock Exchange, an internet gaming company (January 1999-September 2000); and ITE USA/Webchoice (July 1998 to January 1999). Before that he was the Chief Financial Officer of HSO Business Systems (1997) and held positions as a Senior Business Analyst, Controller, Sales Representative and Commercial/Corporate Lending officer with a number of California firms. He holds an MBA from Pepperdine University and a BA from Seattle Pacific University.

The Company is currently seeking additional outside directors. The Company cannot assure that it will be successful in finding new directors.

      Audit Committee
      ---------------

The Company has a separately-designated standing audit committee established in accordance with Section 3(2)(58)(A) of the Exchange Act. R. B. (Rob) Hutchison currently is the sole audit committee member.

      Audit Committee Financial Expert
      --------------------------------

Due to limited resources, the Company does not yet have an audit committee financial expert, as that term is defined in Item 401(e)(2) of Regulation S-B, on its audit committee.

      Stockholder Recommendations of Board Nominees
      ---------------------------------------------

Under the Company's informal procedures, the Company welcomes stockholder recommendations for nominations to the Company's Board of Directors, provided that the recommendations are received significantly in advance of the next annual meeting of stockholders and are addressed to the Chief Executive Officer. The Board of Directors will consider such stockholder recommendations and will decide whether to include such recommendation as a nominee for the Board of Directors, in its sole discretion.

The Company has not made any material changes to the procedures by which security holders may recommend nominees to the Company's Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock of the Company as of September 30, 2004, by (a) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) each of the named executive officers of the Company referred to on page 39 under the caption "Executive Compensation"; (c) each director of the Company; and (d) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder identified below is in care of the Company, 2694 Bishop Drive, Suite 270, San Ramon, CA 94583.

                                                             AMOUNT BENEFICIALLY OWNED
      TITLE OF CLASS              NAME AND ADDRESS            AND NATURE OF OWNERSHIP        PERCENTAGE OF CLASS
----------------------------------------------------------------------------------------------------------------
        Common Stock                 Jay Elliot                   700,000--direct                    18.6%

        Common Stock               Gregory Duffell                500,000--direct                    13.3%

        Common Stock              LB I Group, Inc.               490,196--indirect                  6.4%(1)

        Common Stock                Joshua Feller                 100,000--direct                    2.7%

        Common Stock               Robin Hutchison                 25,000--direct                    0.7%

        Common Stock               David R. Wells                   125,000(2)                      3.3%

        Common Stock              All officers and               1,450,000--direct                   38.6%
                                directors as a group

Footnotes:
----------

(1) This includes 490,196 shares of Senior A Preferred Stock and Senior A Preferred Warrants to buy 122,549 shares of Common Stock.

(2) This includes an option to buy 75,000 shares of Common Stock at a price to be determined.

The Company's Board of Directors intends to adopt a stock option plan and expects to submit such a plan at the next annual meeting of stockholders, which is currently scheduled to be held in November 2004.


                             EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of the fiscal years ended March 31, 2004, and March 31, 2003, to (i) the Company's chief executive officer ("CEO") during fiscal 2004; and (ii) the Company's three most highly compensated employees other than the CEO who were serving as executive officers at the end of fiscal 2004.

         Summary Compensation Table
         --------------------------

                                     ANNUAL COMPENSATION                               LONG-TERM PAYOUTS
                          ---------------------------------------    -------------------------------------------------------

                                                                               AWARDS              PAYOUTS
                                                                      -------------------------    -------

                                                                      RESTRICTED     OPTIONS (#
                                                     OTHER ANNUAL     STOCK ($ AS        OF         LTIP        ALL OTHER
                                 SALARY    BONUS     COMPENSATION     OF DATE OF     UNDERLYING   PAYOUTS     COMPENSATION
   NAME AND POSITION      YEAR     ($)       ($)          ($)           GRANT)       SECURITIES      ($)          ($)
----------------------------------------------------------------------------------------------------------------------------
Jay Elliot,               2004   240,000     ---          ---             ---            ---          ---          ---
   Chairman, CEO          2003   240,000     ---          ---             ---            ---          ---          ---

Gregory Duffell,          2004   200,000     ---          ---             ---            ---          ---          ---
   Director,
   International
   President

Joshua Feller,            2004   175,000     ---          ---             ---            ---          ---          ---
   President,
   COO--Forward
   Solutions, Inc.

David R. Wells,           2004   160,000     ---          ---             ---         125,000         ---          ---
   VP Finance
   Operations

      Option/SAR Grants in Fiscal Year 2004
      -------------------------------------

The Company did not grant any stock options or stock appreciation rights ("SARs") during the fiscal year ended March 31, 2004.

      Aggregated  Option/SAR  Exercises in Fiscal Year 2004 and
      Fiscal Year 2004 Options/SAR Values
      ---------------------------------------------------------

There were no exercises of options for the fiscal year ended March 31, 2004, and the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any executive officer.

      Employment Contracts
      --------------------

On May 16, 2002, the Company entered into an employment agreement with Jay Elliot as its President and Chief Executive Officer for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $240,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. The President and Chief Executive Officer also received 700,000 shares of common stock as part of the compensation package and is eligible for a retention bonus at the discretion of the Board of Directors.

On April 1, 2003, the Company entered into an employment agreement with Joshua Feller as the President and Chief Operating Officer of Forward Solutions, Inc., a subsidiary of the Company, for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $175,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. Mr. Feller also received 100,000 shares of common stock as part of the compensation package and is eligible for a retention bonus at the discretion of the Board of Directors.

On July 15, 2003, the Company entered into a consulting agreement with Gregory Duffell as its International President for a period of three years, subject to certain cancellation provisions, including a mutual 90-day notice period. The agreement calls for annual payments of $200,000 paid semi-monthly, and provides for the reimbursement of approved expenses, including living expenses while in the United States. The agreement restricts the consultant from engaging in other business activities while under contract with the Company, and provides for other restrictions to protect the intellectual and business property of the Company.

On January 1, 2004, the Company entered into an employment  agreement with David
R. Wells as its Vice President Finance Operations for a perpetual period terminable upon 30-days notice by either party. The agreement calls for a salary at the rate of $160,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. In addition, Mr. Wells was due $10,000 for prior consulting services during the period ending March 31, 2004. The Vice President Finance Operations also received 125,000 options for the purchase of common stock, to be approved by the Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 18, 2004, the Company acquired First Person through a merger of First Person with and into PowerHouse Acquisition Company, LLC ("PowerHouse Acquisition"), a newly created wholly-owned subsidiary of the Company, with PowerHouse Acquisition remaining as the surviving entity. At the time of the FPS Merger, Jay Elliot, the Chief Executive Officer and the Chairman of the Board of the Company, which at that time held approximately 46.43% of the fully diluted capital stock of First Person, was a director of First Person. In addition, each of Christopher Neumann and David Brett Levine, directors and executive officers of First Person, held approximately 22.90% of the fully diluted capital stock of First Person and, at the effective time of the contemplated merger, became employees of the Company and will receive compensation and benefits from the Company. See the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004--Merger with First Person Software, Inc." beginning on page 32.

Jay Elliot and Gregory Duffell, each of whom currently is an officer, director, and stockholder of the Company, were associated with the Company prior to the date upon which current management began to control the Company and during the period when certain of the events that led to the Company's filing of the complaint in the Proctor Litigation took place. The Rescission Offer and the waivers and general releases obtained in connection therewith, if exercisable, may serve to bar claims that might be brought against Messrs. Elliot and Duffell.

                                LEGAL PROCEEDINGS

      Proctor, et. al. and Related Matters
      ------------------------------------


On September 15, 2003, the Company filed a complaint in the Superior Court of the State of California in and for the County of Los Angeles, South West District (the "Superior Court") captioned PowerHouse Technologies Group, Inc. v. Proctor, et. al., (case no: YC047491) (the "Proctor Litigation"). Named as defendants therein are Joseph Ford Proctor, the Chief Executive Officer of MayFair Capital Group Limited, BrickHouse Capital Venture Limited ("BrickHouse"), Julie Holfinger, and others (the "Proctor Defendants"). The complaint alleges that the defendants, in connection with a capital-raising effort for the Company, diverted a significant amount of funds from the Company. The complaint seeks to recover the diverted funds and to enjoin the transfer, sale or exercise of voting rights with respect to approximately seven million shares of Common Stock claimed by the defendants, which would represent approximately 67% of the total shares of Common Stock currently outstanding (the "Proctor Group Shares," and the holders of such shares, the "Proctor Group"). On November 5, 2003, the Superior Court, without prejudice, declined to continue the temporary restraining order granted to the Company on September 15, 2003.


On November 10, 2004, the Superior Court issued a judgment in favor of the Company against the Proctor Defendants for (i) monetary damages and costs of $12,805,264 (comprised of $3,790,759 as special damages, $9,000,000 as punitive damages, and $14,505 as costs), (ii) the return of all corporate books and records of PowerHouse Studios, its predecessors, subsidiaries and affiliated companies, and (iii) the cancellation of the stock certificates held by the Proctor Group with respect to the Proctor Group Shares (7,250,000 shares of common stock of PowerHouse Studios) and a declaration that the Proctor Group Shares, and all legal and beneficial ownership interests therein, were null and void as of the date of issuance. The Proctor Defendants' right to appeal expires 60 days after the Notice of Entry of Judgment is filed the Superior Court. The Company presented the Notice of Entry of Judgment for filing with the Superior Court on November 12, 2004.

The Company and its Board of Directors believes, based upon a review of all relevant information available to the Company, that the Proctor Group Shares were illegally and invalidly issued and therefore, the Board of Directors of the Company has determined that the Proctor Group Shares are, and are to be deemed to be, not validly issued and outstanding and that the holders of those shares shall not be entitled to exercise any of the voting and other rights and privileges of stockholders of the Company in respect of such shares. The Board of Directors of the Company has taken actions it believes to be necessary and appropriate to implement the foregoing determinations. However, an unsuccessful result in the Proctor Litigation or actions against the Company and certain of its officers and directors with respect to matters included in or arising from the Proctor Litigation, if brought by stockholders, could have an adverse impact on the market for and the value of the Company's securities and the Company's ability to raise additional funds and continue its operations.

By letters dated November 20, 2003, and December 2, 2003, BrickHouse demanded payment by the Company of $5,000 for monthly consultant services for July 2003 and August 2003 and $622,354.86 for expenses allegedly advanced to, or for the benefit of, the Company. The Company has declined the request for payment and has informed BrickHouse that such amounts that may be owed to or from BrickHouse and its affiliates, or the Company and its affiliates, are the subject of the Proctor Litigation pending in the Superior Court.

By letters dated May 9, 2003, and June 9, 2003, six persons indicated that in 2001 they invested approximately $179,450 in the Company "through Joseph Proctor and Julie Holfinger". The alleged investors informed the Company that they have not received confirmation of their investments nor any stock certificates despite sending "numerous" communications to Mr. Proctor and Ms. Holfinger. The alleged investors advised the Company that they will pursue criminal and civil actions against the Company. Despite requests made to the alleged investors, the Company has not received any documentation evidencing the investments. The Company is investigating this matter and intends to formulate a response in light of the results of its investigation and whatever additional documentation may be produced by the parties involved.

      Dieterich, et. al. and Related Matters

In March 2004, the Company commenced an action in the Superior Court against Christopher Dieterich and Dieterich & Associates ("Dieterich"), who were the Company's counsel during the time period in which the transactions occurred that are the subject of the Proctor Litigation. The complaint alleges that the defendants are liable to the Company for, among other things, professional negligence, breach of fiduciary duties, and wrongfully withholding documents belonging to the Company.


On October 19, 2004, Dieterich filed a cross complaint with the Superior Court alleging various claims related to unpaid invoices totaling $22,811. The cross complaint also names Jay Elliot and Gregory Duffell, officers of the Company, as additional defendants. The Company and the other defendants believe the cross complaint is without merit and intend to defend it vigorously. The Company believes that the loss, if any, resulting from the cross complaint will not have material impact on the Company's financial position, results of operations, or cash flows.

      Draft, Inc. and Related Matters
      -------------------------------

On July 29, 2004 the Company settled various legal matters with Draft, Inc. and its Chief Executive Officer, Howard Draft. The settlement agreement provided for a mutual release of all current and future claims and terminated the existing legal actions.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 15, 2004, including the percentages of the Company's voting power computed for each outstanding class of its securities on a fully converted and fully diluted basis as of that date.

Table :  Capitalization
-------------------------------------------------------- ---------------------------------------------
                                                                 As of September 15, 2004(1)
-------------------------------------------------------- ------------------------ --------------------
                                                                 Shares            % of Voting Power
                                                                                    (2)(6)(7)(8)(9)
-------------------------------------------------------- ------------------------ --------------------
Shareholders' Equity
-------------------------------------------------------- ------------------------ --------------------
    Common Stock (200,000,000 shares authorized;                  2,756,149 shs.               36.91%
    2,756,149 shares issued and outstanding) (3)
-------------------------------------------------------- ------------------------ --------------------
    Preferred Stock (25,000,000 shares  authorized;
    4,808,710 shares issued and outstanding)
-------------------------------------------------------- ------------------------ --------------------
       Series A Senior Preferred Stock (4)                        3,726,684 shs.               35.45%
-------------------------------------------------------- ------------------------ --------------------
       Series A Junior Preferred Stock (5)                        1,082,026 shs.               10.29%
-------------------------------------------------------- ------------------------ --------------------
    Warrants
-------------------------------------------------------- ------------------------ --------------------
       Noteholder Warrants (6)                                      288,562 wts.                2.74%
-------------------------------------------------------- ------------------------ --------------------
       Senior Preferred Warrants (7)                                931,671 wts.                8.86%
-------------------------------------------------------- ------------------------ --------------------
       Junior Preferred Warrants (8)                                270,507 wts.                2.57%
-------------------------------------------------------- ------------------------ --------------------
       Warrants due to Placement Agents (9)                         333,334 wts.                2.90%
-------------------------------------------------------- ------------------------ --------------------

(1) Gives effect to the recent closing of the Senior A Units Offering and the Rescission Offer and New Junior A Units Offering referred to in this Prospectus. Also gives effect to the exchange of $539,000 principal amount of certain
Convertible Notes issued in 2003 and 2004 for a like principal amount of Convertible Notes and the issuance of an additional $2,125,000 principal amount of Convertible Notes in connection with the Bridge Financing completed on April 20, 2004 and the conversion of the Convertible Notes into Senior A Preferred Stock. (See "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 30). Does not give effect to a 3-for-1 stock split that the Company plans to effect shortly.

(2) Percentage of voting power, subject to adjustments for a Triggering Event and other specified occurrences as described elsewhere in this Prospectus. (See "Description of Securities--Preferred Stock" beginning on page 44).

(3) Does not include: (a) an aggregate of up to approximately 945,000 shares that may be issued to certain investors if the Registration Statement of which this Prospectus is a part is not effective under the Securities Act by September 12, 2004 (as to approximately 240,000 shares), or October 12, 2004 (as to approximately 760,000 shares), and (b) (i) 3,726,684 shares reserved for issuance upon conversion of the Senior A Preferred Stock; (ii) 1,082,026 shares reserved for issuance upon conversion of the Junior A Preferred Stock; (iii) 288,562 shares reserved for issuance upon exercise of the Noteholder Warrants;
(iv) 931,671 shares reserved for issuance upon exercise of the Senior A Preferred Warrants; (v) 270,507 shares reserved for issuance upon exercise of the Junior A Preferred Warrants; (vi) 333,334 shares reserved for issuance upon exercise of the Placement Agent Warrants; (vii) 1,125,000 shares reserved for issuance upon exercise of options that may be granted under the Employee Option Plan that the Company plans to adopt; and (viii) 108,991 shares held in escrow for issuance to former stockholders of First Person certain performance milestones are met pursuant to the FPS Merger Agreement. Also, does not include an aggregate of 7,200,000 shares that are claimed to be owned by the Proctor Group, as that matter is described under the captions "Legal Proceedings" beginning on page 41 and "Risk Factors--Litigation Risks" beginning on page 9.


(4) Issued pursuant to the Senior A Units Offering. Convertible at an original conversion price of $3.06 per share into shares of Common Stock. Includes 1,154,248 shares of Senior A Preferred Stock issued upon conversion of the Convertible Notes. (See "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004--Completion of the Senior A Units Offering" beginning on page 31).

(5) Issued  pursuant to the  Rescission  Offer and New Junior A Units  Offering.
Convertible at an original conversion price of $3.06 per share into shares of Common Stock (See "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004--Rescission Offer" beginning on page 31).

(6) Exercisable until five years from the date of issuance, at an original exercise price of $2.29 per share of Common Stock (subject to anti-dilution provisions). Percentage information assumes all warrants are exercised.

(7) Exercisable until five years from the date of issuance, at an original exercise price of $3.83 per share of Common Stock (subject to anti-dilution provisions). Percentage information assumes all warrants are exercised.

(8) Exercisable until five years from the date of issuance, at an original exercise price of $3.83 per share of Common Stock (subject to anti-dilution provisions). Percentage information assumes all warrants are exercised.

(9) Exercisable until five years from the date of issuance, at original exercise prices between $2.29 and $3.06 per share of Common Stock (subject to anti-dilution provisions). Includes 68,559 warrants due to placement agents issued in connection with the issuance of the Noteholder Warrants. Percentage information assumes all warrants are exercised.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 25,000,000 shares of preferred stock. As of October 12, 2004, there were 2,766,149 shares of Common Stock outstanding held by approximately 650 stockholders, 3,726,684 shares of Series A Senior Preferred Stock outstanding held by approximately 85 stockholders and 1,082,026 shares of Series A Junior Preferred Stock outstanding held by approximately 102 stockholders.

The number of shares of Common Stock outstanding does not include the number of shares of Common Stock issuable upon the conversion of any shares of the Senior A Preferred Stock, the Junior A Preferred Stock, or upon the exercise of any Senior A Preferred Warrants, Junior A Preferred Warrants or Placement Agent Warrants.

Additionally, unless specifically set forth otherwise, the following discussion reflects the Company's position that the Proctor Group Shares were not legally and validly issued, and therefore, are not outstanding. See the discussion under the caption "Legal Proceedings" beginning on page 41.

Generally, holders of the Common Stock, the Junior A Preferred Stock and the Senior A Preferred Stock vote together and not as a separate class, except as specifically provided in the Company's Certificate of Designation, or as otherwise required by law. Each holder of Junior A Preferred Stock and Senior A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Junior A Preferred Stock or Senior A Preferred Stock. Each holder of Common Stock shall be entitled to one vote per share. In the event that any of the shares of Common Stock that are held by the Proctor Group are reinstated into the Company's capitalization (the "Triggering Event"), the holders of the outstanding Senior A Preferred Stock will automatically have the right to cast a number of votes, in the aggregate, equal to not less than 51% of the votes that can be cast by all outstanding securities of the Company that are entitled to vote, on an as-converted basis. In the event of a Triggering Event, the holders of the Junior A Preferred Stock will, through an automatic change in their conversion price, maintain the same percentage interest in the Company as they held immediately prior to the Triggering Event. However, in the event of a Triggering Event, the holders of the Common Stock do not have any additional protective rights and may be subject to substantial dilution.

COMMON STOCK

The shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable, and the shares of Common Stock issuable upon conversion of the Senior A Preferred Stock and Junior A Preferred Stock and upon exercise of the Senior A Preferred Warrants, Junior A Preferred Warrants and Placement Agent Warrants have been duly and validly reserved, and when issued in accordance with their terms, will be, validly issued, fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by the stockholders and a majority vote is required for action to be taken by the stockholders. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any are remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The holders of the Common Stock have no preemptive rights or cumulative voting rights and there are no redemption, sinking fund or conversion provisions applicable to the Common Stock.

Holders of the Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may be issued. Payment of dividends are restricted by the terms of Senior A Preferred Stock and Junior A Preferred Stock.

PREFERRED STOCK

The outstanding shares of the preferred stock are validly issued, fully paid and non-assessable. The Company's Certificate of Incorporation provides that the Company may, by vote of its Board of Directors, issue the preferred stock in one or more series having the rights, preferences, privileges and restrictions thereon, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

      Series A Senior Preferred Stock

The Company has authorized 25,000,000 shares of preferred stock, of which it has designated 10,000,000 shares as "Series A Senior Convertible Preferred Stock." As of October 12, 2004, 3,726,684 shares of Senior A Preferred Stock are issued and outstanding.

Dividends. Each share of Senior A Preferred Stock is entitled to receive, to the extent funds are legally available, non-cumulative dividends, when and as declared by the Board of Directors, at the rate of 8.0% per year of the original purchase price (initially $3.06 per share), prior to and in preference to any declaration or payment of a dividend to the holders of the Junior A Preferred Stock or Common Stock. The dividend is payable commencing as of the date of issuance and thereafter semi-annually on June 1 and December 1 of each year, in either cash or in kind by issuance of additional shares of Senior A Preferred Stock, at the option of the Company. In addition, each share of Senior A Preferred Stock shares in all ordinary dividends or distributions, other than a liquidating distribution, declared or paid on the Common Stock or Junior A Preferred Stock, on an as-converted basis. Beginning on the second anniversary of the closing date of the Senior A Units Offering, if, during any semi-annual dividend accrual period, the closing price (determined on the basis of the average weighted daily trading price) of the Common Stock for 5 trading days falls below three times the original purchase price (appropriately adjusted for stock splits, stock dividends and the like), the dividend rate for that period shall increase to 12% per annum.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Senior A Preferred Stock is also entitled to a liquidation preference, in preference to any other class or series of our capital stock, equal to 150% of the original purchase price (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) (the "Liquidation Preference"). After the payment of the Junior Preferred Liquidation Preference (as defined below) and with respect to the assets remaining thereafter, the holders of each share of Senior A Preferred Stock shall participate ratably, on an as-converted basis, with holders of the Common Stock in any subsequent distribution. Upon conversion of shares of Senior A Preferred Stock into shares of Common Stock, the holders of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up, but shall share ratably in any distribution with the holders of Common Stock.

Secured Party Status. The holders of the Senior A Preferred Stock shall be secured by a senior lien on the intellectual property and the Company's rights under management employment contracts of the Company.

Conversion. Our Senior A Preferred Stock is convertible, at the option of the holder at any time, into such number of shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $3.06 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect on the date any share or shares of Series A Senior Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, is referred to herein as the "Conversion Price"). The Senior Preferred Stock was initially convertible at the rate of one share of Common Stock for each share of Senior A Preferred Stock, subject to adjustments for any stock split, stock dividend, stock combination, stock subdivision or like occurrences.

Each share of Senior A Preferred Stock shall be converted, automatically and without further action on the part of any person of the Company, into that number of shares of Common Stock equal to the quotient obtained by divided (i) the liquidation preference per share of Senior A Preferred Stock by (ii) the then applicable Conversion Price (i) no less than 30 days after the Company provides written notice to holders of the Senior A Preferred Stock certifying that the closing price (determined on the basis of the average weighted daily trading price) of the Common Stock for 35 consecutive trading days has exceeded three times the original liquidation preference of the Senior A Preferred Stock, plus accrued and unpaid dividends, and has traded in volumes of at least 100,000 shares per day during such 35-day period; (ii) upon receipt of the written notice of holders of a majority of the then-outstanding shares of Senior

A Preferred Stock of their election to cause an automatic conversion; or (iii) upon the closing of an underwritten public offering of at least 15% of the Common Stock outstanding immediately prior to such offering (including a Rule 144A/Regulation S offering) with proceeds of at least $25,000,000 to the Company, at a price per share of at least six times the original purchase price (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) plus any accrued but unpaid dividends the of Senior A Preferred Stock on an as-converted basis (a "Qualified Financing").

Change in Conversion Price. If the Company issues or sells Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be reduced to a price equal to the price paid (or deemed to have been paid) per share for such additional shares of Common Stock. In the event of the Triggering Event, the Conversion Price shall be proportionately reduced to a price such that after adjustment of the Conversion Price the holders of the Senior A Preferred Stock, in the aggregate, shall hold the greater of (i) the percentage of equity ownership of the Company owned as of the closing date of the Senior A Units Offering (disregarding any equity deemed owned by members of the Proctor Group) by the holders of Senior A Preferred Stock, in the aggregate (the "Senior Preferred Ownership Percentage" or (ii) 51% of all outstanding securities of the Company that are entitled to vote, or capable of voting, including shares of Common Stock, shares of Junior A Preferred Stock, shares of Senior A Preferred Stock, and any other securities exercisable for, convertible into, or exchangeable for, voting stock of the Company.

Voting. The Senior A Preferred Stock shall have the right to vote together with the holders of the Junior A Preferred Stock and Common Stock as a single class and each holder of Senior A Preferred Stock shall be entitled to one vote for each share of Common Stock. Upon a Triggering Event, the holders of the Senior A Preferred Stock outstanding shall automatically have the right to cast a number of votes, in the aggregate, equal to 51% of the votes that can be cast by all outstanding securities of the Company that are entitled to vote, or capable of voting, including shares of Common Stock, shares of Junior A Preferred Stock, shares of Senior A Preferred Stock, and any other securities exercisable for, convertible into, or exchangeable for, voting stock of the Company.

Right to Designate Directors. The holders of the Senior A Preferred Stock, voting together as a separate class, are entitled to elect one member of the Board of Directors and currently Middlebury Capital, as placement agent, has the right to appoint such member. As of October 12, 2004, no such person has been identified to the Company by Middlebury Capital. The holders of the Junior A Preferred Stock and Common Stock, voting together as a separate class, shall be entitled to elect the remaining members of the Board. Upon a Triggering Event, the holders of the Senior A Preferred Stock, voting together as a separate class, have the right to elect a majority of the members of the Board (each of whom shall be appointed by Middlebury Capital, as placement agent).

Keep Even Right. In the event the Company sells equity securities, convertible securities or warrants to any person, the holders of the Senior A Preferred Stock have the right to purchase their pro rata portion of such shares for a period of 45 days after the closing of such sale (the "Keep Event Right"). The Keep Even Right shall not apply to any underwritten public offering of Company equity securities by an internationally recognized underwriter at a price per share of Common Stock no less than three times the original purchase price (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences).

Restrictions on Transfer. Transfers of the Senior A Preferred Stock are unrestricted, except (a) as to legal compliance (e.g., that the transaction is not subject to the registration requirements of the Securities Act, and any applicable state securities laws); (b) as to transfers to persons or entities that are competitors of the Company; (c) as to transfers to the Proctor Group or any former director or officer of Agate. All transferees of the Senior A Preferred Stock are required to certify that they are not members of the Proctor Group by completing and furnishing to the Company a transfer certification form in substance and form reasonably satisfactory to the Company.

Blocker Provision. Each holder of Senior A Preferred Stock is prevented from converting his/her/its shares of Senior A Preferred Stock or exercising any Senior A Preferred Warrants to the extent that the conversion or exercise would result in such holder of Senior A Preferred Stock and its affiliates together beneficially owning more than 9.999% of the outstanding shares of Common Stock (as beneficial ownership is defined by rules promulgated by the SEC pursuant to Section 13(d) of the Exchange Act).

      Junior A Preferred Stock

As of October 12, 2004, the Company has authorized 25,000,000 shares of preferred stock, of which it has designated 5,000,000 shares as "Series A Junior Convertible Preferred Stock." As of October 12, 2004, 1,082,026 shares of Junior A Preferred stock are issued and outstanding.

Dividends. The holders of the Junior A Preferred Stock are not entitled to a dividend, other than ordinary dividends or distributions, other than a liquidating distribution, declared or paid on the Common Stock, on an as-converted basis.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Junior A Preferred Stock is entitled to a liquidation preference (the "Junior Preferred Liquidation Preference"), subordinate to any liquidation preference paid to the holders of the Senior A Preferred Stock but in preference to any distributions made to the holders of the Common Stock, equal to the greater of (i) $2,600,000 in the aggregate or (ii) the Junior A Preferred Stock holder's share of the liquidation proceeds of the Company, determined on an as-converted basis.

Conversion. Our Junior A Preferred Stock is convertible, at the option of the holder at any time, into such number of shares of Common Stock as is obtained by multiplying the number of shares of Series A Junior Preferred Stock so to be converted by the Junior Liquidation Preference per share and dividing the result by the conversion price of $3.06 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect on the date any share or shares of Series A Junior Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, is referred to herein as the "Junior Conversion Price"). The Junior A Preferred Stock was initially convertible at the rate of one share of Common Stock for each share of Junior A Preferred Stock, subject to adjustments for any stock split, stock dividend, stock combination, stock subdivision or like occurrences.

Each share of Junior A Preferred Stock automatically converts into the number of shares of Common Stock at the then applicable Junior Conversion Price (i) no less than 30 days after the Company provides written notice to holders of the Junior A Preferred Stock certifying that the closing price (determined on the basis of the average weighted daily trading price) of the Common Stock for 35 consecutive trading days has exceeded three times the original liquidation preference of the Junior A Preferred Stock plus accrued and unpaid dividends at certain established trading volumes; (ii) upon receipt of the written notice of holders of a majority of the then-outstanding shares of Junior A Preferred Stock of their election to cause an automatic conversion; or (iii) upon the closing of a Qualified Financing.

Change in Junior Conversion Price. Provided that that any adjustment of the Junior Conversion Price of the Junior A Preferred Stock does not dilute the shares of the Senior A Preferred Stock, the Junior Conversion Price of the Junior A Preferred Stock shall be immediately adjusted upon the occurrence of a Triggering Event as follows: the aggregate number of shares of Common Stock into which the shares of Junior A Preferred Stock shall be convertible shall be the number of shares of Common Stock equal to the result obtained by multiplying (x) the Post-Event Number of Net Common Shares by (y) the Pre-Event Junior Preferred Portion. For purposes hereof (I) the "Post-Event Number of Net Common Shares" shall be the difference between (A) the sum of all the shares of (i) the Common Stock issued and outstanding (including the shares of Common Stock owned or claimed to be owned by the Proctor Group) and (ii) reserved for issuance upon exercise or conversion or exchange of all outstanding securities of the Company that are exercisable or exchangeable for, or convertible into, Common Stock and
(B) the sum of all shares of Common Stock therefore issued and issuable upon conversion of the Senior A Preferred Stock; and (II) the "Pre-Event Junior Preferred Portion" shall be a fraction, (A) the numerator of which shall be the number of shares of Common Stock into which the Junior A Preferred Stock is convertible into immediately prior to the occurrence of such Triggering Event and (B) the denominator of which shall be the difference between (i) the sum of all shares of Common Stock issued and reserved for issuance on such date and
(ii) the shares of Common Stock issued and reserved for issuance upon conversion of the Senior A Preferred Stock.

Voting. The Junior A Preferred Stock shall have the right to vote together with the holders of the Senior A Preferred Stock and Common Stock as a single class and each holder of Junior A Preferred Stock shall be entitled to one vote for each share of Common Stock.

Restrictions on Transfer. Transfers of the Junior A Preferred Stock are unrestricted, except (a) as to legal compliance (e.g., that the transaction is not subject to the registration requirements of the Securities Act, and any applicable state securities laws); (b) as to transfers to persons or entities that are competitors of the Company; (c) as to transfers to the Proctor Group or any former director or officer of Agate. All transferees of the Junior A Preferred are required to certify that they are not members of the Proctor Group by completing and furnishing to the Company a transfer certification in substance and form reasonably satisfactory to the Company.

SENIOR A PREFERRED WARRANTS

In connection with the Senior A Units Offering, the Company issued "Senior A Preferred Warrants" to purchase an aggregate of 1,220,233 shares of Common Stock with an expiration date of five years from the date of issuance. Each holder of a Senior A Preferred Warrant is entitled to purchase a fixed number of shares of Common Stock equal to 25% of the number shares of Series A Preferred Stock purchased by the holder in connection with the Senior A Units Offering. The exercise price of the Senior A Preferred Warrants is equal to $3.83 per share, as adjusted pursuant to the terms of the Senior A Preferred Warrants. The Senior A Preferred Warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net number of shares based on the fair market value of our Common Stock at the time of exercise of the warrant after deduction of the total exercise price. The Senior A Preferred Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

JUNIOR A PREFERRED WARRANTS

In connection with the Junior A Units Offering, the Company issued "Junior A Preferred Warrants" to purchase an aggregate of 270,507 shares of Common Stock with an expiration date of five years from the date of issuance. Each holder of a Junior A Preferred Warrant is entitled to purchase a fixed number of shares of Common Stock equal to 25% of the number shares of Series A Junior Stock purchased by the holder in connection with the Junior A Units Offering. The exercise price of the Junior A Preferred Warrants is equal to $3.83 per share, as adjusted pursuant to the terms of the Junior A Preferred Warrants. The Junior A Preferred Warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net number of shares based on the fair market value of our Common Stock at the time of exercise of the warrant after deduction of the total exercise price. The Junior A Preferred Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

PREFERRED PLACEMENT AGENT WARRANTS

In connection with the Senior A Units Offering, the Company issued "Preferred Placement Agent Warrants" to Middlebury Capital, as placement agent, to purchase an aggregate of 264,775 shares of Senior A Preferred Stock with an expiration date of five years from the date of issuance. Middlebury Capital is entitled to purchase a fixed number of shares of Common Stock that is equal to 10% of the number of shares of Senior A Preferred Stock that was sold in connection with the Senior A Units Offering. The exercise price of the Preferred Placement Agent Warrants is equal to $3.06 per share, as adjusted pursuant to the terms of the Preferred Placement Agent Warrants. The Preferred Placement Agent Warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net number of shares based on the fair market value of our Senior A Preferred Stock at the time of exercise of the warrant after deduction of the total exercise price. The Preferred Placement Agent Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

COMMON PLACEMENT AGENT WARRANTS

Also in connection with the Senior A Units Offering, the Company issued "Common Placement Agent Warrants" to Middlebury Capital, as placement agent, to purchase an aggregate of 68,559 shares of Common Stock with an expiration date of five years from the date of issuance. Middlebury Capital is entitled to purchase a fixed number of shares of Common Stock that is equal to (a) the sum of (i) 10% of the aggregate purchase price of Senior A Preferred Stock that was sold in connection with the Senior A Units Offering and (ii) proceeds from the exercise of Senior A Preferred Warrants by investors, divided by (b) $2.69 per share. The exercise price of the Common Placement Agent Warrants is equal to $2.29 per share, as adjusted pursuant to the terms of the Common Placement

Agent Warrants. The Common Placement Agent Warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net number of shares based on the fair market value of our Common Stock at the time of exercise of the warrant after deduction of the total exercise price. The Common Placement Agent Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

DELAWARE LAW AND OUR CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

Section 203 of the Delaware General Corporation Law ("DGCL") prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or
(iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own), 15% or more of the corporation's voting stock.

The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any such corporation on or prior to such adoption. The Company's Certificate of Incorporation and By-laws do not currently contain any provision election not to be governed by Section 203 of the DGCL. The provision of Section 203 of the DGCL may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidating takeover or other business combination involving the Company or discourage a potential acquirer from making a tender off or otherwise attempting to obtain control of the Company.

Under our By-laws, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by vote of a majority of the directors then in office, making it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

Our Certificate of Incorporation contains provisions permitted under the DGCL statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the DGCL statute. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

The rights of the holders of Common Stock as described above will be subject to, and may be adversely affected by, the rights of holders of the Senior A Preferred Stock, the rights of holders of the Junior A Preferred Stock and any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Section 145 of the DGCL authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article VI of the Company's Bylaws provides for broad indemnification of directors and officers.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                            MISCELLANEOUS INFORMATION

         WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

         FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements including, without limitation, statements concerning the future of the industry in which we operate, our product development plans, our business strategy, financial estimates, continued acceptance of our products and dependence on significant distributors and customers. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", "continue" or the negative of such terms or other comparable terminology. You should not place undue reliance on our forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements made in this Prospectus. Forward-looking statements, particularly those concerning anticipated events relating to the development and marketing of our products and the timing or magnitude of those events, are inherently uncertain. The risk factors discussed below and other considerations noted throughout this Prospectus could cause our actual results to differ significantly from those contained in any forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guaranty future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus to conform forward-looking statements to actual results.

         TRADEMARKS

Migo(R) is a registered trademark of the Company. Microsoft(R), Windows(R), Outlook(R) and MSN(R), are all registered trademarks of Microsoft Corporation. Lotus Notes(R) is a registered trademark of Lotus Development Corporation. Linux(R) is a registered trademark of Linus Torvalds. Mac(R) is a registered trademark of Apple Computer, Inc. These trademarks appear in this Prospectus.

         REFERENCES

References to "we", "us", "our", "our company", "the Company" and "PowerHouse" refer to PowerHouse Technologies Group, Inc., together with its subsidiaries.

                              FINANCIAL STATEMENTS

POWERHOUSE TECHNOLOGIES GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)

FOR THE YEAR ENDED MARCH 31, 2004,
THE PERIOD FROM MAY 16, 2002  (INCEPTION) TO MARCH 31, 2003,
THE PERIOD FROM MAY 16, 2002 (INCEPTION) TO SEPTEMBER 30, 2004 (UNAUDITED) AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                 PAGE
                                                                                                                 ----
INDEPENDENT AUDITOR'S REPORT......................................................................................50

CONSOLIDATED BALANCE SHEETS--As of March 31, 2004 and September 30, 2004 (unaudited)..............................51

CONSOLIDATED STATEMENTS OF OPERATIONS--For the Year Ended March 31, 2004, the Period from May 16, 2002
(inception) to March 31, 2003, the Period from May 16, 2002 (inception) to September 30, 2004 (unaudited) and for the Six Months Ended September 30, 2004 and 2003 (unaudited)..................................................53

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)--For the Period from May 16, 2002  (inception)
to September 30, 2004 (unaudited).................................................................................54

CONSOLIDATED STATEMENTS OF CASH FLOWS--For the Year Ended March 31, 2004, the  Period from May 16, 2002
(inception) to March 31, 2003, the Period from May 16, 2002  (inception) to September 30, 2004 (unaudited)
and for the Six Months Ended September 30, 2004 and 2003 (unaudited)..............................................55

NOTES TO THE FINANCIAL STATEMENTS.................................................................................56

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
PowerHouse Technologies Group, Inc.
San Ramon, CA

We have audited the accompanying consolidated balance sheet of Powerhouse Technologies Group, Inc. (A Development Stage Company) (the "Company") as of March 31, 2004 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 (inception) to March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Powerhouse Technologies Group, Inc. as of March 31, 2004 and the results of its operations and its cash flows for the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 (inception) to March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has an accumulated deficit that raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ HEIN & ASSOCIATES LLP

Orange, California

June 10, 2004

POWERHOUSE TECHNOLOGIES GROUP, INC.
(A Development Stage Company)

                            CONDENSED BALANCE SHEETS


                                                             March 31, 2004   September 30, 2004
                         ASSETS                                                   (unaudited)
                         ------

CURRENT ASSETS:
Cash                                                            $  807,484        $3,432,842

Accounts receivable                                                 22,938            47,796

Inventory                                                           16,088           245,780

Deferred loan costs                                                172,042                --

Other current assets                                                20,000           129,029
                                                              ------------      ------------

Total current assets                                            $1,038,552        $3,855,447

PROPERTY AND EQUIPMENT                                                  --            11,186

OTHER ASSETS:

Software technology, net of accumulated
  amortization of $155,334                                              --         2,563,662

License fee                                                        208,418                --

Investment in equity investee                                      318,511                --

Other Assets                                                         2,049            21,525
                                                              ------------      ------------

Total other assets                                              $  528,978        $2,585,187

TOTAL ASSETS                                                    $1,567,530        $6,451,820
                                                              ============      ============

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
          ----------------------------------------------

CURRENT LIABILITIES:

Convertible debt, net of debt discount                          $1,492,758        $       --

Accounts payable                                                   930,063         1,322,711

Finders fee payable                                                 60,825                --

Accrued compensation                                               332,083           244,923

Due to officer                                                      21,251                --

Accrued liabilities                                                752,087           961,169

Dividends payable                                                       --           224,052
                                                              ------------      ------------

Total current liabilities                                       $3,589,067        $2,752,855

TOTAL LIABILITIES                                               $3,589,067        $2,752,855
                                                              ------------      ------------

Commitments and contingencies (Notes 9 and 10)

STOCKHOLDERS' EQUITY (DEFICIT):

Senior A Preferred stock, $.0001 par value; 10,000,000 shares           --               373
authorized; no shares issued and outstanding as of
March 31, 2004; 3,726,684 shares issued and outstanding,
preference upon liquidation of $16,005,032, as of
September 30, 2004

Junior A Preferred stock, $.0001 par value; 5,000,000 shares            --               108
authorized; no shares issued and outstanding as of
March 31, 2004; 1,082,026 shares issued and outstanding,
preference upon liquidation of $2,600,000, as of
September 30, 2004

Common stock, $.0001 par value; 200,000,000 shares authorized;         376               291
3,756,516 shares issued and outstanding as of March 31, 2004;
2,899,169 shares issued and outstanding as of September 30, 2004

Additional paid in capital                                       6,843,990        26,079,821

Deferred consulting compensation                                  (139,650)         (139,650)

Treasury stock                                                          --          (183,600)

Deficit accumulated in development stage                        (8,726,253)      (22,058,378)

Total stockholders' equity (deficit)                            (2,021,537)        3,698,965
                                                              ------------      ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)          $  1,567,530      $  6,451,820
                                                              ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

POWERHOUSE TECHNOLOGIES GROUP, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS

                                                                                                               For the
                                                                                                             period from
                                                         For the         For the six      For the six        May 16, 2002
                                                       Period from      months ended      months ended      (inception) to
                                         For the        May 16, 2002    September 30,     September 30,      September 30,
                                       year ended     (inception) to        2004              2003               2004
                                     March 31, 2004   March 31, 2003     (unaudited)       (unaudited)        (unaudited)
                                     ------------      ------------      ------------      ------------      ------------
Revenues                             $    345,585      $         --      $     94,523      $         --      $    440,108

Cost of Sales                             214,671                --            68,216                --           282,887
                                     ------------      ------------      ------------      ------------      ------------

Gross Profit                              130,914                --            26,307                --           157,221
                                     ------------      ------------      ------------      ------------      ------------

Operating Expenses:
  Research and development                108,392           211,180           138,594           104,006           458,166
  Sales and marketing                   1,782,344           186,812         1,261,557           897,317         3,230,713
  General and administrative            2,611,467           542,881         2,206,385           654,011         5,360,733
                                     ------------      ------------      ------------      ------------      ------------
    Total operating expenses            4,502,203           940,873         3,606,536         1,655,334         9,049,612

Non-Operating Expenses:
  Loss due to theft                  $  1,789,411      $  1,353,348      $         --      $  1,839,411      $  3,142,759
  Equity in loss of investee              152,345            29,144            24,365            94,931           205,854
  Interest - net                           63,884             3,995         2,146,690             3,118         2,214,569
  Other expense (income)                   20,364                --           (28,583)               --            (8,219)
                                     ------------      ------------      ------------      ------------      ------------

    Total non-operating expenses        2,026,004         1,386,487         2,142,472         1,937,460         5,554,963

Loss Before Income Taxes               (6,397,293)       (2,327,360)       (5,722,701)       (3,592,794)      (14,447,354)

Provision for Income Taxes                    800               800               800                --             2,400
                                     ------------      ------------      ------------      ------------      ------------

Net Loss                             $ (6,398,093)     $ (2,328,160)     $ (5,723,501)     $ (3,592,794)     $(14,449,754)
                                                                                                             ============
Less: Dividends on Senior A

Preferred Stock                                --                --         7,608,624                --
                                     ------------      ------------      ------------      ------------

Net Loss Allocable to Common         $ (6,398,093)     $ (2,328,160)     $(13,332,125)     $ (3,592,794)
                                     ============      ============      ============      ============

Shareholders

Basic and Diluted Loss per Share     $      (1.95)     $      (2.07)     $      (4.22)     $      (1.68)
                                     ============      ============      ============      ============

Weighted Average Shares
Outstanding                             3,285,107         1,127,425         3,160,539         2,143,302
                                     ============      ============      ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

POWERHOUSE TECHNOLOGIES GROUP, INC.
(A Development Stage Company)
Consolidated Statements of Stockholder's Equity (Deficit) for the Period from May 16, 2002 (Inception) to September 30, 2004

                                                           SENIOR A                          JUNIOR A
                                          SENIOR A        PREFERRED         JUNIOR A        PREFERRED
                                         PREFERRED          STOCK          PREFERRED          STOCK           COMMON
                                           STOCK           AMOUNTS           STOCK           AMOUNTS           STOCK
                                        ------------     ------------     ------------     ------------     ------------
Balance, May 16, 2002 (inception)                 --     $         --               --     $         --               --
Issuance of shares for services to
   officers and consultant                        --               --               --               --        1,250,000
Issuance of shares related to
   investment in equity investee in
   November 2002                                  --               --               --               --           40,000
Net loss                                          --               --               --               --               --
                                        ------------     ------------     ------------     ------------     ------------
Balance, March 31, 2003                           --               --               --               --        1,290,000
Issuance of stock for employee
   compensation at $5.00 per share                --               --               --               --          100,000
Effect of reverse merger with Agate
   Technologies, Inc. upon closing,
   May 19, 2003                                   --               --               --               --          888,525
Issuance of stock for cash                        --               --               --               --        1,248,191
Issuance of shares for professional
   services at $4.65 per share                    --               --               --               --           60,000
Issuance of shares for professional
   services at $5.00 per share                    --               --               --               --           50,000
Issuance of shares for professional
   services at $3.50 per share                    --               --               --               --           79,800
Issuance of shares for professional
   services at $2.75 per share                    --               --               --               --           40,000
Estimated value of beneficial
   conversion of convertible notes                --               --               --               --               --
 Net loss                                         --               --               --               --               --
                                        ------------     ------------     ------------     ------------     ------------
Balance, March 31, 2004                           --               --               --               --        3,756,516
Issuance of senior A preferred
   stock upon conversion of
   convertible notes (unaudited)           1,149,891              115               --               --               --
Issuance of senior A preferred
   stock for cash, net of offering
   expenses of $1,318,826
   (unaudited) and warrants issued
   with the preferred stock of
   $1,329,544 (unaudited)                  2,576,793              258               --               --               --
Value of beneficial conversion
   feature of senior A preferred
   stock (unaudited)                              --               --               --               --               --
Value of beneficial conversion and
   warrants issued related to
   convertible notes (unaudited)                  --               --               --               --               --
Issuance of common stock related to
   the purchase of First Person
   Software, Inc. (unaudited)                     --               --               --               --          217,938
Issuance of common stock for
   professional services at $5.75
   per share (unaudited)                          --               --               --               --           15,000
Repurchase of common stock related
   to Rescission Offer (unaudited)                --               --               --               --          (45,500)
Exchange of common shares for
   junior A preferred stock
   (unaudited)                                    --               --        1,082,026              108       (1,082,026)
Value of beneficial conversion
   feature of junior A preferred
   stock and warrants issued in
   connection with the Rescission
   Offer (unaudited)                              --               --               --               --               --
Company stock acquired through
   First Person Software, Inc.
   Merger (unaudited)                             --               --               --               --               --
Issuance of common stock for
   milestone payments related to
   the purchase of First Person
   Software, Inc. (unaudited)                     --               --               --               --           27,241
Issuance of common stock for
   professional services at $3.25
   per share (unaudited)                          --               --               --               --           10,000
Dividends related to estimated fair
   value of beneficial conversion
   feature of senior and junior A
   preferred stock and warrants
   issued with junior A preferred
   stock (unaudited)                              --               --               --               --               --
Penalty related to non-effective
   status of registration of senior
   A preferred stock (unaudited)                  --               --               --               --               --
Dividends on senior A preferred
   stock (unaudited)                              --               --               --               --               --
Net loss (unaudited)                              --               --               --               --               --
                                        ------------     ------------     ------------     ------------     ------------
Balance, September 30, 2004                3,726,684     $        373        1,082,026     $        108        2,899,169
                                        ============     ============     ============     ============     ============

                                                                                                        DEFICIT
                                                                                                       ACCUMULATED
                                         COMMON        ADDITIONAL       DEFERRED                         DURING          TOTAL
                                         STOCK          PAID IN        CONSULTING       TREASURY       DEVELOPMENT    STOCKHOLDERS'
                                        AMOUNTS         CAPITAL       COMPENSATION       STOCK           STAGE           EQUITY
                                      ------------    ------------    ------------    ------------    ------------    ------------
Balance, May 16, 2002 (inception)     $         --    $         --    $         --    $         --              --    $         --
Issuance of shares for services to
   officers and consultant                     125              --              --              --              --             125
Issuance of shares related to
   investment in equity investee in
   November 2002                                 4          99,996              --              --              --         100,000
Net loss                                        --              --              --              --      (2,328,160)     (2,328,160)
                                      ------------    ------------    ------------    ------------    ------------    ------------
Balance, March 31, 2003                        129          99,996              --              --      (2,328,160)     (2,228,035)
Issuance of stock for employee
   compensation at $5.00 per share              10         499,990              --              --              --         500,000
Effect of reverse merger with Agate
   Technologies, Inc. upon closing,
   May 19, 2003                                 89        (280,515)             --              --              --        (280,426)
Issuance of stock for cash                     125       5,442,234              --              --              --       5,442,359
Issuance of shares for professional
   services at $4.65 per share                   6         278,994              --              --              --         279,000
Issuance of shares for professional
   services at $5.00 per share                   5         174,995              --              --              --         175,000
Issuance of shares for professional
   services at $3.50 per share                   8         279,292        (139,650)             --              --         139,650
Issuance of shares for professional
   services at $2.75 per share                   4         109,996              --              --              --         110,000
Estimated value of beneficial
   conversion of convertible notes              --         239,008              --              --              --         239,008
 Net loss                                       --              --              --              --      (6,398,093)     (6,398,093)
                                      ------------    ------------    ------------    ------------    ------------    ------------
Balance, March 31, 2004               $        376    $  6,843,990    $   (139,650)   $         --    $ (8,726,253)   $ (2,021,537)
Issuance of senior A preferred
   stock upon conversion of
   convertible notes (unaudited)                --       2,638,885              --              --              --       2,639,000
Issuance of senior A preferred
   stock for cash, net of offering
   expenses of $1,318,826
   (unaudited) and warrants issued
   with the preferred stock of
   $1,329,544 (unaudited)                       --       6,562,570              --              --              --       6,562,828
Value of beneficial conversion
   feature of senior A preferred
   stock (unaudited)                            --       5,576,181              --              --              --       5,576,181
Value of beneficial conversion and
   warrants issued related to
   convertible notes (unaudited)                --       1,717,726              --              --              --       1,717,726
Issuance of common stock related to
   the purchase of First Person
   Software, Inc. (unaudited)                   22         999,978              --              --              --       1,000,000
Issuance of common stock for
   professional services at $5.75
   per share (unaudited)                         2          86,248              --              --              --          86,250
Repurchase of common stock related
   to Rescission Offer (unaudited)              (5)       (227,495)             --              --              --        (227,500)
Exchange of common shares for
   junior A preferred stock
   (unaudited)                                (108)             --              --              --              --              --
Value of beneficial conversion
   feature of junior A preferred
   stock and warrants issued in
   connection with the Rescission
   Offer (unaudited)                            --       1,760,708              --              --              --       1,760,708
Company stock acquired through
   First Person Software, Inc.
   Merger (unaudited)                           --              --              --        (183,600)             --        (183,600)
Issuance of common stock for
   milestone payments related to
   the purchase of First Person
   Software, Inc. (unaudited)                    3          88,531              --              --              --          88,534
Issuance of common stock for
   professional services at $3.25
   per share (unaudited)                         1          32,499              --              --              --          32,500
Dividends related to estimated fair
   value of beneficial conversion
   feature of senior and junior A
   preferred stock and warrants
   issued with junior A preferred
   stock (unaudited)                            --              --              --              --      (7,336,889)     (7,336,889)
Penalty related to non-effective
   status of registration of senior
   A preferred stock (unaudited)                --              --              --              --         (47,683)        (47,683)
Dividends on senior A preferred
   stock (unaudited)                            --              --              --              --        (224,052)       (224,052)
Net loss (unaudited)                            --              --              --              --      (5,723,501)     (5,723,501)
                                      ------------    ------------    ------------    ------------    ------------    ------------
Balance, September 30, 2004           $        291    $ 26,079,821    $   (139,650)   $   (183,600)   $(22,058,378)   $  3,698,965
                                      ============    ============    ============    ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                                                                                                                        FOR THE
                                                                                                                      PERIOD FROM
                                                                  FOR THE                                             MAY 16, 2002
                                                                PERIOD FROM       FOR THE SIX      FOR THE SIX         (INCEPTION)
                                                                MAY 16, 2002      MONTHS ENDED     MONTHS ENDED            TO
POWERHOUSE TECHNOLOGIES GROUP, INC.              FOR THE         (INCEPTION)        SEPTEMBER       SEPTEMBER          SEPTEMBER
(A Development Stage Company)                  YEAR ENDED       TO MARCH 31,        30, 2004         30, 2003            30, 2004
Consolidated Statements of Cash Flows        MARCH 31, 2004         2003           (UNAUDITED)      (UNAUDITED)        (UNAUDITED)
                                              ------------      ------------      ------------      ------------      ------------
Cash Flows from Operating Activities:
   Net loss                                   $ (6,398,093)     $ (2,328,160)     $ (5,723,501)     $ (3,592,794)     $(14,449,754)
   Adjustments to reconcile net loss
     to net cash used in operating
     activities:
     Common stock issued for services            1,203,650               125           118,750           500,000         1,322,525
     Equity in loss of investee                    152,345            29,144            24,365            94,931           205,854
     Depreciation and amortization                      --                --           156,178                --           156,178
     Accrued interest on notes                          --                --                --             3,118                --
     Interest expense relating to
       amortization of debt issuance
       costs                                        21,261                --           172,042                --           193,303
     Interest expense relating to
       amortization of debt discount                37,766                --         1,883,949                --         1,921,715
   Changes in operating assets and
     liabilities:
     Accounts receivable                           (22,938)               --           (24,858)               --           (47,796)
     Inventory                                     (16,088)               --          (229,692)         (105,480)         (245,780)
     Other current assets                          (20,000)               --          (109,028)           (2,050)         (129,028)
     License fee                                  (118,418)               --                --          (203,000)         (118,418)
     Other assets                                   (2,049)               --           (19,476)               --           (21,525)
     Accounts payable                              807,510           122,553           392,648           262,549         1,322,711
     Accrued compensation                          267,083            65,000          (104,660)          241,573           227,423
     Due to officer                                (72,416)           93,667           (21,251)          (93,667)          (21,251)
     Accrued liabilities                           357,608                --           155,361            85,470           534,220
                                              ------------      ------------      ------------      ------------      ------------

       Net cash used in operating
         activities from continuing
         operations                             (3,802,779)       (2,017,671)       (3,329,173)       (2,809,350)       (9,149,623)
                                              ------------      ------------      ------------      ------------      ------------

Cash Flows from Investing Activities:

Acquisition of First Person
   Software, Inc.                                       --                --        (1,287,961)               --        (1,287,961)
Purchase of equipment                                   --                --           (12,030)               --           (12,030)
Investment in equity investee                           --          (130,000)               --                --          (130,000)
                                              ------------      ------------      ------------      ------------      ------------

Net cash used in investing activities                   --          (130,000)       (1,299,991)               --        (1,429,991)
                                              ------------      ------------      ------------      ------------      ------------

Cash Flows from Financing Activities:
   Payment of finders' fee                         (50,000)               --           (60,825)          (50,000)         (110,825)
   Payment of debt issuance costs                  (98,425)               --                --                --           (98,425)
   Principal payments on note payable
     to equity investee                           (183,995)          (86,005)               --          (180,000)         (270,000)
   Advances on common stock
     subscriptions                                      --         2,233,676                --         3,308,632         2,233,676
   Proceeds from convertible notes               1,684,000                --           980,000                --         2,664,000
   Payment upon rescission of common
     stock                                              --                --          (227,500)               --          (227,500)
   Proceeds from sale of common stock            3,258,683                --                --                --         3,258,683
   Proceeds from sale of preferred
     stock                                              --                --         6,562,847                --         6,562,847
                                              ------------      ------------      ------------      ------------      ------------
       Net cash provided by financing
         activities                              4,610,263         2,147,671         7,254,522         3,078,632        14,012,456
                                              ------------      ------------      ------------      ------------      ------------

Net Increase in Cash:                              807,484                --         2,625,358           269,282         3,432,842

Cash, beginning of period:                              --                --           807,484                --                --
                                              ------------      ------------      ------------      ------------      ------------

Cash, end of period:                          $    807,484      $         --      $  3,432,842      $    269,282         3,432,842
                                              ============      ============      ============      ============      ============

Supplemental Disclosure of Non-Cash
   Investing and Financing
   Activities: Issuance of note
   payable for acquisition of
   investment in equity investee              $         --      $    270,000      $         --      $    270,000      $    270,000
   Issuance of common stock in
     exchange for an investment in
     equity investee                          $         --      $    100,000      $         --      $    100,000      $    100,000
   Debt discount recognized in
     connection with issuance of
     convertible notes                        $    239,008      $         --      $         --      $         --      $    239,008
   Liabilities assumed upon
     combination with Agate
     Technologies, Inc.                       $    280,426      $         --      $         --      $         --      $    280,426
   Issuance of common stock in
     connection with the acquisition
     of First Person Software, Inc.           $         --      $         --      $  1,088,534      $         --      $  1,088,534
   Issuance of senior A preferred
     stock in connection with the
     conversion of debt                       $         --      $         --      $  2,676,766      $         --      $  2,676,766
   Issuance of junior A preferred stock
     in exchange for common stock in
     connection with the rescission offer     $         --      $         --      $  5,410,130      $         --      $  5,410,130

The accompanying notes are an integral part of the consolidated financial statements.

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

1.    ORGANIZATION AND NATURE OF OPERATIONS

Development Stage Operations - PowerHouse Technologies Group, Inc. (A Development Stage Company) (the "Company") is a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 and was incorporated under the laws of the State of Delaware on May 16, 2002 as PowerHouse Studios. On May 19, 2003, the Company completed a combination with Agate Technologies, Inc. and conducted a 1-for-122 reverse split of the Agate Technologies, Inc. common stock. Concurrent with this transaction, the company amended its Articles of Incorporation changing its name to PowerHouse Technologies Group, Inc.

The Company has limited operating history and limited revenues. The Company's business is to acquire, develop and market computing software and infrastructure technologies designed to improve the way personalized mobile information is stored, carried and accessed.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company is subject to the risks and uncertainties associated with a new business, has no established source of revenue and has incurred significant losses from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Subsequent to March 31, 2004, the Company successfully completed the sale of Series A Senior Units ("Senior A Units") composed of shares of the Company's Series A Senior Convertible Preferred Stock ("Senior A Preferred Stock") and Series A Common Stock Purchase Warrants ("Senior A Preferred Warrants"). Through September 30, 2004, the Company had raised approximately $10,510,653 from this offering.

Management estimates that the current funds available and on-hand will be adequate to fund operations throughout fiscal 2005. The Company anticipates that revenue from the sale of its current product line will begin increasing during the first half of its fiscal year 2005, and will have a material impact offsetting operating expenses during the second half of fiscal 2005. In addition to the anticipated increase in revenue, Company's management intends to raise additional funds through debt-financing based on available short-term assets. The Company has not yet negotiated with any banks or lending institutions, and may not be able to arrange for loans or financings on favorable terms.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Management bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers temporary liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable - Accounts Receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible, based upon historical experience and management's evaluation of outstanding accounts receivable at

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)


the end of the year. At March 31, 2004 and September 30, 2004 (unaudited), management believes that all amounts are collectible.

Inventory - Inventory is valued at the lower of cost or market with cost determined by the first-in, first-out method. Inventory consists mainly of finished goods, media, and packaging supplies. At March 31, 2004 and September 30, 2004 (unaudited), inventory represented finished goods.

Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the cost of long-lived assets used in operations might be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated undiscounted cash flows estimated to be generated by those assets would be compared to their carrying amounts to determine if a write-down to market value or discounted cash flows is required.

Revenue Recognition Policy - The Company recognizes revenue from distributors when the product has been sold to third party customers. Revenue from sales through the Company's website is recognized after the 30 day return period has lapsed.

Basic and Diluted Loss Per Share - In accordance with the Financial Accounting Standards Board's ("FASB") SFAS No. 128, "Earnings Per Share," the basic loss per common share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed in the same way as basic loss per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive.

Stock-Based   Compensation  -  SFAS  No.  123,   "Accounting   for   Stock-Based
Compensation", encourages, but does not require, companies to record compensation cost for stock-based employee compensation at fair value. The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

In accordance with SFAS 123, the Company discloses the impact of the fair value accounting of employee stock options. Transactions in equity instruments with non-employees for goods or services have been accounted for using the fair value method as prescribed by SFAS 123.

There were no stock-based employee compensation awards granted as of September 30, 2004 (unaudited).

Research and Development - Research and development costs are charged to expense as incurred.

Fair Value of Financial Instruments - The estimated fair values for financial instruments under FASB SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. For certain of the Company's financial instruments, including certain assets, accounts payable, accrued liabilities and debt, the carrying amounts approximate fair value due to their maturities.

Concentrations of Credit Risk - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

Financial instruments that subject the Company to credit risk consist of cash balances maintained in excess of federal depository insurance limits and accounts receivable, which have no collateral or security. At March 31, 2004 and September 30, 2004, the Company had cash accounts with several financial institutions with a combined balance of $707,579 and $3,470,652 (unaudited) respectively, which were not guaranteed by the Federal Deposit

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

Insurance Corporation. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Investment in Affiliated Companies - The equity method of accounting is used for investments in which the Company has significant influence. Generally this represents common stock ownership or partnership equity of at least 20% and not more than 50%. The cost method of accounting is used for investments in which the Company does not have significant influence. Generally this represents common stock ownership or partnership equity of less than 20%. (See Note 3, Investment in Equity Investee.)

Income Taxes - The Company accounts for income taxes using the asset and liability method, as set forth in SFAS No. 109, "Accounting for Income Taxes," wherein deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

Recently Issued Accounting Pronouncements - In January 2003, the FASB issued FASB Interpretation ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 establishes accounting guidance for consolidation of a variable interest entity ("VIE"), formerly referred to as special purpose entities. FIN 46 applies to any business enterprise, both public and private, that has a controlling interest, contractual relationship or other business relationship with a VIE. FIN 46 provides guidance for determining when an entity ("Primary Beneficiary") should consolidate a VIE that functions to support the activities of the Primary Beneficiary. The Company has no contractual relationship or other business relationship with a VIE and, therefore, the adoption of FIN 46 will not have an effect on its financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 represents the first phase of the FASB's project to clarify the accounting treatment of certain instruments that possess characteristics of both liabilities and equity. SFAS 150 generally requires that freestanding financial instruments that obligate the issuer to redeem the holders' shares, or are indexed to such an obligation, and are settled in cash or settled with shares meeting certain conditions be treated as liabilities. The provisions of SFAS 150 are effective immediately for instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003, with the exception of mandatorily redeemable instruments of non-public companies, which become subject to SFAS 150 for fiscal periods beginning after December 15, 2003. As of March 31, 2004, the Company had no freestanding financial instruments subject to redemption.

Interim Financial Information - The September 30, 2004 and 2003 financial statements have been prepared by the Company without audit. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Company's financial position as of September 30, 2004 and the results of their operations and cash flows for the six month periods ended September 30, 2004 and 2003. The results of operations for the six month periods ended September 30, 2004 and 2003 are not necessarily indicative of those that will be obtained for the entire fiscal year.

3.    INVESTMENT IN EQUITY INVESTEE

During fiscal year 2003, the Company purchased a 49% interest of the then outstanding shares of First Person Software, Inc. ("First Person"). The total purchase price of the investment in First Person was $500,000, which included the promissory note in the amount of $270,000 (Note 4, Debt), a cash payment of $130,000 and 40,000 of the Company's common shares in exchange for 912,265 shares of First Person's common shares, representing 49% of First Person. This transaction was accounted for under the equity method.

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

The following summarizes information as to the assets, liabilities, equity, and results of the investee's operations:

                                                                  March 31, 2004
Current assets                                                       $ 40,611
                                                                     ========
Total assets                                                         $226,311
                                                                     ========

Total liabilities                                                    $151,423
                                                                     ========

Total stockholders' equity                                           $ 74,888
                                                                     ========

Total liabilities and stockholders' equity                           $226,311
                                                                     ========

Revenues                                                             $ 34,584
                                                                     ========
Loss from operations                                                 $322,477
                                                                     ========
Total comprehensive loss                                             $283,277
                                                                     ========

For the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 (inception) to March 31, 2004, the Company recorded a loss of $152,345, $29,144 and $181,789, respectively, for the Company's 49% interest in First Person's net loss.

On May 28, 2004, the Company entered into a merger agreement (the "FPS Merger Agreement") with First Person and its stockholders to acquire approximately 51% of the shares of outstanding common stock of First Person in consideration of cash and shares of common stock of the Company, at an aggregate consideration of $2,500,000 (the "FPS Merger"). The Company issued 217,938 shares of common stock to the holders of First Person shares. The consideration included a certain amount of cash that was held in escrow by an authorized agent and was released on August 27, 2004, upon the satisfactory review by the Company of First Person's financial statements, and further includes 108,991 shares of common stock that are currently being held in escrow by the same agent and that will only be released upon the satisfactory achievement by First Person of certain performance milestones within the applicable periods specified in the FPS Merger Agreement. On September 17, 2004, the Company issued 27,241 shares of common stock that were held in escrow in connection with the completion of the first performance milestone. Pursuant to the FPS Merger Agreement, the number of shares issued in connection with the FPS Merger was based on the average closing price of the Company's common stock for a total of 20 days immediately prior and subsequent to the announcement of the acquisition. Immediately prior to the FPS Merger, the Company owned approximately 49% of the outstanding shares of First Person stock, which shares were originally purchased by the Company in November 2002. The FPS Merger became effective on June 18, 2004. All the employees of First Person were offered, and accepted, employment in the Company.

The second evaluation period occurs approximately 180 days from the closing of the transaction. The allotted shares, when released from escrow due to the attainment of the performance milestones, will result in an increase to the value of the assets of First Person purchased by the Company.

As of June 18, 2004, the effective date of the FPS Merger, the assets and liabilities of First Person have been allocated as follows:

         Cash                                                    $  403
         Stock of the Company (to become treasury shares)       183,600
         Software technology                                  2,327,502
         Accounts payable                                      (56,054)
                                                          -------------
                                                            $ 2,455,451

The Company has estimated the useful life of the software technology to be 5 years. The acquired intangible assets will be amortized using the straight-line method.

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

The following unaudited proforma condensed statement of operations assumes the acquisition occurred as of the beginning of the periods presented and presents proforma financial information for the periods ended September 30, 2004 and 2003. There would be no proforma impact on revenue from this acquisition since all revenue reported by First Person was from PowerHouse. In the Company's opinion, all adjustments necessary to present fairly such unaudited proforma condensed statement of operations have been made.

                                               For the Six Months Ended
                                       September 30, 2004  September 30, 2003

                                           (unaudited)       (unaudited)
                                          -------------     -------------
Net loss as reported                      $ (5,723,501)     $ (3,592,794)

Adjustment for First Person (1)               (317,892)          (98,806)

Proforma net loss                         $ (6,041,393)     $ (3,691,600)

Proforma net loss allocable to common
shareholders                              $(13,650,017)     $ (3,691,600)

Basic and diluted as reported             $      (4.22)     $      (1.68)

Proforma basic and diluted                $      (4.32)     $      (1.72)

(1) Reflects additional loss related to the 51% not owned by the Company as of April 1, 2004 and amortization of software technology

4.    DEBT

Note Payable to Equity Investee - During fiscal 2003, the Company entered into a promissory note in the amount of $270,000 for the purchase of 49% of the then outstanding shares of First Person. The note bore interest at the rate of 6% per annum. Assets were not required to be collateralized. As of March 31, 2004, the note was paid.

As of March 31, 2004, the Company had incurred interest expense of $7,113 and had not repaid this amount. Subsequent to March 31, 2004, the Company acquired the remaining outstanding stock of First Person and assumed this asset of First Person. (See Note 3, Investment in Equity Investee.)

Bridge Loan - In March 2004, the Company issued $1,240,000 in secured convertible notes under a Bridge Loan agreement with Middlebury Capital, in which the principal balance of the notes and accrued and unpaid interest automatically convert into units of equity upon qualified equity financing of not less than $8 million at the lower of 75% of the price per share paid in the qualified equity financing or $2.69 per share. The convertible notes and accrued interest convertible at the option of the holder at any time at $2.69 per share. Interest accrues on the convertible notes at 10% per annum beginning of the 90th day following the day after the date of the convertible notes. The convertible notes are due approximately one year from the date of the notes. At March 31, 2004, the amounts owing under the secured convertible notes were $1,240,000. At September 30, 2004, these bridge notes were converted to Senior A Convertible Preferred Stock pursuant to a qualified equity financing. (See Note 6, Stockholders' Equity.)

During the six months ended September 30, 2004, the Company issued an additional $980,000 (unaudited) under the Bridge Loan agreement. The notes were also converted to Senior A Convertible Preferred Stock during September 30, 2004. (See Note 6, Stockholders' Equity.)

Secured Convertible Notes - In October 2003, the Company offered up to $10,000,000 in its 10% secured convertible notes, bearing interest per annum with a maturity of 10 years. The notes are collateralized by all of the Company's intellectual property and tangible assets of the Company, current and future. The notes were convertible at any time, at the holder's option and at an initial conversion price of $4.00 per share. During March 2004, the Company effectively exchanged these notes under terms of the Bridge Loan convertible notes. At March 31, 2004, the amounts owing under the secured convertible notes were $444,000. At September 30, 2004, these convertible notes were converted to Senior A Convertible Preferred Stock pursuant to a qualified equity financing. (See Note 6, Stockholders' Equity.)

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

Interest expense of $1,739 was accrued and payable at March 31, 2004.

Beneficial Conversion Feature and Deferred Loan Costs - The Bridge Loan convertible notes and secured convertible notes contained a beneficial conversion feature, as the notes were convertible into equity at prices that are less than the market prices at the date of the note issuances. The Company incurred charges of $2,104,271 during the six months ended September 30, 2004, for the beneficial conversion features and deferred loan costs related to the conversion of the Bridge Loan Convertible Notes and Secured Convertible Notes into equity. (See Note 6, Stockholders' Equity.)

5.    INCOME TAXES

As of March 31, 2004, the Company had net operating loss carryforward of approximately $8,726,253, which begins to expire in 2023. The tax provision for the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 to March 31, 2004 in the accompanying statements of operations represent the California franchise tax.

A valuation allowance has been recorded against the Company's deferred tax assets, as the Company cannot yet determine that it is probable that the assets will be realized. Any future benefits recognized from the reduction of the valuation allowance will result in a reduction of income tax expense.

6.    STOCKHOLDERS' EQUITY

Common Stock - As of March 31, 2004, the Company had 200,000,000 common shares authorized and 3,756,516 shares outstanding. The holders of common stock are entitled to one vote per share.

Effective May 19, 2003, PowerHouse Studios, Inc. completed a combination with Agate Technologies, Inc. Thereafter, the Company amended its Articles of Incorporation to change its name to "PowerHouse Technologies Group, Inc." and completed a 1-for-122 reverse split of the Agate Technologies, Inc. common stock for which the Company issued 888,525 shares of its common stock and assumed Agate Technologies, Inc.'s liabilities totaling $280,426. The combination was accounted for as a reverse acquisition. As a result, no goodwill was recorded.

Issuance of Shares for Common Stock Purchases - From the Company's inception, May 16, 2002, to March 31, 2003, the Company received amounts totaling $2,183,676, which represented common stock subscriptions for the purchase of shares in the combined Agate/PowerHouse Studios entity. The combination was completed and deemed effective on May 19, 2003. The amounts received for the common stock subscriptions were recorded as a liability at March 31, 2003, and were relieved on May 19, 2003 upon the effectiveness of the combination for which the Company issued 501,995 shares of its common stock. From April 1, 2003 to July 31, 2003, the Company received an additional $3,258,683, net of stock issuance costs, for common stock purchases.

These shares were issued at $5.00 per share based on the Company's private placement offering of 4,000,000 shares of the Company's common stock. The private placement was terminated in August 2003.

Common Stock Issued for Compensation and Consulting Services - In April 2003, the Company issued 100,000 shares of its common stock to the President and Chief Executive Officer of Forward Solutions, Inc., a wholly-owned subsidiary. Compensation expense of $500,000 was recorded in the year ended March 31, 2004 related to these shares. (See Note 8, Related Party Transactions.)

In December 2003, the Company issued 60,000 shares of its common stock to a director and employees for services and compensation. Compensation expense of $279,000 was recorded related to these shares.

In March 2004, the Company issued 40,000 shares of its common stock to The Hoffman Agency, a public relations company, as payment for certain amounts owed as part of normal operations. Consulting expense of $110,000 was recorded related to these shares.

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

In March 2004, the Company issued 50,000 shares of common stock to certain individuals who operate as RedCentre Consulting Limited for performing sales and marketing services in Western Europe. Consulting expense of $175,000 was recorded related to these shares.

In March 2004, the Company issued 79,800 shares of common stock to certain individuals who operate as New Health Systems for performing product development services. Consulting expense of $139,650 was recorded related to these shares, and $139,650 was recorded in stockholders' equity as deferred consulting compensation for future services.

As of March 31, 2004, the Company had not issued any stock options. However, in anticipation of the Board of Directors and stockholders adopting a stock option plan, the Company has offered certain employees and consultants options for the purchase of the Company's common stock. In addition, certain vendors have been granted options for the purchase of the Company's common stock based on contractual arrangements.

Rescission Offer - Contemporaneous with the Senior A Units Offering, the Company offered to certain of its existing shareholders who originally acquired their shares of common stock in connection with a private placement conducted from June 2002 through July 2003 by PowerHouse Studios (and after May 19, 2003, by the Company) the opportunity to rescind the purchase of such shares for either the cash consideration paid for the shares, with interest, or Junior Units, consisting of shares of Series A Junior Convertible Preferred Stock (the "Junior A Preferred Stock"), convertible in exchange for the same number of shares of the Company's common stock, and Series A Junior Common Stock Purchase Warrants, exercisable for one (1) share of common stock at an exercise purchase price of $3.83 (the "Junior A Preferred Warrants" and the offerings referred to, the "Rescission Offer" and "New Junior A Units Offering").

The Junior A Preferred Stock has certain preferences over common stock including an anti-dilution provision in the event the Company is unsuccessful in its current litigation with the Proctor Group (See Note 9, Commitments and Contingencies.) The Junior A Preferred Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

The Rescission Offer was completed on June 4, 2004 and holders of approximately 1,082,026 shares of common stock accepted the Rescission Offer in exchange with Junior Units and holders of approximately 46,500 shares of common stock accepted the Rescission Offer for cash consideration. Holders of approximately 119,665 shares of common stock retained their ownership of common stock as originally purchased.

In addition, the Company issued with the Junior A Preferred Stock, Junior A Preferred Warrants to purchase up to 270,507 shares of common stock. During the six months ended September 30, 2004, the Company recognized dividends of $1,760,708 related to the beneficial conversion feature of the Junior A Preferred Stock and Junior A Preferred Warrants.

On June 9, 2004, the Company issued 15,000 shares of restricted common stock in full satisfaction for all services rendered under a professional services agreement. The closing share price for the common stock on this date was $5.75 and the Company recorded consulting expense of $86,250 during the period.

Sale of Series A Senior Convertible Preferred Stock - On April 7, 2004, the Company entered into an agreement with Middlebury Capital, LLC for the sale of up to $15 million of the Company's Senior A Units. The offering is conditioned upon selling a minimum of $8 million of Senior A Units. The Senior A Units are composed of four (4) shares of Senior A Preferred Stock and one (1) Senior A Preferred Warrant. The offering price is $3.06 per unit. The shares of Senior A Preferred Stock accrue a dividend at a rate of 8% per annum which is payable on a semi-annual basis. In addition to certain benefits over common shares, the Senior A Preferred Stock also has a liquidation preference in the event the Company is unsuccessful in the Proctor Litigation and shares of common stock are awarded to any defendant of the Proctor Group. (See Note 9, Commitments and Contingencies.) In June 2004, the Company and Middlebury Capital, LLC agreed to an initial closing on approximately $8,722,605 (unaudited) under the terms of this agreement. The units contemplated in this offering were no longer available for sale as of September 30, 2004.

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

Additionally, this agreement provided for a Bridge Loan. (See Note 4, Debt.) The terms of the notes were interest only for 12 months payable after 90 days at a rate of 10%. The notes were automatically converted into Series A Senior A Units as described above at a rate of $2.29 per share, the lower of the price paid per share in the qualified equity financing, upon the first closing. The Company was successful raising $2,664,000 under the terms of the Bridge Loan through September 30, 2004. Upon the initial closing, the convertible notes at March 31, 2004 of $1,684,000, together with accrued and unpaid interest were converted into the Senior A Units.

On June 14, 2004, the Company closed upon the first tranche of the Company's Senior A Units Offering, which consisted of approximately $8,722,605 in total consideration from the sale of approximately 784,500 Senior A Units to certain institutional investors. The amount included approximately $2,125,000 received under a previously closed bridge financing and approximately $539,000 principal amount of previously issued convertible notes, following the conversion of the convertible notes into shares of Senior A Preferred Stock in connection with the Senior A Units Offering. (See Note 4, Debt.) In connection with the Senior A Units Offering, the Company issued 3,137,997 shares of Senior A Preferred Stock. The Company also issued five-year warrants exercisable at $2.29 per share to purchase 287,473 shares of the Company's Common Stock related to the convertible and bridge financing, and Senior A Preferred Warrants to purchase 784,500 shares of the Company's common stock related to the Senior A Units Offering. The Company recognized dividends of $5,021,960 related to the beneficial conversion of the Senior A Preferred Stock and Senior A Preferred Stock Warrants to common stock in connection with the June 14, 2004 closing.

On June 18, 2004, the Company issued a total of 217,938 shares of common stock in connection with the Company's acquisition of those shares of First Person Software, Inc. ("First Person") that were not previously owned by the Company. The Company also reserved for issuance of an additional 108,991 shares of the Company's common stock, the issuance of which is contingent upon the satisfaction of certain performance milestones. (See Note 3, Investment in Equity Investee.)

On August 13, 2004, the Company closed upon the second and final tranche of the Company's Senior A Units Offering, which consisted of approximately $1,788,048 in total consideration from the sale of approximately 146,082 Senior A Units to certain institutional investors. In connection with the Senior A Units Offering, the Company issued 588,686 shares of Senior A Preferred Stock. The Company also issued Senior A Preferred Warrants to purchase 146,082 shares of the Company's Common Stock in connection with the Senior A Units Offering. The Company recognized dividends of $554,221 related to the beneficial conversion of the Senior A Preferred Stock to Common Stock in connection with the August 13, 2004 closing.

On September 7, 2004,  the Company  issued  10,000  shares of Common Stock to an
individual  for  performing   product  research  and   documentation   services.
Consulting expense of $32,500 was recorded related to these shares.

On September 17, 2004, the Company issued a total of 27,241 shares of Common Stock in connection with the completion of a certain performance milestone set forth in the Company's merger agreement, dated as of May 28, 2004, with First Person and its stockholders (the "FPS Merger Agreement"), in connection with the Company's acquisition of the shares of First Person that were not previously owned by the Company on June 18, 2004. An additional 81,750 shares of Common Stock is reserved for issuance contingent upon the completion of certain additional performance milestones. The Company increased the value of the assets purchased from First Person by $88,533 related to this issuance.

In connection with the Senior A Units Offering, the Company entered into a registration rights agreement, dated as of April 23, 2004 (the "Registration Rights Agreement"), with certain investors, pursuant to which the Company is obligated to register the shares of Common Stock underlying the shares of Senior A Preferred Stock issued in connection with the Senior A Units Offering. Pursuant to the Registration Rights Agreement, the Company is obligated to pay a penalty to such investors if it does not cause the effectiveness of the registration statement within certain time deadlines. The penalty begins to accrue 90 days from the date of issuance of the Senior A Preferred Stock with respect to investors who converted their convertible notes or bridge notes into Senior A Preferred Stock; the date of issuance with respect to such investors was June 14, 2004. The penalty begins to accrue 120 days from the date of issuance with respect to investors who purchased Senior A Units; the date of issuance with respect to investors who purchased Senior A Units in the first tranche of the Senior A Units Offering was June 14, 2004, and

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

the date of issuance with respect to investors who purchased Senior A Units in the second tranche of the Senior A Units Offering was August 13, 2004. The penalty has been accrued at a rate of 3% per month of the original amount invested. Pursuant to the terms of the Registration Rights Agreement, during the first 90 days in which the penalty is earned, the penalty is payable either in cash or in shares of Senior A Preferred Stock, at the Company's election. After that 90-day period expires, the penalty must be paid in cash.

To comply with the terms of the Registration Rights Agreement, the Company filed a registration statement on Form SB-2 (the "Registration Statement") with the SEC on August 13, 2004. In response to the SEC staff's comments, the Company filed an Amendment to its Registration Statement with the SEC on October 27, 2004. The Company has no indication as to when the SEC might deem the Registration Statement effective.

On September 12, 2004, with respect to the penalty owed to the former holders of convertible notes and bridge notes, the Company began accruing for the penalty at a rate of $2,649 per day. Subsequent to September 30, 2004, with respect to the penalty owed to the purchasers of Senior A Units in connection with the first tranche of the Senior A Units Offering, which closed on June 14, 2004, the Company began to accrue an additional $6,084 penalty per day. Investors who purchased shares of Senior A Preferred Stock in connection with the second tranche of the Senior A Units Offering, which closed on August 13, 2004, are not eligible to receive a penalty until December 11, 2004. On September 30, 2004, the Company recorded a liability for the penalty with respect to the Registration Rights Agreement. The Company recorded a liability of $47,683 for the period ended September 30, 2004.

7.    OPTIONS

Stock Option Plan - As of March 31, 2004, the Company had not formalized a stock option plan. However, in anticipation of the Board of Directors and stockholders adopting a stock option plan, the Company has offered certain employees options for the purchase of the Company's common stock upon the Company's adoption of a formalized stock option plan. Options offered to employees as of September 30, 2004, contingent upon a formalized stock option plan, were 247,500 (unaudited).

Consultants - In April 2003, the Company entered into an agreement for financial public relations services. This agreement calls for monthly cash payments of $7,500, plus reimbursement of out-of-pocket expenses as approved by the Company. The agreement also provided for stock options equal to $150,000 (but not less than 60,000 shares) based on the closing price of the Company's stock as of April 15, 2003. Absent of a signed option agreement, the options were not effectively issued for which the Company accrued a liability of $270,588 for the fair value of the options at March 31, 2004. As provided under this agreement, upon the anniversary of the agreement, April 15, 2004, additional options were to be granted on as many shares that could be purchased on the open market for $150,000.

During 2004, the Company granted a total of 23,500 options to certain consultants for the purchase of the Company's common stock based on contractual arrangements which were not effectively issued as of March 31, 2004 for which the Company accrued a liability of $80,057.

8.    RELATED PARTY TRANSACTIONS

Advances from Officer and Accrued Compensation - Pursuant to an employment agreement, during the year ended March 31, 2004, the Company accrued $91,000 in wages for its Chief Executive Officer. As of March 31, 2004 and September 30, 2004, total accrued wages owed to the Company's Chief Executive Officer were $156,000 and $90,858 (unaudited), respectively.

Pursuant to a consulting agreement, during the year ended March 31, 2004, the Company accrued $75,000 in wages for its Chief Operating Officer and International President. During the six months ended September 30, 2004 the Company repaid $26,429 (unaudited) of this amount.

Pursuant to an employment agreement, during the year ended March 31, 2004, the Company accrued $65,000 in wages for the President and Chief Executive Officer of Forward Solutions, Inc., the Company's wholly-owned

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

subsidiary. During the six months ended September 30, 2004 the Company repaid $25,358 (unaudited) of this amount.

Pursuant to an employment agreement, during the period from July 1, 2003 to March 31, 2004, the Company accrued $27,500 in wages for its Vice President Finance Operations. During the six months ended September 30, 2004 the Company repaid $8,929 (unaudited) of this amount.

Also during the period from January 1, 2004 to March 31, 2004, the Company accrued $8,583 in wages for certain other employees. The Company has paid these amounts.

During the period from May 16, 2002 (inception) to March 31, 2003, the Company accrued $93,667 in expenses paid for in advance by its Chief Executive Officer. During the period from April 1, 2003 to March 31, 2004, the Company repaid $72,416 of these expenses. As of March 31, 2004, $21,251 remained unpaid. During the six months ended September 30, 2004 (unaudited), the Company repaid this amount.

Employment/Consulting Contracts - In May 2002, the Company entered into an employment agreement with its Chief Executive Officer for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $240,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. Pursuant to the agreement the Chief Executive Officer was granted 700,000 shares of the Company's common stock at May 16, 2002, the Company's inception.

On April 1, 2003, the Company entered into an employment agreement with the President and Chief Executive Officer of its wholly-owned subsidiary for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $175,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. For the period from April 1, 2003 to March 31, 2004, the Company has incurred $175,000 of compensation expense relating to this contract of which $65,000 has been accrued at March 31, 2004. The President and Chief Executive Officer of Forward Solutions, Inc. also received 100,000 shares of common stock as part of the compensation package, and is eligible for a retention bonus at the discretion of the Board of Directors. Compensation expense of $500,000 was recorded in the year ended March 31, 2004 related to these shares.

On July 15, 2003, the Company entered into a consulting agreement with its Chief Operating Officer and International President for a period of 3 years, subject to certain cancellation provisions including a mutual 90-day notice period. The agreement calls for annual payments of $200,000 paid semi-monthly, and provides for the reimbursement of approved expenses including living expenses while in the United States. The agreement restricts the consultant from engaging in other business activities while under contract with the Company, and provides for other restrictions to protect the intellectual and business property of the Company.

On January 1, 2004, the Company entered into an employment agreement with its Vice President Finance Operations for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $160,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. For the period from April 1, 2003 to March 31, 2004, the Company has incurred $40,000 of compensation expense relating to this contract of which $10,000 has been accrued at March 31, 2004. In addition, the Vice President Finance Operations was paid $61,910 for prior consulting services during the period ending March 31, 2004. Pursuant to the employment agreement, the Vice President Finance Operations also received 125,000 options for the purchase of common stock, which as of March 31, 2004 were subject to approval by the Board of Directors.

Licensing Agreement - On May 28, 2003, the Company entered into a Business Alliance and Software Licensing Agreement (the "Licensing Agreement") with First Person. The agreement grants the Company an exclusive license for the distribution of the PocketLogin software developed by First Person. This exclusive license is valid for 6 months beginning 30 days after the acceptance of the software by the Company. The agreement also calls for the good faith negotiation of future licenses for the referenced product, and for the development of future products. The Company is also obligated to pay First Person a royalty equal to 10% of gross revenue for each product sold that

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

consists of a hardware and software system, and in any event no less than $5.00 per unit sold. The Company is also obligated to pay 50% of gross revenue for software-only sales. In anticipation of unit sales, the Company agreed to royalty prepayments of $243,000 from May 15, 2003 through October 15, 2003.

As of March 31, 2004, $90,000 of the prepayment was due. Subsequent to March 31, 2004, the Company acquired the remaining outstanding stock of First Person and has since assumed this liability. (See Note 3, Investment in Equity Investee.)

9. COMMITMENTS AND CONTINGENCIES

Sub-lease Agreement - In April 2003, the Company entered into a 20 month sub-lease agreement with a third party for 2,186 square feet of office space located in San Ramon, California. The agreement commenced May 1, 2003 and requires monthly sub-lease payments of $3,607 through December 31, 2004. The payments include the use of existing furniture and equipment located on the premises. The agreement also provided a right of first refusal to sub-lease an additional 1,519 square feet that was optioned to the Company on August 15, 2003. The Company agreed to sub-lease the additional space for an additional monthly payment of $2,506. The termination of this portion of the sub-lease is also December 31, 2004.

Future minimum sublease payments under this operating lease as of March 31, 2004, are as follows:

                                    2005        $ 55,017
                                                 =======

                                    Total       $ 55,017
                                                 =======

On July 28, 2004, the Company entered into a second amendment to the agreement of April 21, 2003 for office space located in San Ramon, California. The agreement commenced August 1, 2004, and increased the rentable square feet by 3,047 square feet and increased the monthly lease payments to $7,637 through December 31, 2004.

On July 2, 2004, the Company entered into a 25-month lease agreement with a third party for additional office space, comprised of 2,335 square feet located in San Francisco, California. The agreement commenced July 1, 2004, and requires monthly lease payments of $4,281 through June 30, 2005 and monthly lease payments of $4,475 from July 1, 2005 through July 31, 2006.

Total rent expense for the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 (inception) to March 31, 2004, was $51,905, $0, and $51,905, respectively. Total rent expense for the six months ended September 30, 2004 and 2003 was $44,898 (unaudited) and $18,035, respectively.

Litigation - On September 15, 2003, the Company filed a complaint in the Superior Court of the State of California in and for the County of Los Angeles, South West District (the "Superior Court") captioned PowerHouse Technologies Group, Inc. v. Proctor, et. al., (case no: YC047491) (the "Proctor Litigation"). Named as defendants therein are Joseph Ford Proctor, the Chief Executive Officer of MayFair Capital Group Limited, BrickHouse Capital Venture Limited ("BrickHouse"), Julie Holfinger, and others. The complaint alleges that the defendants, in connection with a capital-raising effort for the Company, diverted a significant amount of funds from the Company. The complaint seeks to recover the diverted funds and to enjoin the transfer, sale or exercise of voting rights with respect to approximately 7 million shares of Company Common Stock claimed by the defendants, which would represent approximately 67% of the total shares of Common Stock currently outstanding (the "Proctor Group Shares"). On November 5, 2003, the Superior Court, without prejudice, declined to continue the temporary restraining order granted to the Company on September 15, 2003.

The Company and its Board of Directors believes, based upon a review of all relevant information available to the Company, that the Proctor Group Shares were illegally and invalidly issued and therefore, the Board of Directors of the Company has determined that the Proctor Group Shares are, and are to be deemed to be, not validly issued and outstanding and that the holders of those shares shall not be entitled to exercise any of the voting and other rights

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

and privileges of stockholders of the Company in respect of such shares. The Board of Directors of the Company has taken actions it believes to be necessary and appropriate to implement the foregoing determinations.

By letters dated November 20, 2003, and December 2, 2003, BrickHouse demanded payment by the Company of $5,000 for monthly consultant services for July 2003 and August 2003 and $622,355 for expenses allegedly advanced to, or for the benefit of, the Company. The Company has declined the request for payment and has informed BrickHouse that such amounts that may be owed to or from BrickHouse and its affiliates, or the Company and its affiliates, are the subject of the Proctor Litigation pending in the Superior Court.

By letters dated May 9, 2003 and June 9, 2003, six persons indicated that in 2001 they purchased approximately 179,450 shares of Common Stock in the Company "through Joseph Proctor and Julie Holfinger". The alleged investors informed the Company that they have not received confirmation of their investments nor any stock certificates despite sending "numerous" communications to Mr. Proctor and Ms. Holfinger. The alleged investors advised the Company that they will pursue criminal and civil actions against the Company. Despite requests made to the alleged investors, the Company has not received any documentation evidencing the investments. Additionally, one person indicated that $25,000 in unpaid salary, 10,000 shares of Common Stock and 25,000 options to purchase shares of Common Stock had not been paid pursuant to an alleged employment agreement. The Company is investigating these matters and intends to formulate a response in light of the results of its investigation and whatever additional documentation may be produced by the parties involved.

On December 1, 2003, the Company and Forward Solutions, Inc. were served a complaint filed in the Superior Court of the State of California and for the County of Los Angeles, Central District by Draft, Inc., ("Draft"), a Delaware corporation (case no. BC306660), alleging breach of contract and related claims pursuant to an alleged contract to develop and implement a direct marketing program for the Company. The suit claims damages of approximately $445,000 plus an alleged bonus based on product sales. The Company believes the complaint is without merit and intends to defend it vigorously and believes that the loss, if any, resulting from the suit will not have a material impact on the Company's financial position, results of operations, or cash flows in future years.

On May 21, 2004, the Company filed a Cross-Complaint against Draft and its Chief Executive Officer, Howard Draft, alleging negligent misrepresentation, breach of oral contract and the covenant of good faith and fair dealing, and unjust enrichment. The Cross-Complaint seeks to recover $85,000 that the Company paid to Draft for its services and an additional unspecified amount based on the negligence claim.

On July 29, 2004, the Company settled various legal matters with Draft, Inc. and its Chief Executive Officer, Howard Draft. The settlement agreement provided for a mutual release of all current and future claims and terminated the existing legal actions and is reflected as of September 30, 2004.

The Company is involved in certain other legal actions and claims arising in the ordinary course of business. Management believes, based on discussions with legal counsel, that such litigation and claims will be resolved without material effect on the Company's consolidated financial position.

10.   SUBSEQUENT EVENTS

Employment Agreement - On November 1, 2004, the Company entered into an employment agreement with Ms. Manijeh Moghis as its Chief Operating Officer terminable at any time upon notice by either party. The agreement calls for a salary at the rate of $225,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 50-100% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. In addition, Ms. Moghis also received 500,000 options for the purchase of common stock, to be approved by the Board of Directors upon the formalization of a stock option plan. The options will have an exercise price equal to the closing market price of the Company's Common Stock on Ms. Moghis' employment start date, which was November 1, 2004, and will vest over a period of three years, subject to continued employment. The options shall vest subject to the following schedule: 12.5% of the total shares of Common Stock underlying the options shall vest three months from Ms. Moghis' employment start date, which was November 1, 2004, and thereafter, 1/36 of the total shares of Common Stock underlying the options shall vest on the first date of each full month during which Ms. Moghis remain employed with the Company during the 36-month vesting period so that

PowerHouse Technologies Group, Inc.
Notes to Consolidated Financial Statements
(Information subsequent to March 31, 2004 is unaudited)

100% of such options shall have vested on the third anniversary of Ms. Moghis' employment start date, which was November 1, 2004. Ms. Moghis was also nominated to the Company's Board of Directors, subject to approval by the Board.

Proctor, et. al. and Related Matters - On November 10, 2004, the Superior Court issued a judgment in favor of the Company against Proctor, Nataya Proctor, Julie Holfinger, MayFair Capital Group Limited, BrickHouse, and the other defendants for (i) monetary damages and costs of $12,805,264 (comprised of $3,790,759 as special damages, $9,000,000 as punitive damages, and $14,505 as costs), (ii) the return of all corporate books and records of PowerHouse Studios, its predecessors, subsidiaries and affiliated companies, and (iii) the cancellation of the stock certificates held by the Proctor Group with respect to the Proctor Group Shares (7,250,000 shares of common stock of PowerHouse Studios) and a declaration that the Proctor Group Shares, and all legal and beneficial ownership interests therein, were null and void as of the date of issuance. The defendants' right to appeal expires 60 days after the Notice of Entry of Judgment is filed the Superior Court. The Company presented the Notice of Entry of Judgment for filing with the Superior Court on November 12, 2004.

Dieterich, et. al. and Related Matters - On October 19, 2004, Christopher Dieterich filed a cross complaint with the Superior Court alleging various claims related to unpaid invoices totaling $22,811. The cross complaint also names Jay Elliot and Gregory Duffell, officers of the Company, as additional defendants. The Company and the other defendants believe the cross complaint is without merit and intend to defend it vigorously. The Company believes that the loss, if any, resulting from the cross complaint will not have material impact on the Company's financial position, results of operations, or cash flows.

Subsequent to September 30, 2004, holders of approximately 52,408 (unaudited) shares of Series A Senior Preferred stock and 48,000 (unaudited) shares of Series A Junior Preferred stock converted their holdings into Common Stock.

On December 1, 2004, the Company entered into a 48-month lease agreement with a third party for additional office space, comprised of 10,270 square feet located in Redwood City, California. The agreement will commence February 1, 2005, and extends through January 31, 2009.

FIRST PERSON SOFTWARE, INC.
(A DEVELOPMENT STAGE COMPANY)

FOR THE YEARS ENDED MARCH 31, 2004 AND 2003, AND
THE PERIOD FROM MARCH 5, 2002 (INCEPTION) TO MARCH 31, 2004,

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                  PAGE
                                                                                                  ----
INDEPENDENT AUDITOR'S REPORT........................................................................70

BALANCE SHEETS--As of March 31, 2004 and 2003.......................................................71

STATEMENTS OF OPERATIONS--For the Years Ended March 31, 2004 and 2003, and the  Period from
March 5, 2002 (inception) to March 31, 2004.........................................................72

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)--For the Period from March 5, 2002 (inception)
to March 31, 2004...................................................................................73

STATEMENTS OF CASH FLOWS--For the Years Ended March 31, 2004 and 2003, and the Period from
March 5, 2002 (inception) to March 31, 2004.........................................................74

NOTES TO THE FINANCIAL STATEMENTS...................................................................76

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS--
For the Year Ended March 31, 2004...................................................................81

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS--
For the Six Months Ended September 30, 2004.........................................................82

NOTES TO THE FINANCIAL STATEMENTS...................................................................83

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
PowerHouse Technologies Group, Inc.
San Ramon, CA

We have audited the accompanying balance sheets of First Person Software, Inc. (A Development Stage Company) ("the Company") as of March 31, 2004 and 2003 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended March 31, 2004 and 2003, and the period from March 5, 2002 (inception) to March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement preparation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Person Software, Inc. as of March 31, 2004 and 2003 and the results of its operations and its cash flow for the years ended March 31, 2004 and 2003, and the period from March 5, 2002 (inception) to March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

HEIN & ASSOCIATES LLP

Orange, California

September 29, 2004

FIRST PERSON SOFTWARE, INC.
(A Development Stage Company)
BALANCE SHEETS AS OF MARCH 31, 2004 AND 2003

                                                                        March 31, 2004  March 31, 2003

                                     ASSETS
                                     ------

CURRENT ASSETS:
   Cash                                                                    $  33,498      $  65,454
   Note receivable from PowerHouse Technologies Group, Inc.,
   a related party                                                                --        183,994
   Other current assets                                                           --          8,500
   Interest receivable from PowerHouse Technologies Group, Inc.,
   a related party                                                             7,113             --
                                                                           ---------      ---------

     Total current assets                                                  $  40,611      $ 257,948

OTHER ASSETS:
   Equity securities in PowerHouse Technologies Group, Inc.,
   a related party                                                           140,000        100,000
   Software development - net                                                 45,700             --
                                                                           ---------      ---------

     Total other assets                                                      185,700        100,000

TOTAL ASSETS                                                               $ 226,311      $ 357,948
                                                                           =========      =========

                  LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
                  ---------------------------------------------

CURRENT LIABILITIES:
   Accounts payable                                                        $  28,407      $     460
   Accrued expenses                                                            4,600             --
   Deferred royalty revenue from PowerHouse Technologies Group, Inc.,
   a related party                                                           118,416             --
                                                                           ---------      ---------

     Total current liabilities                                               151,423            460

TOTAL LIABILITIES                                                            151,423            460
                                                                           ---------      ---------

Commitments and contingencies  (Note 7)

STOCKHOLDERS' EQUITY (DEFICIT):
   Preferred stock, no par value; 100,000 shares authorized;
   54,000 shares issued and outstanding at March 31, 2004 and 2003;
   liquidation preference of $54,000                                          54,000         54,000
   Common stock, no par value; 10,000,000 shares authorized; 1,812,265
   shares issued and outstanding at March 31, 2004 and 2003                  525,675        524,998
   Other comprehensive income                                                 40,000             --
   Deficit accumulated during development stage                             (544,787)      (221,510)
                                                                           ---------      ---------

     Total stockholders' equity                                               74,888        357,488
                                                                           ---------      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $ 226,311      $ 357,948
                                                                           =========      =========

See accompanying notes to financial statements.

FIRST PERSON SOFTWARE, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS                                                                   For the
                                                                                         period from
                                                                                        March 5, 2002
                                                      For the twelve months ended       (inception) to
                                                   March 31, 2004     March 31, 2003    March 31, 2004
                                                   --------------     --------------    --------------
REVENUES                                               $  34,584         $      --         $  34,584

COST OF SALES                                                 --                --                --
                                                       ---------         ---------         ---------

GROSS PROFIT                                              34,584                --            34,584
                                                       ---------         ---------         ---------

OPERATING EXPENSES:
   Research and development                              131,273            74,967           206,240
   Sales and marketing                                   125,063            91,571           216,636
   General and administrative                            104,289            57,695           162,773
                                                       ---------         ---------         ---------

      Total operating expenses                           360,625           224,233           585,649

NON-OPERATING INCOME:
   Other income                                              446               319               765
   Interest income                                         3,118             3,995             7,113
                                                       ---------         ---------         ---------

      Total non-operating expenses                         3,564             4,314             7,878

LOSS BEFORE INCOME TAXES                                (322,477)         (219,919)         (543,187)

PROVISION FOR INCOME TAXES                                   800               800             1,600
                                                       ---------         ---------         ---------

NET LOSS                                               ($323,277)        ($220,719)        ($544,787)
                                                       =========         =========         =========

OTHER COMPREHENSIVE INCOME:
   Unrealized gain on available-for-sale equity
   securities in PowerHouse Technologies Group,
   Inc                                                    40,000                --            40,000
                                                       ---------         ---------         ---------

      Total Comprehensive Loss                         ($283,277)        ($220,719)        ($504,787)
                                                       =========         =========         =========

See accompanying notes to financial statements.

FIRST PERSON SOFTWARE, INC.
(A DEVELOPMENT STAGE COMPANY)
Statements of Stockholders' Equity (Deficit)

                                                                                                       Deficit
                                                                                                      Accumulated
                                                       Preferred                Common    Accumulated    During
                                           Preferred     Stock      Common       Stock     Other Comp Development
                                             Shares     Amounts     Shares      Amounts      Income      Stage        Total
                                            --------   ---------   ---------   ---------    --------   ---------    ---------
Balance, March 5, 2002 (inception)
   Issuance of founders shares                    --   $      --     900,000   $     900    $     --   $      --    $     900
   Net loss                                       --          --          --          --          --        (791)        (791)
                                            --------   ---------   ---------   ---------    --------   ---------    ---------

Balance, March 31, 2002                           --          --     900,000         900          --        (791)         109

  Issuance of shares to PowerHouse
  Technologies Group, Inc.                        --          --     912,265     500,000          --          --      500,000
  Issuance of shares for cash                 37,000      37,000          --          --          --          --       37,000
  Issuance of shares for consulting
  services performed                          17,000      17,000          --          --          --          --       17,000
  Options issued for consulting
  services performed                              --          --          --      24,098          --          --       24,098

  Net loss                                        --          --          --          --          --    (220,719)    (220,719)
                                            --------   ---------   ---------   ---------    --------   ---------    ---------

Balance, March 31, 2003                       54,000      54,000   1,812,265     524,998          --    (221,510)     357,488

  Unrealized gain on available-for-sale
  equity securities in PowerHouse
  Technologies Group, Inc.                        --          --          --          --      40,000          --       40,000
  Options issued for consulting services
  performed                                       --          --          --         677          --          --          677
  Net loss                                        --          --          --          --          --    (323,277)    (323,277)
                                            --------   ---------   ---------   ---------    --------   ---------    ---------

Balance, March 31, 2004                       54,000   $  54,000   1,812,265   $ 525,675    $ 40,000   ($544,787)   $  74,888
                                            ========   =========   =========   =========    ========   =========    =========

See accompanying notes to financial statements.

                           FIRST PERSON SOFTWARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             Statement of Cash Flows


                                                                                         For the period from
                                                                                            March 5, 2002
                                                    For the Year Ended  For the Year Ended  (inception) to
                                                      March 31, 2004     March 31, 2003     March 31, 2004
                                                    ------------------  ------------------  --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                              $(323,277)        $(220,719)        $(544,787)
   Adjustments to reconcile net loss to net cash
   used in operating activities:
     Preferred stock issued for consulting
     services performed                                         --            17,000            17,000
     Options issued for consulting services
     performed                                                 677            24,098            24,775
     Accrued interest on note receivable                    (7,113)               --            (7,113)
     Amortization of software development costs              5,078                --             5,078

    Changes in operating assets and liabilities:
     Other current assets                                    8,500            (8,500)               --
     Accounts payable                                       27,946              (330)           28,407
     Accrued expenses                                        4,600                --             4,600
     Deferred royalty revenue                              118,416                --           118,416
                                                         ---------         ---------         ---------

        Net cash used in operating activities
        from continuing operations                        (165,173)         (188,451)         (353,624)
                                                         ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Software development                                  (50,778)               --           (50,778)
                                                         ---------         ---------         ---------

        Net cash used in investing activities              (50,778)               --           (50,778)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from note receivable                         183,995            86,005           270,000
     Proceeds from sale of preferred stock                      --            37,000            37,000
     Proceeds from sale of common stock                         --           130,000           130,900
     Options payable                                            --                --                --
                                                         ---------         ---------         ---------

        Net cash provided by financing activities          183,995           253,005           437,900
                                                         ---------         ---------         ---------

NET INCREASE (DECREASE) IN CASH                            (31,956)           64,554            33,498

CASH, beginning of period                                   65,454               900                --
                                                         ---------         ---------         ---------

CASH, end of period                                      $  33,498         $  65,454         $  33,498
                                                         =========         =========         =========

Supplemental Disclosure of Cash Flow Information:
   Cash paid for income taxes during the year            $     800         $     800         $   1,600

Supplemental Disclosure of Non-cash Investing and
Financing Activity:
   Issuance of common stock and note receivable
   in exchange for common stock of PowerHouse
   Technologies Group, Inc.                              $      --         $ 370,000         $ 370,000

See accompanying notes to financial statements.

First Person Software, Inc.
Notes to Financial Statements

Note 1 - Organization and Nature of Operations
----------------------------------------------

FIRST PERSON

First Person Software, Inc. (A Development Stage Company) ("First Person"), a closely-held, development stage company, located in San Francisco, California, develops and markets computing software and infrastructure technologies designed to improve the way mobile information is personalized, secured, carried and accessed. First Person was incorporated under the laws of the State of California on March 5, 2002.

LIQUIDITY

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of First Person as a going concern. First Person is subject to the risks and uncertainties associated with a new business and has incurred significant losses from operations. These losses raise doubt about the Company's ability to continue as a going concern.

First Person has been dependent on funding provided by PowerHouse Technologies Group, Inc. ("PowerHouse") to sustain its operations (see Note 6). Subsequent to March 31, 2004, First Person entered into a merger agreement with PowerHouse in which PowerHouse acquired the remaining 51% in First Person that it did not own (see Note 7).

Note 2 - Summary of Significant Accounting Policies
---------------------------------------------------

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas involving the use of estimates and assumptions include the capitalization of software costs and revenue recognition.

REVENUE RECOGNITION

Revenue from the license or sale of software products is recognized when the products are shipped to the customer through First Person's licensee, provided there is persuasive evidence that an arrangement exists, the selling price is fixed and determinable, and collection of the resulting receivable is reasonably assured. Revenue from the license of software products to the distributors of First Person's licensee is recognized when the products are sold by the distributor. Sales by the distributor are determined when the products are sold to the end-user and the stated return period has elapsed (for direct sales), or the products have been sold to the end-users (for sales through third parties), based on agreements as negotiated by the licensees.

PROPERTY AND EQUIPMENT

First Person has adopted a policy to capitalize equipment only for single purchases in excess of $2,500. First Person did not have any transactions that qualified for capitalization during the periods ended March 31, 2003 and March 31, 2004.

PATENTS

Costs associated with obtaining patents for First Person's proprietary software are capitalized only when actually obtained or received. Accordingly, all costs to seek patents were expensed.

INCOME TAXES

First Person accounts for income taxes using the asset and liability method, as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," wherein deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

CASH AND EQUIVALENTS

First Person considers all highly liquid investments with maturities at the time of purchase of three months or less to be cash equivalents. There were no cash equivalents at March 31, 2004 and March 31, 2003.

First Person Software, Inc.
Notes to Financial Statements

SOFTWARE DEVELOPMENT COSTS

In accordance with SFAS 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. After the product is determined to be technologically feasible, production costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value.

First Person began development of its PocketLogin software product in the year ended March 31, 2003, and it was determined in April 2003 that the product had achieved technological feasibility. During the period April 2003 through September 2003, First Person capitalized $50,778 in development costs.

The product became available for general release in October 2003. Beginning in October 2003, capitalized costs were amortized on a straight-line basis over the remaining estimated economic life, which was determined by First Person to be 5 years. For the period ending March 31, 2004, First Person recognized amortization expense of $5,078.

Software development consists of the following at March 31, 2004:

                  Software development                          $50,778
                  Less accumulated amortization                 (5,078)
                                                                -------

                  Net software development                      $45,700
                                                                =======

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives.

Management reviews First Person's long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes that no impairment of the carrying value of First Person's long-lived assets existed at March 31, 2004.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to expense as incurred. As of March 31, 2004 and 2003, research and development costs incurred for software costs were $131,273 and $74,967, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. For certain of First Person's financial instruments, including cash, notes receivable, investment in equity securities, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their maturities.

STOCK-BASED COMPENSATION

SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation at fair value. First Person has elected to continue to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

In accordance with SFAS No. 123, First Person discloses the impact of the fair value accounting of employee stock options. There were no stock-based, employee compensation awards granted as of March 31, 2004 and 2003.

Transactions in equity instruments with non-employees for goods or services have been accounted for using the fair value method as prescribed by SFAS No. 123. During March 31, 2004 and 2003, First Person issued 25,000 and 1,500 options, respectively, to consultants for services rendered and recognized expenses of $24,098 and $677, respectively.

First Person Software, Inc.
Notes to Financial Statements

Note 3 - Equity Securities in PowerHouse Technologies Group, Inc.
-----------------------------------------------------------------

In November 2002, First Person was issued common stock of PowerHouse in connection with an exchange for a 49% interest in First Person (see Note 6). At the time of the transaction, the fair value of the common stock was not readily determinable. As of March 31, 2003, the investment in the common stock of PowerHouse was accounted for at a cost of $100,000.

During March 31, 2004, events occurred with respect to PowerHouse that allowed for the fair value of the shares of common stock to be readily determined. As of March 31, 2004, the investment in common stock of PowerHouse was accounted for and recorded as available-for-sale securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

First Person's management determines the appropriate classification of securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Marketable equity securities are classified as available-for-sale. These securities are carried at fair value, with the unrealized gains and losses, net of tax, included as a component of accumulated other comprehensive income. Realized gains and losses, and declines in value judged to be other-than-temporary on available-for-sale securities, if any, are included in the determination of net income (loss) as gains (losses) on sale of securities.

Note 4 - Income Taxes
---------------------

As of March 31, 2004, First Person had net operating loss ("NOL") carryforwards of approximately $545,000 which begin to expire in 2012. The tax provision for the years ended March 31, 2004 and 2003 in the accompanying statements of operations represent California franchise tax.

A significant change in ownership of First Person may limit First Person's ability to use these NOL carryforwards. SFAS No. 109 requires that the tax benefit of such net operating loss be recorded as an asset. As First Person cannot yet determine if it is probable that the assets will be realized, a full valuation allowance has been recorded against First Person's deferred tax assets of $213,000. Any future benefits recognized from the reduction of the valuation allowance will result in a reduction of income tax expense.

Note 5 - Stockholders' Equity
-----------------------------

PREFERRED STOCK

As of March 31, 2004, First Person had 100,000 preferred shares authorized and 54,000 preferred shares outstanding. Preferred shares are convertible to common shares on a one-to-one basis at the election of the shareholder. The preferred shares pay 6% non-cumulative dividends annually, if declared. In the event of any liquidation or winding up of First Person, the holders of the preferred stock are entitled to receive payment of $1.00 for each share owned (plus declared but unpaid dividends) in preference to the holders of common stock.

COMMON STOCK

As of March 31, 2004, First Person had 10,000,000 common shares authorized and 1,862,265 common shares outstanding. The holders of common shares are entitled to one vote per share.

During March 31, 2003, First Person issued 912,265 common stock shares to PowerHouse (see Note 6).

Note 6 - Related Party Transactions
-----------------------------------

During fiscal year 2003, PowerHouse purchased a 49% interest of the then outstanding shares of First Person. The total purchase price of the investment in First Person was $500,000, which included a promissory note in the amount of $270,000, a cash payment of $130,000 and 40,000 of PowerHouse's common shares in exchange for 912,265 shares of First Person's common shares, representing 49% of First Person. The shares were valued at $2.50.

On May 28, 2003, First Person entered into a Business Alliance and Software Licensing Agreement (the "Licensing Agreement") with Powerhouse. The agreement grants to PowerHouse an exclusive license for the distribution of the PocketLogin software developed by First Person. The exclusive license is valid for 6 months beginning 30 days after the acceptance of the software by PowerHouse. The agreement calls for the good faith negotiation of future

First Person Software, Inc.
Notes to Financial Statements

leases for the reference product, and for the development of future products. The agreement was extended by mutual agreement until the closing of the merger agreement with PowerHouse (See Note 7). PowerHouse is also obligated to pay First Person a royalty equal to 10% of gross revenue for each product sold that consists of a hardware and software system, and in any event no less than $5.00 per unit sold. PowerHouse is also obligated to pay 50% of gross revenue for software only sales.

First Person has transactions and balances with PowerHouse as of and for the year ended March 31, 2004 and March 31, 2003. The account balances and transactions are as follows:

                                                2004            2003

          Revenue                             $ 34,584        $     --
          Interest income                     $  3,118        $  3,995
          Interest receivable                 $  7,113        $     --
          Note receivable                     $     --        $183,994
          Deferred royalty revenue            $118,416        $     --

Note 7 - Subsequent Events
--------------------------

MERGER AGREEMENT

On May 28, 2004, First Person and its stockholders entered into a merger agreement (the "FPS Merger Agreement" and the transaction contemplated thereby, the "FPS Merger") (either directly as signatories to the FPS Merger Agreement or as parties in interest to the FPS Merger Agreement, represented by a duly authorized representative) with PowerHouse, whereby PowerHouse agreed to acquire approximately 51% of First Person's outstanding common stock, no par value per share ("Common Stock"), in consideration of cash and shares of PowerHouse's common stock, par value $0.0001 per share ("PowerHouse Common Stock"), at an aggregate consideration of $2,500,000. PowerHouse issued 217,938 shares of PowerHouse Common Stock to the holders of the shares of First Person's Common Stock. The consideration included a certain amount of cash that was held in escrow by an authorized agent and was released, subsequent to June 30, 2004, upon the satisfactory review by PowerHouse of the First Person's financial statements, and further included 108,991 shares of PowerHouse Common Stock that are currently being held in escrow by the same agent and that will only be released upon the satisfactory achievement by First Person personnel of certain performance milestones within the applicable periods specified in the FPS Merger Agreement. As of September 17, 2004, it was determined by PowerHouse that First Person personnel had successfully achieved the first milestone.

Pursuant to the FPS Merger Agreement, the number of shares of PowerHouse Common Stock issued in connection with the FPS Merger was based on the average closing price of the PowerHouse Common Stock for a total of twenty days immediately prior and subsequent to the announcement of the acquisition. Immediately prior to the FPS Merger, PowerHouse owned approximately 49% of the outstanding shares of the First Person's Common Stock, which were originally sold to PowerHouse in November 2002. The FPS Merger became effective on June 18, 2004. All the employees of First Person were offered, and accepted, employment with PowerHouse.

EXERCISE OF STOCK OPTIONS

Subsequent to March 31, 2004, two options holders exercised common stock options. First Person received $3,625 and issued 26,500 shares of common stock for these exercises.

STOCK ISSUED FOR SERVICES

Subsequent to March 31, 2004, First Person entered into a consulting agreement for advisory services related to the FPS Merger with PowerHouse. First Person issued 71,983 common shares in consideration for these services.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial information gives effect to the acquisition by PowerHouse Technologies Group, Inc. (the "Company") of all of the common stock of First Person Software, Inc. ("First Person"), which was consummated on June 18, 2004. The unaudited pro forma combined condensed statements of operations for the twelve months ended March 31, 2004 and the six months ended September 30, 2004, have been prepared as if the acquisition had occurred at the beginning of the periods presented. The notes to the pro forma combined condensed financial information describe certain pro forma adjustments to give effect to the purchase transaction had it been consummated at that date.

On August 13, 2004, the Company completed a private placement of Series A Senior Units ("Senior A Units"), comprised of a total of 3,726,684 shares of the Company's Series A Senior Convertible Preferred Stock (the "Senior A Preferred Stock") and five-year warrants (the "Senior A Preferred Warrants") to purchase 1,220,233 shares of the Company's common stock (the "Senior A Units Offering"). The shares of Senior A Preferred Stock were valued at $3.06 per share. The exercise price of the Senior A Preferred Warrants is equal to $3.83 per share. In connection with the Senior A Units Offering, the Company closed on approximately $10,510,653 in funding. That amount includes approximately $2,125,000 received under a bridge financing and approximately $539,000 principal amount of the Company's secured convertible notes, bearing 10% interest per annum with a maturity of 10 years (the "Convertible Notes"), following the conversion of the Convertible Notes into shares of Senior Preferred Stock in connection with the Senior A Units Offering.

The unaudited pro forma combined condensed financial information has been derived from the Company's historical consolidated financial statements and those of First Person and should be read in conjunction with those financial statements and notes, the accompanying notes to the pro forma combined condensed financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this registration statement.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of operating results which would have been achieved had the transaction actually been completed at the beginning of the respective periods. The selected unaudited pro forma combined condensed financial information is not necessarily indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the acquisition.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
Year Ended March 31, 2004

                                                 PowerHouse                             Pro Forma
                                                Technologies      First Person         Adjustments              Pro Forma
                                                 Group, Inc.     Software, Inc.          (Note 2)      Note      Combined
                                                ------------      ------------         ------------            ------------
REVENUES                                             345,585            34,584              (34,584)    (a)         345,585

COST OF SALES                                        214,671                --              (34,584)                180,087
                                                ============      ============         ============            ============

GROSS PROFIT                                         130,914            34,584              (69,168)                165,498
                                                ============      ============         ============            ============

OPERATING EXPENSES:
   Research & Development                            108,392           131,273                   --                 239,665
   Sales & Marketing                               1,782,344           125,063                   --               1,907,407
   General & Administrative                        2,611,467           104,289              459,427     (b)       3,175,183
                                                ------------      ------------         ------------            ------------

      Total Operating Expenses                     4,502,203           360,625              459,427               5,322,255

NON-OPERATING INCOME (EXPENSES):
   Loss due to theft                              (1,789,411)               --                   --              (1,789,411)
   Equity loss in investee                          (152,345)               --              152,345     (c)              --
   Interest income (expense)                         (63,884)            3,118           (2,318,244) (a)(d)      (2,379,010)
   Other income                                           --               446                   --                     446
   Other expense                                     (20,364)               --                   --                 (20,364)
                                                ------------      ------------         ------------            ------------

      Total non-operating income (expenses)       (2,026,004)            3,564           (2,165,899)             (4,188,339)

LOSS BEFORE INCOME TAXES                          (6,397,293)         (322,477)          (2,625,326)             (9,345,096)

PROVISION FOR INCOME TAXES                               800               800                   --                   1,600
                                                ------------      ------------         ------------            ------------

NET LOSS                                          (6,398,093)         (323,277)          (2,625,326)             (9,346,696)
                                                ============      ============         ============            ============

LESS: DIVIDENDS ON SENIOR A PREFERRED STOCK               --                --            7,480,476     (e)       7,480,476
                                                ------------      ------------         ------------            ------------

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS       ($ 6,398,093)     ($   323,277)        ($10,105,802)           ($16,827,172)
                                                ============      ============         ============            ============

BASIC AND DILUTED LOSS PER SHARE                ($      1.95)               --                   --            ($      7.09)
                                                ============      ============         ============            ============

WEIGHTED AVERAGE OUTSTANDING SHARES                3,285,107                --             (910,588)    (f)       2,374,519
                                                ============      ============         ============            ============

See accompanying notes to financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
Six Months Ended September 30, 2004 (unaudited)

                                                 PowerHouse                          Pro Forma
                                                Technologies      First Person      Adjustments           Pro Forma
                                                 Group, Inc.     Software, Inc.       (Note 1)            Combined
                                                 (unaudited)      (unaudited)       (unaudited)   Note   (unaudited)
                                                ------------      ------------      ------------         ------------
REVENUES                                        $     94,523      $         --      $         --         $     94,523

COST OF SALES                                         68,216                --                --               68,216
                                                ============      ============      ============         ============

GROSS PROFIT                                          26,307                --                --               26,307
                                                ============      ============      ============         ============

OPERATING EXPENSES:
   Research & Development                            138,594            19,377                --              157,971
   Sales & Marketing                               1,261,557            18,576                --            1,280,133
   General & Administrative                        2,206,385           176,121           128,183(a)         2,510,689
                                                ------------      ------------      ------------         ------------

      Total Operating Expenses                     3,606,536           214,074           128,183            3,948,793

NON-OPERATING INCOME (EXPENSES):
   Equity loss in investee                           (24,365)               --            24,365(b)                --
   Interest expense                               (2,146,690)               --                --           (2,146,690)
   Other income                                       28,583                --                --               28,583
   Other expense                                          --                --                --                   --
                                                ------------      ------------      ------------         ------------

      Total non-operating income (expenses)       (2,142,472)               --            24,365           (2,118,107)

LOSS BEFORE INCOME TAXES                          (5,722,701)         (214,074)         (103,818)          (6,040,593)

PROVISION FOR INCOME TAXES                               800                --                --                  800
                                                ------------      ------------      ------------         ------------

NET LOSS                                        $ (5,723,501)     $   (214,074)     $   (103,818)        $ (6,041,393)
                                                ============      ============      ============         ============

LESS: DIVIDENDS ON SENIOR
  A PREFERRED STOCK                                7,608,624                --           147,540(c)         7,756,164
                                                ------------      ------------      ------------         ------------

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS       $(13,332,125)     $   (214,074)     $   (251,358)        $(13,797,557)
                                                ============      ============      ============         ============

BASIC AND DILUTED LOSS PER SHARE                ($      4.22)               --                --         ($      4.05)
                                                ============      ============      ============         ============

WEIGHTED AVERAGE OUTSTANDING SHARES                3,160,539                --           245,179(d)         3,405,718
                                                ============      ============      ============         ============

See accompanying notes to financial statements.

First Person Software, Inc.
Notes to Financial Statements

Note 1 - Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended March 31, 2004

The following adjustments were applied to the Registrant's historical statement of operations and those of First Person as of year ended March 31, 2004.

      (a)   Elimination of inter-company activity.

      (b)   Project amortization of intangible based on 5 year life.

      (c) Elimination of the Registrant recognition of First Person operating losses.

      (d) Pro forma expense for interest related to conversion of Convertible and Bridge note.

      (e) This represents the beneficial conversion costs related to the convertibility of the Senior A and Junior A Preferred share and warrants issued with the Junior A Preferred shares ($6,782,668), and the cost associated with dividends payable on Senior A Preferred stock ($697,808).

      (f) Accounts for the effect on Common Stock from the Rescission Offer (exchange of 1,082,026 for Junior A Preferred shares, and a reduction of 46,500 through repurchase), and the issuance of shares from the merger with First Person (217,938). The net change is a pro forma reduction of Common Stock of 910,588 shares assuming the transactions had occurred at the beginning of the period.

Note 2 - Unaudited Pro Forma Combined Condensed Statement of Operations for the Six Months Ended September 30, 2004

The following adjustments were applied to the Company's historical statement of operations and those of First Person as of the period ended September 30, 2004 (unaudited).

      (a) Reflects amortization of software technology as if owned for entire period.

      (b)   Elimination of inter-company activity.

      (c) Represents 8% dividends on Senior A Preferred Stock for entire period.

      (d) Presents the total amount of shares issued in the First Person transaction as if it occurred at the beginning of the period.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      Previous Independent Accountant
      -------------------------------

As reported in the Company's report on Form 8-K filed on November 21, 2003, effective November 19, 2003, the Company dismissed Kenny H. Lee, CPA Group, Inc. ("Lee") as the Company's independent accountant.

Lee had served as the Company's principal independent accountant to audit the Company's financial statements for the fiscal years ended March 31, 2002, and March 31, 2003. Lee's audit reports for fiscal years ended March 31, 2002, and March 31, 2003, contained a qualification regarding the Company's ability to continue as a going concern due to incurred net losses, accumulated deficits, defaults in lines of credit due to recurring losses from operations, and the inability to obtain adequate financing and such audit reports stated these factors raised "substantial doubt" about the Company's ability to continue as a going concern (the "Going Concern Qualifications"). The audited financial statements of the Company for the fiscal years ended March 31, 2002, and March 31, 2003, did not include any adjustments in respect of the Going Concern Qualifications.

Other than the Going Concern Qualifications, the audit reports of Lee on the financial statements of the Company for the fiscal years ended March 31, 2002, and March 31, 2003, and any subsequent interim period, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The dismissal of Lee was approved by the Audit Committee of the Board of Directors of the Company on November 14, 2003.

In connection with the audits of the financial statements of the Company for the fiscal years ended March 31, 2002, and March 31, 2003, and any subsequent interim period, the Company had no disagreement with Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Lee, would have caused Lee to make reference to the subject matter of the disagreement(s) in connection with Lee's reports.

During the Company's fiscal years ended March 31, 2002, and March 31, 2003, and all subsequent interim periods, Lee did not advise the Company of any of the matters identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

The Company requested that Lee furnish it with a letter addressed to the Securities and Exchange Commission stating whether Lee agreed with the above statements and, if not, stating the respects in which Lee did not agree. A letter from Lee expressing his agreement with the statements contained in the Form 8-K filed on November 14, 2003 is attached hereto as Exhibit 16.1.

      New Independent Accountant
      --------------------------

As of November 14, 2003, the Company engaged Hein & Associates LLP ("Hein") as its new independent accountants. The engagement of Hein was approved by the Audit Committee of the Board of Directors of the Company on November 14, 2003.

During the fiscal years ended March 31, 2002, and March 31, 2003, and all subsequent interim periods prior to the engagement of Hein, neither the Company nor anyone acting on the Company's behalf consulted Hein regarding either of the following: (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statement, and neither a written report nor oral advice was provided by Hein to the Company that Hein concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a "disagreement," as that term is defined in Item 304(a)(l)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B, or a "reportable event," as that term is defined in Item 304(a)(l)(iv) of Regulation S-B.

                                     EXPERTS

The financial statements appearing in this Prospectus and Registration Statement have been audited by Hein & Associates, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

                                  LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Cadwalader, Wickersham & Taft LLP.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company's Certificate of Incorporation includes provisions that limit the personal liability of the directors for monetary damages for breach of their fiduciary duty of directors. The Certificate of Incorporation provides that, to the fullest extent provided by the DGCL, the directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors. The DGCL does not permit a provision in a corporation's certificate of incorporation that would eliminate such liability (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(3) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (4) for any transaction from which a director derived an improper personal benefit.

While these provisions provide the directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of our Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to the officers of the Company who are not directors.

The Company's Bylaws provide that, to the fullest extent permitted by the DGCL, it shall indemnify the directors and officers, and may indemnify its employees and agents. Such indemnification may be made only if the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Bylaws further provide that the Company may indemnify a director, officer, employee or agent to the fullest extent permitted by the DGCL. At present, there is no pending litigation or proceeding involving any directors, officers, employees or agents in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (other than underwriting discounts and commissions:

Securities and Exchange Commission registration
   fee                                                             $4,154
Legal fees and expenses                                           $30,000
Accounting fees and expenses                                      $10,000
Transfer agent and registrar fees and expenses                     $3,000
Miscellaneous                                                      $7,000
                                                          ----------------
   Total                                                          $54,154

                     RECENT SALES OF UNREGISTERED SECURITIES

The following is a description of unregistered securities sold by the Company within the last three years. Those transactions marked with an asterisk (*) were conducted prior to the May 19, 2003 business combination with PowerHouse Studios and prior to the involvement of current management. The Company has been unable to obtain verification of the transactions noted with an asterisk from prior management or the Company's prior professional and other representatives, and, therefore, is relying on the previous disclosure of these transactions in its Form 10-KSB filed for the fiscal year ended March 31, 2003, which was prepared by former management.

*In 2001, the Company sold 285,714 shares of its Common Stock for $0.035 cents per share, raising $10,000. This offering was made pursuant to an exemption afforded by Rule 506 promulgated under the Securities Act.

*In May 2002, the Company issued 3,121,644 restricted shares of Common Stock to a certain party who elected to convert to Common Stock pursuant to the terms of a convertible note issued on October 1, 2001.

*In May 2002, the Company issued 10,902,200 restricted shares of its Common Stock to certain related parties who elected to convert to Common Stock pursuant to the terms of a convertible note issued on October 1, 2001. The convertible note matured on November 3, 2002 bearing an interest rate of 12% per annum and the conversion was agreed to by the holders when the Company could not repay certain promissory notes.

*In June 2002, the Company issued 2,737,500 restricted shares of Common Stock to convert 1,825,000 preferred shares to common shares pursuant to the terms of a Preferred Stock Agreement.

*On July 23 2002, the Board of Directors authorized the issuance of 7,952,060 restricted shares of Common Stock to ChinatrustUSA for settlement of an outstanding bank debt.

*On July 23, 2002, the Company issued 1,000,000 shares of Common Stock under a Registration Statement on S-8 filing under the Securities Act to the Law Offices of Dieterich and Associates for legal services provided to the Company.

*On July 23, 2002, the Board of Directors authorized the issuance of a total of 32,822,853 restricted shares of Common Stock to Agate Technologies, Inc., California for 25,620,775 restricted shares of Common Stock, ei Corp California for 877,180 restricted shares of Common Stock, and CSF Partners, Inc. for 6,324,898 restricted shares of Common Stock. All issuances were made pursuant to an agreement signed with CSF Partners Inc. for the sale of the Company's subsidiaries.

*On August 20, 2002, the Company issued 21,937,890 restricted shares of Common Stock to the Company's officers for deferred compensation owed.

*On September 13, 2002, the Company issued 5,691,260 restricted shares of Common Stock to Gordon Pan in settlement of a stockholder loan. Of this amount, 800,000 restricted shares of Common Stock are currently being held in escrow pursuant to a debt-for-shares agreement, but are considered to be owned by Mr. Pan.

The number of shares set forth in the preceding, asterisk-marked paragraphs, which aggregate of 86,451,121 shares, does not reflect the 1:122 reverse stock split effected by the Company after May 19, 2003, when new management took control of the Company. Following that reverse stock split, the number of such shares was reduced to, and currently remains, approximately 708,615 shares, which represents 18.9 % of the Company's outstanding Common Stock, including shares reserved for issuance upon conversion of currently outstanding convertible preferred stock but not including any shares held by members of the Proctor Group.


*From June 2002 through July 2003, the Company issued 1,248,191 shares of Common Stock to stockholders in connection with the Private Placement Memorandum offered by the Proctor Group (see the discussion under the caption "Legal Proceedings" beginning on page 41). This number of shares reflects the 1:122 reverse stock split. Following a rescission offer made to the holders thereof in June 2004, a total of 119,665 shares of Common Stock remain outstanding. The balance were either retired through cash payments or were exchanged for shares of Junior A Preferred Stock of the Company by the holders thereof. The completion of the rescission offer occurred after March 31, 2004, and the issuance of securities thereunder was not registered under the Securities Act in reliance on the exemption therefrom afforded by Section 4(2) thereof and Regulation D promulgated thereunder (see the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 30).

On December 23, 2003, the Company issued 60,000 shares of Common Stock to certain employees, past employees and directors for services rendered to the Company. The shares were valued at $4.65 per share. The shares were acquired for investment only, and not for distribution. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Common Stock.

On March 15, 2004, the Company issued 40,000 shares of Common Stock to The Hoffman Agency as payment for customary public relations and promotional services rendered to the Company. The shares were valued at $2.75 per share. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Common Stock.

On March 29, 2004, the Company issued 50,000 shares of Common Stock to certain individuals who operate as a group, Red Centre Consulting Limited, performing sales and marketing services in western Europe. The shares were valued at $5.00. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Common Stock.

On March 29, 2004, the Company issued 79,800 shares of Common Stock to certain individuals who operate as a group New Health Systems performing product development services. The shares were valued at $3.50 per share. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Common Stock.

On June 4, 2004, the Company issued 1,082,026 shares of Junior A Preferred Stock to certain investors in connection with its Rescission Offering and Junior A Units Offering. The shares were valued at $3.06 per share. The closing market price of the Common Stock on June 3, 2004, the day immediately prior to the transaction was $4.25 per share. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Senior A Preferred Stock.

On June 9, 2004, the Company issued 15,000 shares of Common Stock to San Diego Torrey Hills Capital as payment for consulting services rendered to the Company. The shares were valued at $5.75 per share. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Common Stock.

As of August 13, 2004, the Company issued 3,726,684 shares of Senior A Preferred Stock to certain institutional investors in connection with its Senior A Units Offering. The shares were valued at $3.06 per share. The closing market price of the Common Stock on August 12, 2004, the day immediately prior to the transaction was $3.55 per share. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Senior A Preferred Stock.

On August 13, 2004, the Company issued Common Placement Agent Warrants to purchase 68,559 shares of Common Stock and Preferred Placement Agent Warrants to purchase 264,775 shares of Senior A Preferred Stock. The shares of Common Stock were valued at $2.29 per share and the shares of Senior A Preferred Stock were valued at $3.06 per share. The closing market price of the Common Stock on August 12, 2004, the day immediately prior to the transaction was $3.55 per share. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Senior A Preferred Stock.

On September 7, 2004,  the Company  issued  10,000  shares of Common Stock to an
individual  for  performing   product  research  and   documentation   services.
Consulting expense of $32,500 was recorded related to these shares.

On September 17, 2004, the Company issued a total of 27,241 shares of Common Stock in connection with the completion of a certain performance milestone set forth in the FPS Merger Agreement, in connection with the Company's acquisition of the shares of First Person that were not previously owned by the Company on June 18, 2004. An additional 81,750 shares of Common Stock is reserved for issuance contingent upon the completion of certain additional performance milestones. The Company increased the value of the assets purchased from First Person by $88,533 related to this issuance.

                                    EXHIBITS

1. Agreement and Plan of Merger, dated as of May 28, 2004, by and among the Company, PowerHouse Acquisition, First Person, Christopher Neumann, David Brett Levine and Karl Jacob, acting solely as stockholder representative, hereby incorporated by reference from the Company's Current Report on Form 8-K filed on July 6, 2004.

3.1 Company's Articles of Incorporation, as amended.

3.2 Company's Bylaws, hereby incorporated by reference from the Company's Annual Report on Form 10-KSB filed on July 14, 2004.

4.1 Common Stock Purchase Warrant, dated as of April 23, 2004.

4.2 Common Stock Purchase Warrant, dated as of August 13, 2004.

4.3 Certificate of Designations, Preferences and Rights of Series A Senior Convertible Preferred Stock, hereby incorporated by reference from the Company's Quarterly Report on Form 10-QSB filed on September 13, 2004.

4.4 Certificate of Designations, Preferences and Rights of Series A Junior Convertible Preferred Stock, hereby incorporated by reference from the Company's Quarterly Report on Form 10-QSB filed on September 13, 2004.

5.1 Opinion of Cadwalader, Wickersham & Taft, LLP.

10.1 Series A Senior Units Purchase Agreement, dated as of April 23, 2004.

10.2 Series A Senior Units Purchase Agreement, dated August 13, 2004, as of April 23, 2004.

16. Letter regarding the change in independent accountant, hereby incorporated by reference from the Company's Current Report on Form 8-K filed on December 10, 2003.

21. List of subsidiaries, hereby incorporated by reference from the Company's Annual Report on Form 10-KSB filed on July 14, 2004.

23.1 Consent of Hein & Associates LLP, Independent Registered Public Accounting.

                                  UNDERTAKINGS

      5. The undersigned registrant hereby undertakes:

            (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (1) To include any prospectus  required by section 10(a)(3) of the Securities Act;

                  (2) To reflect in the  prospectus  any facts or events  which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (3) To include any additional or changed material  information with respect to the plan of distribution.

            (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed its behalf by the undersigned, in the city of San Ramon, state of California, on August 13, 2004.

POWERHOUSE TECHNOLOGIES GROUP, INC.


By:  /s/ Jay Elliot
     -----------------------------------
     Jay Elliot, Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Date: December 22, 2004                By: /s/ Jay Elliot
                                           ----------------------------------
                                           Jay Elliot
                                           Chairman of the Board and Chief
                                           Executive Officer
                                           (Principal Executive Officer)


Date: December 22, 2004                By: /s/ David R. Wells
                                           ----------------------------------
                                           David R. Wells
                                           Vice President Finance Operations
                                           (Principal Financial and
                                           Accounting Officer)


Date: December 22, 2004                By: /s/ Greg Duffell
                                           ----------------------------------
                                           Greg Duffell
                                           Director